   As filed with the Securities and Exchange Commission on April 7, 1998
                                                     Registration No. 333-46013

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549
                            _______________________

                                AMENDMENT NO. 1
                                      TO

                                    FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            _______________________

                          TUESDAY MORNING CORPORATION

             (Exact name of registrant as specified in its charter)
                            _______________________

           DELAWARE                            6749                    75-2398532
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification No.)

                           _______________________

                               14621 INWOOD ROAD
                               DALLAS, TX  75244
                          TELEPHONE:  (972) 387-3562
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                                     Copy to:
MARK E. JARVIS                                                    JAMES S. ROWE
TUESDAY MORNING CORPORATION                                      KIRKLAND & ELLIS
14621 INWOOD ROAD                                            200 EAST RANDOLPH DRIVE
DALLAS, TX  75244                                            CHICAGO, ILLINOIS  60601
TELEPHONE:  (972) 387-3562                                        (312) 861-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

                           _______________________


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.[_]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                    REQUIRED BY ITEMS OF PART I OF FORM S-4

      REGISTRATION STATEMENT
      ITEM NUMBER AND CAPTION            CAPTION OR LOCATION IN PROSPECTUS
      -----------------------            ---------------------------------
 1. Forepart of Registration
    Statement and Outside Front
    Cover Page of Prospectus......  Outside Front Cover Page
 2. Inside Front and Outside Back   Inside Front Cover Page; Outside Back Cover
    Cover Pages of Prospectus.....  Page
 3. Risk Factors, Ratio of
    Earnings to Fixed Charges and   Prospectus Summary; Unaudited Pro Forma
    Other Information.............  Financial Statements; Selected Consolidated
                                    Financial Data
 4. Terms of the Transaction......  Outside Front Cover Page; Prospectus
                                    Summary; Description of the Units; The
                                    Preferred Stock Exchange Offer; Certain
                                    Federal Income Tax Consequences
 5. Pro Forma Financial
    Information...................  Unaudited Pro Forma Financial Statements
 6. Material Contracts with the
    Company Being Acquired........  Certain Transactions
 7. Additional Information
    Required......................  Inapplicable
 8. Interests of Named Experts and
    Counsel.......................  Legal Matters; Experts
 9. Disclosure of Commission
    Position on Indemnification
    for Securities Act
    Liabilities...................  Inapplicable
10. Information with Respect to S-
    3 Registrants.................  Inapplicable
11. Incorporation of Certain
    Information by Reference......  Inapplicable
12. Information with Respect to S-
    3 or S-2 Registrants..........  Inapplicable
13. Incorporation of Certain
    Information by Reference......  Inapplicable
14. Information with Respect to
    Registrants other than S-3 or   Outside Front Cover Page; Prospectus
    S-2 Registrants...............  Summary; Risk Factors; Use of Proceeds;
                                    Capitalization; Unaudited Pro Forma
                                    Financial Statements; Selected Consolidated
                                    Financial Data; Management's Discussion and
                                    Analysis of Financial Condition and Results
                                    of Operations; Business; Management;
                                    Certain Transactions; Principal
                                    Shareholders; Description of the Senior
                                    Credit Facility
15. Information with Respect to S-
    3 Companies...................  Inapplicable
16. Information with Respect to S-
    3 or S-2 Companies............  Inapplicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may + +offers to buy be accepted prior to the time the registration statement becomes+
+effective. This prospectus shall not constitute an offer to sell or the       +
+solicitation of an offer to buy nor shall there be any sale of these          +
+securities in any State in which such offer, solicitation or sale would be + +unlawful prior to the registration or qualification under the securities laws +
+of any such State.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED APRIL 7, 1998
   PROSPECTUS
 APRIL 8, 1998

                          TUESDAY MORNING CORPORATION

          OFFER TO EXCHANGE ITS 13 1/4% SERIES B SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2009 FOR ANY AND ALL OF ITS OUTSTANDING 13 1/4% SERIES A
                 SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2009

      THE SENIOR PREFERRED STOCK EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 11, 1998, UNLESS EXTENDED.

   Tuesday Morning Corporation, a Delaware corporation (the "Company"), hereby offers (the "Preferred Stock Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $100 liquidation preference of its Series B 13 1/4% Senior Exchangeable Preferred Stock due 2009 (the "New Senior Exchangeable Preferred Stock"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $100 liquidation preference of its outstanding 13 1/4% Senior Exchangeable Preferred Stock due 2009 (the "Old Senior Exchangeable Preferred Stock"), of which $25,699,306 liquidation preference is outstanding. The form and terms of the New Senior Exchangeable Preferred Stock are the same as the form and term of the Old Senior Exchangeable Preferred Stock (which they replace), except that the New Senior Exchangeable Preferred Stock will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to liquidated damages which were included in the terms of the Old Senior Exchangeable Preferred Stock in certain circumstances relating to the timing of the Preferred Stock Exchange Offer. The New Senior Exchangeable Preferred Stock will evidence the same equity as the Old Senior Exchangeable Preferred Stock (which they replace) and will be issued under and be entitled to the benefits of a Certificate of Designation (the "Certificate of Designation"). The Old Senior Exchangeable Preferred Stock and the New Senior Exchangeable Preferred Stock are sometimes referred to herein collectively as the "Senior Exchangeable Preferred Stock." See "The Preferred Stock Exchange Offer" and "Description of Securities--Senior Exchangeable Preferred Stock."

   Each share of New Senior Exchangeable Preferred Stock will have, as the Old Senior Exchangeable Preferred Stock (which they replace) has, a liquidation preference of $100 per share. Dividends on the Senior Exchangeable Preferred Stock will accrue in each period ending on March 15, June 15, September 15 and December 15 of each year at a rate of 13.25% per annum of the liquidation preference. On or prior to December 15, 2002, the Company may, at its option, pay dividends either in cash or in additional fully paid and non-assessable shares of Senior Exchangeable Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. After December 15, 2002, dividends may be paid in cash only.

   On any scheduled dividend payment date, the Company may, at its option, but subject to certain conditions, exchange all but not less than all of the shares of Senior Exchangeable Preferred Stock then outstanding for the Company's
13 1/4% Subordinated Exchange Debentures due 2009 (the "Exchange Debentures"). See "Description of the Units--New Senior Exchangeable Preferred Stock-- Exchange." The Exchange Debentures will bear interest at a rate of 13.25% per annum, payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing with the first such date to occur after the date of exchange. On or before December 15, 2002, the Company may, at its option, pay interest in cash or in additional Exchange Debentures having an aggregate principal amount equal to the amount of such interest. After December 15, 2002, interest may be paid in cash only.

   The Senior Exchangeable Preferred Stock and the Exchange Debentures will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, on or after December 15, 2002, at the redemption prices set forth herein, plus, in the case of the Senior Exchangeable Preferred Stock, accumulated and unpaid dividends thereon to the date of redemption, or in the case of the Exchange Debentures, accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to December 15, 2001, the Company may redeem for cash all, but not less than all, of the outstanding Senior Exchangeable Preferred Stock or the Exchange Debentures within 20 days of a Public Equity Offering (as defined) with the net proceeds of the offering at a redemption price equal to, in the case of the Senior Exchangeable Preferred Stock, 113.25% of the aggregate liquidation preference thereon, plus accumulated and unpaid dividends thereon to the date of redemption, or in the case of the Exchange Debentures, 113.25% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

                                             (Cover continued on following page)

                            _______________________

   SEE "RISK FACTORS," BEGINNING ON PAGE 15, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD SENIOR EXCHANGEABLE PREFERRED STOCK IN THE PREFERRED STOCK EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

(Cover page continued)

  Upon the occurrence of a Change in Control, each holder of Senior Exchangeable Preferred Stock and the Exchange Debentures may require the Company to purchase all or any part of such holder's Senior Exchangeable Preferred Stock or Exchange Debentures at a purchase price in cash equal to 101% of the original liquidation preference or aggregate principal amount (as the case may be) thereof, plus, in the case of the Senior Exchangeable Preferred Stock, accumulated and unpaid dividends per share to the date of purchase, or in the case of the Exchange Debentures, accrued and unpaid interest, if any, to the date of purchase. In the event of a Change in Control, there can be no assurance that the Company will have, or will have access to, sufficient funds to repurchase the Senior Exchangeable Preferred Stock or the Exchange Debentures or to pay the holders of the Senior Exchangeable Preferred Stock or the Exchange Debentures. See "Risk Factors--Subordination of the New Senior Exchangeable Preferred Stock and Exchange Debentures," "Risk Factors--Change in Control," "Description of the Units--New Senior Exchangeable Preferred Stock--Certain Provisions" and "Description of the Units--The Exchange Debentures--Certain Covenants."

  The Company will accept for exchange any and all Old Senior Exchangeable Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time on May 11, 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Senior Exchangeable Preferred Stock may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Preferred Stock Exchange Offer is subject to certain customary conditions. The Old Senior Exchangeable Preferred Stock were sold by the Company on December 29, 1997 to the Initial Purchaser (as defined herein) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Unit Offering"). The Initial Purchaser subsequently placed the Old Senior Exchangeable Preferred Stock with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Old Senior Exchangeable Preferred Stock may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Senior Exchangeable Preferred Stock are being offered hereunder in order to satisfy the obligations of the Company under the Preferred Stock Registration Rights Agreement (as defined herein) entered into by the Company and the Initial Purchaser in connection with the Initial Unit Offering. See "The Preferred Stock Exchange Offer."

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes that the New Senior Exchangeable Preferred Stock issued pursuant to the Preferred Stock Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Senior Exchangeable Preferred Stock are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Senior Exchangeable Preferred Stock. See "The Preferred Stock Exchange Offer--Resale of the New Senior Exchangeable Preferred Stock." Each broker-dealer (a "Participating Broker-Dealer") that receives New Senior Exchangeable Preferred Stock for its own account pursuant to the Preferred Stock Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Senior Exchangeable Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Senior Exchangeable Preferred Stock received in exchange for Old Senior Exchangeable Preferred Stock where such Old Senior Exchangeable Preferred Stock were acquired by such Participating Broker-Dealer as a result of marketmaking activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

  Holders of Old Senior Exchangeable Preferred Stock not tendered and accepted in the Preferred Stock Exchange Offer will continue to hold such Old Senior Exchangeable Preferred Stock and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Certificate of Designation and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Preferred Stock Exchange Offer. See "The Preferred Stock Exchange Offer."

  There has not previously been any public market for the Old Senior Exchangeable Preferred Stock or the New Senior Exchangeable Preferred Stock.
The Company does not intend to list the New Senior Exchangeable Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. The Old Senior Exchangeable Preferred Stock are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. However, there can be no assurance that an active market for the New Senior Exchangeable Preferred Stock will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of Senior Exchangeable Preferred Stock." Moreover, to the extent that Old Senior Exchangeable Preferred Stock are tendered and accepted in the Preferred Stock Exchange Offer, the trading market for untendered and tendered but unaccepted Old Senior Exchangeable Preferred Stock could be adversely affected.

  Concurrent with the Initial Unit Offering, the Company sold $100,000,000 aggregate principal amount of its 11% Senior Subordinated Notes due 2007 (the "Old Notes") (the "Initial Offering" and, together with the Initial Unit Offering, the "Initial Offerings").

(Cover page continued)

  Concurrent with the Preferred Stock Exchange Offer, the Company is offering (the "Exchange Offer") to exchange $100 principal amount of its Series B 11% Senior Subordinated Notes (the "Exchange Notes") for each $100 principal amount of its outstanding Old Notes. The Exchange Notes and the Old Notes are sometimes referred to herein collectively as the "Notes." The Exchange Offer and the Preferred Stock Exchange Offer are sometimes referred to herein collectively as the "Exchange Offers." See "Summary--Concurrent Exchange Offer." The Old Notes, the Exchange Notes, the New Senior Exchangeable Preferred Stock, the Old Senior Exchangeable Preferred Stock and the Exchange Debentures are sometimes referred to herein collectively as the "Securities."


             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  CERTAIN OF THE MATTERS DISCUSSED IN THIS PROSPECTUS MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH FORWARD-LOOKING STATEMENTS MAY INVOLVE UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS AND PERFORMANCE OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS OR PERFORMANCE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. CAUTIONARY STATEMENTS REGARDING THE RISKS ASSOCIATED WITH SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, THOSE STATEMENTS INCLUDED UNDER "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." CERTAIN OF SUCH RISKS AND UNCERTAINTIES RELATE TO THE HIGHLY LEVERAGED NATURE OF THE COMPANY, THE RESTRICTIONS IMPOSED ON THE COMPANY BY CERTAIN INDEBTEDNESS, THE SENSITIVITY OF THE COMPANY TO ADVERSE TRENDS IN THE GENERAL ECONOMY, THE HIGH DEGREE OF COMPETITION IN THE COMPANY'S INDUSTRY, THE VARIABILITY OF THE COMPANY'S QUARTERLY RESULTS AND THE COMPANY'S SEASONALITY, THE ABILITY OF THE COMPANY TO IDENTIFY, LOCATE AND PROCURE MERCHANDISE AT SUITABLE PRICES, THE ABILITY OF THE COMPANY TO CONTINUE ITS EXPANSION, THE CONTROL OF THE COMPANY BY MADISON DEARBORN CAPITAL PARTNERS II, L.P. AND THE DEPENDENCE OF THE COMPANY ON KEY PERSONNEL, AMONG OTHERS.

  ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY ARE EXPRESSLY QUALIFIED BY THE FOREGOING CAUTIONARY STATEMENTS.


                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "The Preferred Stock Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Senior Exchangeable Preferred Stock being offered hereby. This Prospectus does not contain all the information set forth in the Preferred Stock Exchange Offer Registration Statement. For further information with respect to the Company and the Preferred Stock Exchange Offer, reference is made to the Preferred Stock Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Preferred Stock Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. In addition, the Company files periodic reporting and other information requirements of the Exchange Act. The Preferred Stock Exchange Offer Registration Statement, including the exhibits thereto, and periodic reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

  In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Senior Exchangeable Preferred Stock remain outstanding, it will furnish to the holders of the Senior Exchangeable Preferred Stock and, to the extent permitted by applicable law or regulation, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereof by the Company's independent certified public accountants and (ii) all reports that would be required to be filed on Form 8-K if it were required to file such reports. In addition, for so long as any of the Senior Exchangeable Preferred Stock remain outstanding, the Company has agreed to make available to any prospective purchaser of the Senior Exchangeable Preferred Stock or beneficial owner of the Senior Exchangeable Preferred Stock, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

________________________________________________________________________________

                              PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. The following summary information is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements (including the notes thereto) included elsewhere in this Prospectus. Unless otherwise indicated, references to the "Company" or "Tuesday Morning" are to Tuesday Morning Corporation and its subsidiaries. The pro forma consolidated statement of operations for the period presented gives effect to the Transactions as if they were consummated on January 1, 1997. See "--The Transactions."

                                  THE COMPANY

     Tuesday Morning is the largest closeout retailer of upscale gift and home furnishings merchandise in the United States, with 323 stores in 33 states. The Company operates its stores during seven annual "sales events" that last from four to seven weeks, while closing them for the remaining weeks of the year. Tuesday Morning does not sell seconds, irregulars or factory rejects, but rather specializes in first quality, brand name merchandise such as Ralph Lauren bed linens, Waterman pens, Limoges hand-decorated boxes, Mikasa dishes, Farberware cookware, Daum French crystal, Martex bath towels, Fisher-Price toys, Samsonite luggage and Spode china. The Company purchases its merchandise at closeout and sells it at prices that are 50% to 80% below those generally charged by department and specialty stores. The Company believes that its event-based selling strategy, combined with high quality, reasonably priced merchandise, attracts upscale "bargain hunters" with strong loyalty to the Company.


     The Company was formed and opened its first store in 1974. Since its initial public offering in 1986, the Company has increased its number of stores from 63 to 323, and has achieved compound annual growth rates for sales and EBITDA of 16.3% and 16.6%, respectively. During the year ended December 31, 1997, the Company generated comparable store sales growth of 18% and net sales and EBITDA of $327.3 million and $41.6 million, respectively. This represents an increase of 27.5% and 60.5%, respectively, over sales and EBITDA for the year ended December 31, 1996.

BUSINESS STRENGTHS

     The Company's success has been largely based on the following strengths:

     Unique Event-Based Format. The Company distinguishes itself from other retailers with a unique "event-based" selling strategy, creating the equivalent of seven "grand openings" each year. The Company believes that the closing and reopening of its stores heightens customers' expectations of finding new, undiscovered merchandise and intensifies their sense of urgency to buy the Company's products, which are available only in limited quantities. Consistent with this approach, the Company typically realizes approximately 40% of an event's total sales in the first four or five days of the event (Wednesday or Thursday to Sunday).

     Strong Merchandising Capabilities. The Company employs a talented and experienced buying team, which has grown from 10 buyers in 1993 to 22 buyers in 1997, with an average of nearly 20 years of retail experience. The Company's buyers and its reputation as a preferred, reliable purchaser have enabled it to establish excellent, long-term relationships with a diverse group of top-of-the-line vendors. The Company obtains its merchandise primarily by purchasing from manufacturers their end-of-line products which did not meet their sales expectations, or merchandise left over from cancellations of orders placed by other retailers. Merchandise is also obtained by contracting for production from manufacturers during periods of lower production. Through its approximately 1,000 vendor relationships, the Company has become one of the largest retailers for certain categories of luxury brand merchandise, such as European handmade crystal and fine quality Oriental rugs from China and India. The Company believes that certain top-of-the-line vendors such as Rosenthal and Samsonite prefer to liquidate a majority of their excess inventory

________________________________________________________________________________

________________________________________________________________________________

through the Company because of its access to an upscale customer base and its ability to dispose of high-end, closeout merchandise quickly and without disruption to their normal retail channels.

     Dedicated, Upscale Customer Base. Tuesday Morning has an upscale, loyal customer following. The Company has developed and maintains a proprietary preferred customer mailing list of over 4,000,000 customers who have visited its stores and requested to receive mailings in advance of the Company's sales events. Customer loyalty is evidenced by the fact that the Company derives approximately 31% of its sales during the first two or three days of each sales event, which is advertised only by a mailing to those individuals on the list. The Company believes, based on its internal research, that its customers are primarily female from households headed by professionals, typically ranging in age from 25 to 54 and having a median family income of approximately $55,000. In addition, the Company believes its customers are knowledgeable shoppers who frequent five or more national department stores and are able to recognize the Company's favorable pricing on first quality, name brand merchandise.

     Strong Financial Characteristics. Tuesday Morning has demonstrated an ability to consistently grow sales while generating strong cash flow. For the year ended December 31, 1997, Tuesday Morning generated EBITDA of
$41.6 million, a 60.5% increase over the comparable period in 1996. During this same period, capital expenditures were $5.3 million. The Company has consistently grown its EBITDA since 1993 due to the improved profitability of its existing store base, while requiring only modest capital expenditures to fund growth.

     Flexible, Low Cost Real Estate Approach. The Company's stores are destination-oriented, and can therefore be located in secondary locations of major suburban markets, such as strip malls and warehouse zones, in close proximity to their target customers. As a result, the Company's real estate costs are significantly lower than those of many other retailers, averaging approximately $8 per square foot. In addition, virtually all new leases contain a "kick" clause that gives the Company the ability to terminate the lease without penalty for up to 18 months after lease inception. These kick clauses provide the Company with significant downside protection in opening new stores by allowing it to vacate a site that initially proves unprofitable. The Company is able to obtain kick clauses because it seldom requires significant build out of a lease site and because it is able to make productive use of challenging space.

     Integrated Management Information Systems and Inventory Controls. The Company believes its management information systems are among the most advanced in the retailing industry. These systems enable the Company to manage its flow of almost 80,000 SKUs from approximately 1,000 vendors on a real-time basis in order to make timely and accurate purchasing, distribution and merchandising decisions. The Company's proprietary merchandising and inventory control systems, point of sale system and state-of-the-art distribution management system are integrated with its financial reporting systems, providing the Company's buyers with a significant degree of control over inventory acquisition, distribution and sales performance. The Company's buyers can review, at the SKU level and on a real-time basis, the status of every open purchase order, inbound shipment, warehouse receipt, process shipment and item of store inventory. These systems further allow management to target merchandise for markdowns in an effective and systematic manner. At December 31, 1997, approximately 5% of the Company's inventory was more than one year old.

BUSINESS STRATEGY

     The Company's objective is to sustain its current growth and to enhance its productivity and operating performance by continuing to build on its existing, proven strengths. The Company intends to achieve this objective by pursuing the following existing strategies:

     Continue New Store Openings. The Company opened 31 new stores in 1997 and plans to increase its store base, in new and existing markets, by approximately 32 to 35 stores per year for the foreseeable future. The Company's "no-frills" approach enables it to open this number of stores for an aggregate cost of only $2 million per year, or approximately $60,000 per store excluding inventory. The Company intends to profitably increase its penetration of existing markets, capitalize on the success it has enjoyed in smaller single-store markets, where there are often no other

________________________________________________________________________________

________________________________________________________________________________

retailers offering the Company's first quality products, and prudently expand into new major metropolitan markets that will provide the basis for long-term expansion.

     Enhance Sales Productivity. The Company has achieved average comparable store sales growth of approximately 6% per year since its initial public offering in 1986 and 18% for 1997. The growth has resulted from increases in (i) the number of customer transactions, (ii) the average number of items purchased per customer visit and (iii) the average price of such items. The average number of customer transactions has increased as a result of the increased frequency of stocking its stores during a sales event. The average number of items purchased by customers has increased as a result of the introduction of additional impulse-oriented merchandise, and the average price of items purchased has increased due to a greater mix of higher priced items. The Company intends to continue implementing these merchandising strategies to further enhance sales productivity.

     Capitalize on Favorable Industry Dynamics and Competitive Positioning. The Company is benefiting from several trends in the retailing industry. The increase in the application of just-in-time inventory management techniques and the increase in retailer consolidations have both resulted in a shift of inventory risk from retailers to manufacturers. In addition, in order to maintain market share in an increasingly competitive environment, manufacturers are introducing new products and new packaging more frequently. All of these factors have contributed to a broad and consistent supply of closeout merchandise for the Company.

     The Company believes it is the only retailer in the closeout industry that focuses on first quality gift and home furnishings merchandise, in contrast with most closeout retailers, which are general merchandisers or which focus on apparel. In addition, the Company caters to upscale customers, while the rest of the industry generally focuses on lower to middle income consumers. Finally, unlike other closeout retailers which operate on a year-round basis, Tuesday Morning operates on an event sale basis. The Company believes that its periodic schedule of openings causes its customers to plan their visits to the Company's stores to a greater extent than customers of conventional retailers whose product offerings are more predictable and store hours more extensive.

     Leverage Workforce and Technology. The Company believes that its investments in information systems and inventory control technology and in doubling its staff of experienced, specialized buyers over the last four years will bolster future growth in the breadth of its product offerings and will provide the support necessary for new store openings for the foreseeable future. The Company's existing systems technology is scalable, enabling the Company to expand or to upgrade its systems without significant additional expenditures in the near term. The Company's corporate infrastructure will also allow for future growth of the Company without significant expenditures beyond the marginal cost of hiring additional buyers.


                               THE TRANSACTIONS

     On December 29, 1997, Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn"), certain members of management and investors in the Units acquired (the "Recapitalization") all of the outstanding capital stock of the Company for an equity investment of $117.9 million (the "Equity Investment"). The Equity Investment consisted of (i) an $85.4 million investment by Madison Dearborn (comprised of $4.6 million of Common Stock and $80.8 million of junior preferred stock of the Company), (ii) a $7.5 million of investment by certain members of management of the Company (comprised of $0.4 million in Common Stock and $7.1 million in junior preferred stock) and (iii) the proceeds from the Initial Unit Offering. The Company used the proceeds from the Equity Investment and approximately $225.5 million of aggregate proceeds from the financings described below (the "Financings") (i) to pay $324.9 million as Recapitalization consideration, and (ii) to pay $18.5 million in transaction fees and expenses. See "Description of the Units" and "Description of the Capital Stock."

     The Financings consisted of (i) a $200.0 million credit facility (the "Senior Credit Facility"), comprised of a $110.0 million term loan facility, consisting of $40.0 million in Term Loan A loans and $70.0 million in Term Loan B

________________________________________________________________________________

________________________________________________________________________________

loans (collectively, the "Term Loans"), and a $90.0 million revolving credit facility which, subject to certain conditions, can be increased up to $115.0 million (the "Revolving Credit Facility"), of which approximately $15.5 million was drawn in January 1998 in connection with the Transaction and (ii) the proceeds of the Old Notes offered in the Initial Offering. See "Description of the Senior Credit Facility" and "Description of the Exchange Notes."

     The closing of the Initial Unit Offering (the "Closing") was conditioned upon the simultaneous consummation of the Recapitalization, the Financings, the other components of the Equity Investment and the repayment of the Old Credit Facility. The Initial Offering, the Recapitalization, the other Financings, the Equity Investment and the repayment of the Old Credit Facility are collectively referred to herein as the "Transactions."

     The sources and uses of funds related to the Transactions are set forth in the following table:

                                                                             AMOUNT
                                                                         ---------------
                                                                         (IN THOUSANDS)
     SOURCES OF FUNDS:
          Senior Credit Facility ($15,454 drawn in January 1998)..           $  125.4
          Old Notes...............................................            100,000
          Old Senior Exchangeable Preferred Stock.................             25,000
          Junior Redeemable Preferred Stock (a)...................             85,998
          Junior Perpetual Preferred Stock........................              1,930
          Common Stock (b)........................................              5,000
                                                                             --------
               Total..............................................           $  343.3
                                                                             ========

     USES OF FUNDS:
          Acquisition consideration...............................           $  299.8
          Payment to option holders...............................             25,005
          Fees and expenses.......................................             18,486
                                                                             --------
               Total..............................................           $  343.3
                                                                             ========

____________

(a) Consists of approximately $80.8 million from Madison Dearborn and approximately $5.2 million from management. See "Description of the Capital Stock--Junior Redeemable Preferred Stock."
(b) Consists of approximately $4.6 million from Madison Dearborn and approximately $0.4 million from management.

________________________________________________________________________________

________________________________________________________________________________

                                 THE INVESTORS

     Madison Dearborn is a $925 million investment fund managed by Madison Dearborn Partners, Inc. ("MDP"), a private equity investment firm. Since 1980, the principals of MDP have directed equity investments of over $1.2 billion in more than 100 transactions where MDP or its predecessor, First Chicago Venture Capital, acted as a leading investor. Currently, MDP has approximately $2.2 billion of funds under management. MDP is comprised of five investment teams, each focused on a particular sector: consumer (including retailing), industrial, communications, natural resources, and healthcare services. Since 1984, MDP's consumer team has made lead investments in over 10 portfolio companies, including The Sports Authority, Inc., Consolidated Stores Corporation, Sterling Merchandise Company, Beverages & More, Inc., The Cornerstone Investment Group, Inc., Carrols Corporation, Peter Piper, Inc. and Bizmart, Inc.


                               _________________

     The Company was incorporated in Delaware in 1974. The Company's principal executive offices are located at 14621 Inwood Road, Dallas, Texas 75244 and its telephone number is (972) 387-3562.

________________________________________________________________________________

________________________________________________________________________________

                           THE INITIAL UNIT OFFERING


Old Senior Exchangeable Preferred
Stock................................   The Old Senior Exchangeable Preferred
                                        Stock was sold by the Company
                                        as a component of the Units sold in the
                                        Initial Unit Offering on December 29,
                                        1997 to Merrill Lynch & Co., Merrill
                                        Lynch, Pierce, Fenner & Smith
                                        Incorporated ("Merrill Lynch," the
                                        "Initial Purchaser") pursuant to a
                                        Purchase Agreement, dated December 15,
                                        1997 (the "Units Purchase Agreement").
                                        The Initial Purchaser subsequently
                                        resold the Old Senior Exchangeable
                                        Preferred Stock to qualified
                                        institutional buyers pursuant to Rule
                                        144A under the Securities Act.

Concurrent Initial Offering..........   Concurrent with the Initial Unit
                                        Offering, the Company sold
                                        $100,000,000 aggregate principal
                                        amount of its 11% Senior Subordinated
                                        Notes due 2007, on December 29, 1997
                                        to Merrill Lynch and Goldman, Sachs &
                                        Co., pursuant to a Purchase
                                        Agreement, dated December 15, 1997.

Preferred Stock Registration Rights
Agreement............................   Pursuant to the Units Purchase
                                        Agreement, the Company and the
                                        Initial Purchaser entered into a
                                        Registration Rights Agreement, dated
                                        as of December 29, 1997 (the
                                        "Preferred Stock Registration Rights
                                        Agreement"), which grants the holders
                                        of the Old Senior Exchangeable
                                        Preferred Stock certain exchange and
                                        registration rights.  The Preferred
                                        Stock Exchange Offer is intended to
                                        satisfy such exchange rights which
                                        terminate upon the consummation of
                                        the Preferred Stock Exchange Offer.


                      THE PREFERRED STOCK EXCHANGE OFFER

Securities Offered...................   $25,699,306 aggregate liquidation
                                        preference of 13 1/4% Series B Senior
                                        Exchangeable Preferred Stock due 2009
                                        of the Company (the "New Senior
                                        Exchangeable Preferred Stock").

The Exchange Offer...................   $100 liquidation preference of New
                                        Senior Exchangeable Preferred Stock
                                        in exchange for each $100
                                        liquidation preference of Old Senior
                                        Exchangeable Preferred Stock.  As of
                                        the date hereof, $25,699,306
                                        aggregate liquidation preference of
                                        Old Senior Exchangeable Preferred
                                        Stock is outstanding.  The Company
                                        will issue the New Senior
                                        Exchangeable Preferred Stock to
                                        holders on or promptly after the
                                        Expiration Date.

________________________________________________________________________________

________________________________________________________________________________

                                        Based on an interpretation by the
                                        staff of the Commission set forth in
                                        no-action letters issued to third
                                        parties, the Company believes that
                                        New Senior Exchangeable Preferred
                                        Stock issued pursuant to the
                                        Preferred Stock Exchange Offer in
                                        exchange for Old Senior Exchangeable
                                        Preferred Stock may be offered for
                                        resale, resold and otherwise
                                        transferred by any holder thereof
                                        (other than any such holder which is
                                        an "affiliate" of the Company within
                                        the meaning of Rule 405 under the
                                        Securities Act) without compliance
                                        with the registration and prospectus
                                        delivery provisions of the Securities
                                        Act, provided that such New Senior
                                        Exchangeable Preferred Stock is
                                        acquired in the ordinary course of
                                        such holder's business and that such
                                        holder does not intend to participate
                                        and has no arrangement or
                                        understanding with any person to
                                        participate in the distribution of
                                        such New Senior Exchangeable
                                        Preferred Stock.  Each holder
                                        accepting the Preferred Stock
                                        Exchange Offer is required to
                                        represent to  the Company in the
                                        Letter of Transmittal that, among
                                        other things, the New Senior
                                        Exchangeable Preferred Stock will be
                                        acquired by the holder in the
                                        ordinary course of business and the
                                        holder does not intend to participate
                                        and has no arrangement or
                                        understanding with any person to
                                        participate in the distribution of
                                        such New Senior Exchangeable
                                        Preferred Stock.

                                        Any Participating Broker-Dealer that
                                        acquired Old Senior Exchangeable
                                        Preferred Stock for its own account
                                        as a result of market-making
                                        activities or other trading
                                        activities may be a statutory
                                        underwriter.  Each Participating
                                        Broker-Dealer that receives New
                                        Senior Exchangeable Preferred Stock
                                        for its own account pursuant to the
                                        Preferred Stock Exchange Offer must
                                        acknowledge that it will deliver a
                                        Prospectus in connection with any
                                        resale of such New Senior
                                        Exchangeable Preferred Stock.  The
                                        Letter of Transmittal states that by
                                        so acknowledging and by delivering a
                                        Prospectus, a Participating
                                        Broker-Dealer will not be deemed to
                                        admit that it is an "underwriter"
                                        within the meaning of the Securities
                                        Act.  This Prospectus, as it may be
                                        amended or supplemented from time to
                                        time, may be used by a Participating
                                        Broker-Dealer in connection with
                                        resale of New Senior Exchangeable
                                        Preferred Stock received in exchange
                                        for Old Senior Exchangeable Preferred
                                        Stock where such Old Senior
                                        Exchangeable Preferred Stock was
                                        acquired by such Participating
                                        Broker-Dealer as a result of
                                        market-making activities or other
                                        trading activities.  The Company has
                                        agreed that, for a period of 180 days
                                        after the Expiration Date, it will
                                        make this Prospectus available to any
                                        Participating Broker-Dealer for use
                                        in connection with any such resale.
                                        See "Plan of Distribution."

                                        Any holder who tenders in the
                                        Preferred Stock Exchange Offer with
                                        the intention to participate, or for
                                        the purpose of participating, in a
                                        distribution of the New Senior
                                        Exchangeable Preferred Stock could
                                        not rely on the position of the staff
                                        of the Commission enunciated in
                                        no-action letters and, in the absence
                                        of an exemption therefrom, must
                                        comply with the registration and
                                        prospectus delivery requirements of
                                        the Securities Act in connection with
                                        any resale transaction.  Failure to
                                        comply with such requirements in such
                                        instance may result in such holder
                                        incurring liability under the
                                        Securities Act for which the holder
                                        is not indemnified by the Company.

________________________________________________________________________________

________________________________________________________________________________

Expiration Date......................   5:00 p.m., New York City time, on
                                        May 11, 1998 unless the Preferred Stock
                                        Exchange Offer is extended, in which
                                        case the term "Expiration Date" means
                                        the latest date and time to which the
                                        Preferred Stock Exchange Offer is
                                        extended.

Accrued Dividends on the New Senior
Exchangeable Preferred Stock and the
Old Senior Exchangeable Preferred
Stock................................   Each Share of New Senior Exchangeable
                                        Preferred Stock will accrue dividends
                                        from its issuance date.  Holders of
                                        Old Senior Exchangeable Preferred
                                        Stock that are accepted for exchange
                                        will receive accrued dividends
                                        thereon to, but not including, the
                                        issuance date of the New Senior
                                        Exchangeable Preferred Stock.
                                        Dividends on the Old Senior
                                        Exchangeable Preferred Stock accepted
                                        for exchange will cease to accrue
                                        upon issuance of the New Senior
                                        Exchangeable Preferred Stock.

Conditions to the Exchange
Offer................................   The Preferred Stock Exchange Offer is
                                        subject to certain customary
                                        conditions, which may be waived by
                                        the Company.  See "The Preferred
                                        Stock Exchange Offer--Conditions."

Procedures for Tendering Old Senior
Exchangeable Preferred Stock.........   Each holder of Old Senior
                                        Exchangeable Preferred Stock wishing
                                        to accept the Preferred Stock
                                        Exchange Offer must complete, sign
                                        and date the accompanying Letter of
                                        Transmittal, or a facsimile thereof
                                        in accordance with the instructions
                                        contained herein and therein, and
                                        mail or otherwise deliver such Letter
                                        of Transmittal or such facsimile,
                                        together with the Old Senior
                                        Exchangeable Preferred Stock and any
                                        other required documentation to the
                                        Exchange Agent (as defined herein) at
                                        the address set forth herein.  By
                                        executing the Letter of Transmittal,
                                        each holder will represent to the
                                        Company that, among other things, the
                                        New Senior Exchangeable Preferred
                                        Stock acquired pursuant to the
                                        Preferred Stock Exchange Offer is
                                        being obtained in the ordinary course
                                        of business of the person receiving
                                        such New Senior Exchangeable
                                        Preferred Stock, whether or not such
                                        person is the holder, that neither
                                        the holder nor any such other person
                                        (i) has any arrangement or
                                        understanding with any person to
                                        participate in the distribution of
                                        such New Senior Exchangeable
                                        Preferred Stock, (ii) is engaging or
                                        intends to engage in the distribution
                                        of such New Preferred Stock, or (iii)
                                        is an "affiliate," as defined under
                                        Rule 405 of the Securities Act, of
                                        the Company.  See "The Preferred
                                        Stock Exchange Offer--Purpose and
                                        Effect of the Preferred Stock
                                        Exchange Offer" and "The Preferred
                                        Stock Exchange Offer--Procedures for
                                        Tendering."

Untendered Old Senior Exchangeable
Preferred Stock......................   Following the consummation of the
                                        Preferred Stock Exchange Offer,
                                        holders of Old Senior Exchangeable
                                        Preferred Stock eligible to
                                        participate but who do not tender
                                        their Old Senior Exchangeable
                                        Preferred Stock will not have any
                                        further exchange rights and such Old
                                        Senior Exchangeable Preferred Stock
                                        will continue to be subject to
                                        certain restrictions on transfer.
                                        Accordingly, the liquidity of the
                                        market for such Old Senior
                                        Exchangeable Preferred Stock could be
                                        adversely affected.

________________________________________________________________________________

________________________________________________________________________________

Consequences of Failure to
Exchange.............................   The Old Senior Exchangeable Preferred
                                        Stock that is not exchanged pursuant
                                        to the Preferred Stock Exchange Offer
                                        will remain restricted securities.
                                        Accordingly, such Old Senior
                                        Exchangeable Preferred Stock may be
                                        resold only (i) to the Company, (ii)
                                        pursuant to Rule 144A or Rule 144
                                        under the Securities Act or pursuant
                                        to some other exemption under the
                                        Securities Act, (iii) outside the
                                        United States to a foreign person
                                        pursuant to the requirements of Rule
                                        904 under the Securities Act, or (iv)
                                        pursuant to an effective registration
                                        statement under the Securities Act.
                                        See "The Preferred Stock Exchange
                                        Offer--Consequences of Failure to
                                        Exchange."

Shelf Registration Statement.........   If any holder of the Old Senior
                                        Exchangeable Preferred Stock (other
                                        than any such holder which is an
                                        "affiliate" of the Company within the
                                        meaning of Rule 405 under the
                                        Securities Act) is not eligible under
                                        applicable securities laws to
                                        participate in the Preferred Stock
                                        Exchange Offer, and such holder has
                                        provided information regarding such
                                        holder and the distribution of such
                                        holder's Old Senior Exchangeable
                                        Preferred Stock to the Company for
                                        use therein, the Company has agreed
                                        to register the Old Senior
                                        Exchangeable Preferred Stock on a
                                        shelf registration statement (the
                                        "Shelf Registration Statement") and
                                        use its best efforts to cause it to
                                        be declared effective by the
                                        Commission as promptly as practical
                                        on or after the consummation of the
                                        Preferred Stock Exchange Offer.  The
                                        Company has agreed to maintain the
                                        effectiveness of the Shelf
                                        Registration Statement for, under
                                        certain circumstances, a maximum of
                                        two years, to cover resales of the
                                        Old Senior Exchangeable Preferred
                                        Stock held by any such holders.

Special Procedures for Beneficial
Owners...............................   Any beneficial owner whose Old Senior
                                        Exchangeable Preferred Stock is
                                        registered in the name of a broker,
                                        dealer, commercial bank, trust
                                        company or other nominee and who
                                        wishes to tender should contact such
                                        registered holder promptly and
                                        instruct such registered holder to
                                        tender on such beneficial owner's
                                        behalf.  If such beneficial owner
                                        wishes to tender on such owner's own
                                        behalf, such owner must, prior to
                                        completing and executing the Letter
                                        of Transmittal and delivering its Old
                                        Senior Exchangeable Preferred Stock,
                                        either make appropriate arrangements
                                        to register ownership of the Old
                                        Senior Exchangeable Preferred Stock
                                        in such owner's name or obtain a
                                        properly completed stock power from
                                        the registered holder.  The transfer
                                        of registered ownership may take
                                        considerable time.  The Company will
                                        keep the Preferred Stock Exchange
                                        Offer open for not less than 30 days
                                        in order to provide for the transfer
                                        of registered ownership.

________________________________________________________________________________

________________________________________________________________________________

Guaranteed Delivery
Procedures............................  Holders of Old Senior Exchangeable
                                        Preferred Stock who wish to tender
                                        their Old Senior Exchangeable
                                        Preferred Stock and whose Old Senior
                                        Exchangeable Preferred Stock is not
                                        immediately available or who cannot
                                        deliver their Old Senior Exchangeable
                                        Preferred Stock, the Letter of
                                        Transmittal or any other documents
                                        required by the Letter of Transmittal
                                        to the Exchange Agent (or comply with
                                        the procedures for book-entry
                                        transfer) prior to the Expiration
                                        Date must tender their Old Senior
                                        Exchangeable Preferred Stock
                                        according to the guaranteed delivery
                                        procedures set forth in "The
                                        Preferred Stock Exchange
                                        Offer--Guaranteed Delivery
                                        Procedures."

Withdrawal Rights.....................  Tenders may be withdrawn at any time prior to 5:00 p.m., New York City
                                        time, on the Expiration Date.

Acceptance of Old Senior Exchangeable
Preferred Stock and Delivery of New
Preferred Stock.......................  The Company will accept for exchange any and all Old Senior Exchangeable
                                        Preferred Stock which is properly
                                        tendered in the Preferred Stock
                                        Exchange Offer prior to 5:00 p.m.,
                                        New York City time, on the Expiration
                                        Date.  The New Senior Exchangeable
                                        Preferred Stock issued pursuant to
                                        the Preferred Stock Exchange Offer
                                        will be delivered promptly following
                                        the Expiration Date.  See "The
                                        Preferred Stock Exchange Offer--Terms
                                        of the Preferred Stock Exchange
                                        Offer."

Use of Proceeds.......................  There will be no cash proceeds to the
                                        Company from the exchange pursuant to
                                        the Preferred Stock Exchange Offer.

Exchange Agent........................  United States Trust Company of New
                                        York.


                  THE NEW SENIOR EXCHANGEABLE PREFERRED STOCK

General...............................  The form and terms of the New Senior
                                        Exchangeable Preferred Stock are the
                                        same as the form and terms of the Old
                                        Senior Exchangeable Preferred Stock
                                        (which they replace) except that (i) the New Senior Exchangeable Preferred Stock bears a Series B designation, (ii) the New Senior Exchangeable Preferred Stock has been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Senior Exchangeable Preferred Stock will not be entitled to certain rights under the Preferred Stock Registration Rights Agreement, including the provisions providing for an increase in the dividend rate on the Old Senior Exchangeable Preferred Stock in certain circumstances relating to the timing of the Preferred Stock Exchange Offer, which rights will terminate when the Preferred Stock Exchange Offer is consummated. See "The Preferred Stock Exchange Offer--Purpose and Effect of the Preferred Stock Exchange Offer." The New Senior Exchangeable Preferred Stock will evidence the same equity as the Old Senior Exchangeable Preferred Stock and will be entitled to the benefits of the Certificate of Designation. See "Description of the Units--New Senior Exchangeable Preferred Stock."

Liquidation Preference................  $100.00 per share, plus accumulated and unpaid dividends.

________________________________________________________________________________

________________________________________________________________________________

Optional Redemption..................   The New Senior Exchangeable Preferred
                                        Stock will be redeemable at the option
                                        of the Company, in whole or in part, at
                                        any time or from time to time, on or
                                        after December 15, 2002, at the
                                        redemption prices set forth herein, plus accumulated and unpaid dividends thereon to the date of redemption. In addition, at any time on or prior to December 15, 2001, the Company may redeem for cash all, but not less than all, of the outstanding New Senior Exchangeable
                                        Preferred Stock within 20 days of a
                                        Public Equity Offering with the net
                                        proceeds of the offering at a redemption price equal to 113.25% of the aggregate liquidation preference thereon, plus accumulated and unpaid dividends thereon to the date of redemption. See
                                        "Description of the Units--New Senior
                                        Exchangeable Preferred Stock--Optional
                                        Redemption."

Mandatory Redemption.................   The Company is required to redeem all of
                                        the New Senior Exchangeable Preferred
                                        Stock outstanding on December 15, 2009
                                        (subject to legal availability of funds
                                        therefor) at a redemption price equal to the liquidation preference thereof, plus accumulated and unpaid dividends thereon to the date of redemption. See
                                        "Description of the Units--New Senior
                                        Exchangeable Preferred Stock--Mandatory
                                        Redemption."

Dividends............................   Dividends on the New Senior Exchangeable
                                        Preferred Stock will be payable at a
                                        rate equal to 13.25% per annum of the
                                        liquidation preference per share.
                                        Dividends will be cumulative and, when
                                        declared, payable quarterly beginning
                                        March 15, 1998 and accumulating from the date of issuance (the "Issuance Date").
                                        On any dividend payment date occurring
                                        on or before December 15, 2002, the
                                        Company, at its option, may pay
                                        dividends either in cash or in
                                        additional fully paid and nonassessable
                                        shares of New Senior Exchangeable
                                        Preferred Stock with an aggregate
                                        liquidation preference equal to the
                                        amount of such dividends. After December
                                        15, 2002, dividends may only be paid in
                                        cash. See "Description of the Units--New
                                        Senior Exchangeable Preferred Stock--
                                        Dividends."

Dividend Payment Dates...............   March 15, June 15, September 15 and
                                        December 15 of each year, commencing
                                        March 15, 1998.

Voting...............................   The New Senior Exchangeable Preferred
                                        Stock will be non-voting, except as
                                        otherwise required by law and except in
                                        certain circumstances described herein,
                                        including amending certain rights of the holders of the New Senior Exchangeable
                                        Preferred Stock. In addition, if the
                                        Company (i) fails to pay dividends (and
                                        if after December 15, 2002, such
                                        dividends are not paid in cash) in
                                        respect of six quarterly periods
                                        (whether or not consecutive), (ii) fails to make a mandatory redemption or otherwise discharge any redemption obligations, (iii) fails to make a Change in Control Offer (as defined) or
                                        (iv) fails to comply with certain
                                        provisions or make certain payments on
                                        its Indebtedness, or a Restricted
                                        Subsidiary fails to make certain
                                        payments on its Indebtedness, holders of a majority of the outstanding shares of New Senior Exchangeable Preferred Stock, voting as a class, will be entitled to elect the lesser of two directors or at least 25% of the Board of Directors. See
                                        "Description of the Units--New Senior
                                        Exchangeable Preferred Stock--Voting
                                        Rights."

________________________________________________________________________________

________________________________________________________________________________

Ranking..............................   The New Senior Exchangeable Preferred
                                        Stock will rank, with respect to
                                        dividend rights and distributions upon
                                        liquidation, winding-up and dissolution
                                        of the Company, senior to all other
                                        classes of equity securities of the
                                        Company outstanding upon consummation of the Preferred Stock Exchange Offer. See
                                        "Description of the Units--New Senior
                                        Exchangeable Preferred Stock--Ranking."

Change in Control....................   Upon the occurrence of a Change in
                                        Control, each holder of the New Senior
                                        Exchangeable Preferred Stock may require the Company to purchase all or any portion of such holder's New Senior
                                        Exchangeable Preferred Stock at a
                                        purchase price equal to 101% of the
                                        original liquidation preference thereof, plus accumulated and unpaid dividends per share to the date of purchase. See
                                        "Description of the Units--New Senior
                                        Exchangeable Preferred Stock--Change in
                                        Control."

Certain Provisions...................   The Certificate of Designation relating
                                        to the New Senior Exchangeable Preferred
                                        Stock contains certain restrictive
                                        provisions, including, but not limited
                                        to, provisions with respect to the
                                        following matters: (i) limitation on
                                        additional indebtedness, (ii) limitation on restricted payments, (iii) limitation on issuances and sales of capital stock of Restricted Subsidiaries, and (iv) limitation on merger, consolidation and sale of substantially all assets. See
                                        "Description of the Units--New Senior
                                        Exchangeable Preferred Stock--Certain
                                        Provisions."


                            THE EXCHANGE DEBENTURES

Issue................................   13 1/4% Subordinated Exchange Debentures
                                        due 2009 issuable in exchange for the
                                        Senior Exchangeable Preferred Stock in
                                        an aggregate principal amount equal to
                                        the aggregate liquidation preference of
                                        the Senior Exchangeable Preferred Stock, plus accumulated and unpaid dividends to the date fixed for the exchange thereof
                                        (the "Exchange Date"), plus any
                                        additional Exchange Debentures issued in lieu of cash interest.

Maturity.............................   December 15, 2009.

Interest Payment Dates...............   Interest on the Exchange Debentures will
                                        be payable quarterly in cash (or, at the option of the Company, on or prior to December 15, 2002, in additional
                                        Exchange Debentures) in arrears on each
                                        March 15, June 15, September 15 and
                                        December 15, commencing with the first
                                        such date after the Exchange Date.

Optional Redemption..................   The Exchange Debentures will be
                                        redeemable at the option of the Company, in whole or in part, at any time or from time to time, on or after December 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to December 15, 2001, the Company may redeem all, but not less than all, of the outstanding Exchange
                                        Debentures within 20 days of a Public
                                        Equity Offering with the net proceeds of the offering, at a redemption price equal to 113.25% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Units--Exchange Debentures--Optional
                                        Redemption."

________________________________________________________________________________

________________________________________________________________________________

Change in Control....................   Upon the occurrence of a Change in
                                        Control, each holder of the Exchange
                                        Debentures may require the Company to
                                        purchase all or any portion of such
                                        holder's Exchange Debentures at a
                                        purchase price equal to 101% of the
                                        principal amount thereof, together with
                                        accrued and unpaid interest, if any, to
                                        the date of purchase. See "Description
                                        of the Units--Exchange Debentures--
                                        Change in Control."

Ranking..............................   The Exchange Debentures will be
                                        unsecured junior subordinated
                                        obligations of the Company and, as such, will be subordinated to all existing and future Senior Indebtedness (as defined) and Senior Subordinated Indebtedness (as defined) of the Company, including indebtedness under the Senior Credit
                                        Facility and the Notes, with respect to
                                        principal, premium, if any, and
                                        interest. By reason of such
                                        subordination, holders of Senior
                                        Indebtedness and Senior Subordinated
                                        Indebtedness must be paid in full before holders of the Exchange Debentures may be paid in the event of a liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy. At December
                                        31, 1997, the Company had $110.0 million of Senior Indebtedness (all of which represented Indebtedness under the
                                        Senior Credit Facility) and $100.0
                                        million of Senior Subordinated
                                        Indebtedness (all of which represented
                                        Indebtedness under the Notes)
                                        outstanding, and the Company had
                                        additional availability of $35.8 million for revolving credit facility borrowings under the Senior Credit Facility, all of which would have been Senior
                                        Indebtedness, if borrowed. Additional
                                        Senior Indebtedness and Senior
                                        Subordinated Indebtedness may be
                                        incurred by the Company from time to
                                        time, subject to certain restrictions.
                                        See "Description of the Units--Exchange
                                        Debentures--Subordination."

                                        The Exchange Debentures will be
                                        guaranteed by all domestic subsidiaries
                                        of the Company. Each Debenture Guarantee
                                        (as defined) will be subordinated in
                                        right of payment to the prior payment in full of all Debenture Guarantor Senior Indebtedness (as defined) and Debenture Guarantor Senior Subordinated
                                        Indebtedness (as defined) of the
                                        Debenture Guarantor. See "Description of the Units--Exchange Debentures--
                                        Subordination."

Certain Covenants....................   The indenture under which the Exchange
                                        Debentures will be offered (the
                                        "Exchange Indenture") contains
                                        covenants, including, but not limited
                                        to, covenants with respect to the
                                        following matters: (i) limitation on
                                        additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of Restricted Subsidiaries; (iv) limitation on transaction with affiliates; (v) limitation on liens;
                                        (vi) limitation on sale of assets; (vii) limitation on merger, consolidation and sale of substantially all assets; (viii) limitations on guarantees of indebtedness by Restricted Subsidiaries;
                                        (ix) limitation on dividend and other
                                        payment restrictions affecting
                                        Restricted Subsidiaries; (x) limitation
                                        on investment in Unrestricted
                                        Subsidiaries; (xi) limitation on sale
                                        and leaseback transactions; (xii)
                                        limitations on other Subordinated
                                        Indebtedness. See "Description of the
                                        Units--Exchange Debentures--Certain
                                        Covenants."

________________________________________________________________________________

Exchange Offer; Exchange
Debenture Registration
Rights...............................   In the event the Exchange Date occurs
                                        prior to the issuance of the New
                                        Exchangeable Preferred Stock, the
                                        provisions of the Preferred Stock
                                        Registration Rights Agreement will apply to the registration of the Exchange
                                        Debentures, provided that changes in
                                        dividend rate shall result in
                                        corresponding changes in the interest
                                        rate applicable to the Exchange
                                        Debentures. See "The Preferred Stock
                                        Exchange Offer."



                                 RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered before tendering the Old Senior Exchangeable Preferred Stock in exchange for the New Senior Exchangeable Preferred Stock in the Preferred Stock Exchange Offer. These risk factors are generally applicable to the Old Senior Exchangeable Preferred Stock as well as to the New Senior Exchangeable Preferred Stock.

________________________________________________________________________________

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA


          The summary historical financial data presented below for, and as of the end of, each of the fiscal years in the three-year period ended December 31, 1997 is derived from the audited consolidated financial statements of the Company. The summary unaudited pro forma statement of operations and other financial data for the year ended December 31, 1997 gives effect to the Transactions as if they had occurred on January 1, 1997. The pro forma data is not necessarily indicative of the results that actually would have been achieved had the Transactions occurred on such date or that may be achieved in the future. This summary information should be read in conjunction with the consolidated financial statements and unaudited pro forma financial statements of the Company and the notes thereto and "Capitalization," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.


                                                                               Pro Forma
                                           Year Ended December 31,             Year Ended
                                       ----------------------------------     December 31,
                                         1995         1996         1997           1997
                                      ---------    ----------   ---------     ------------
                                            (dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Net sales............................  $210,265     $256,756    $327,307         $327,307
Cost of sales........................   137,427      165,189     208,432          208,432
                                       --------     --------    --------        ---------
Gross profit.........................    72,838       91,567     118,875          118,875
Selling, general and administrative
 expenses............................    63,040       71,167      82,939           83,289
                                       --------     --------    --------        ---------
Recapitalization fees and expenses...        --           --      33,960               --
Total expenses.......................    63,040       71,167     116,899           83,289


Operating Income.....................     9,798       20,400       1,976           35,586

Net interest income (expenses) and
 other income........................    (2,534)      (1,892)     (2,294)         (24,492)
                                       --------     --------    --------        ---------
Earnings (loss) before income
 taxes...............................     7,264       18,508        (318)          11,094

Net earnings.........................  $  4,773     $ 11,516    $ (3,564)       $  (6,934)


BALANCE SHEET DATA (END OF PERIOD):
Working capital......................  $ 38,911     $ 49,481    $ 61,339        $  61,339
Total assets.........................    94,243      121,757     168,924          168,924
Total debt...........................     8,398        6,622     214,977          214,977
Senior Exchangeable Redeemable
 Preferred Stock.....................        --           --      24,643           24,643
Junior Redeemable
 Preferred Stock.....................        --           --      85,998           85,998
Total shareholders' equity
 (deficit)...........................    63,648       75,528    (219,874)        (219,874)

OTHER FINANCIAL DATA:
EBITDAR (a)..........................  $ 28,097     $ 40,471    $ 58,985        $  58,634

Rental expense.......................    13,124       14,564      17,395           17,395
                                       --------     --------    --------        ---------
EBITDA (a)...........................  $ 14,973     $ 25,907    $ 41,590        $  41,239
                                       ========     ========    ========        =========
Cash Flows provided by (used in):
     Operating activities............  $  6,518     $ 10,603    $  1,213        $  12,854
     Investing activities............    (3,113)      (4,711)     (6,150)          (6,150)
     Financing activities............    (1,665)      (1,413)     17,684           17,684
Capital expenditures.................     2,692        4,233       5,310            5,310
Gross margin.........................      34.6%        35.7%       36.3%            36.3%
S,G&A as a % of net sales............      30.0%        27.7%       25.3%            25.4%
EBITDA margin........................       7.1%        10.1%       12.7%            12.6%
Ratio of EBITDA to net
 interest expense....................        --           --          --              1.6x
Ratio of long-term debt to
 EBITDA (b)..........................        --           --          --              5.2x
Ratio of earnings to fixed
 charges (c).........................       2.0x         3.5x        1.0x             1.2x
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends...........................       2.0x         3.5x        1.0x             1.0x
STORE DATA:
Comparable store sales
 increases...........................       6.4%        14.0%       18.0%            18.0%
Average sales per store..............  $    829     $    925    $  1,066        $   1,066
STORES:
Beginning of period..................       246          260         286              286
Opened...............................        32           33          31               31
Closed...............................       (18)          (7)         (2)              (2)
                                       --------     --------    --------          -------
End of period........................       260          286         315              315
                                       ========     ========    ========          =======

_____________

(a) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDAR represents EBITDA plus rental expense. While EBITDA and EBITDAR should not be construed as substitutes for operating income or as better measures of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, they are included to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditure and working capital requirements.

(b) Total long-term debt excludes the outstanding balance under the Revolving Credit Facility.

(c) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before provision for income taxes and cumulative effect of accounting changes plus fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing costs and the portion of rental expense assumed to represent interest.

                                 RISKS FACTORS

     Prospective investors should carefully consider the factors set forth below, as well as the other information contained in this Prospectus, before tendering the Old Senior Exchangeable Preferred Stock in the Preferred Stock Exchange Offer. The risk factors set forth below are generally applicable to the Old Senior Exchangeable Preferred Stock as well as the New Senior Exchangeable Preferred Stock.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE; RESTRICTIONS ON INDEBTEDNESS


     As a result of the Transactions, the Company became highly leveraged, and the Company's aggregate indebtedness for borrowed money and interest expense increased and its shareholders' equity decreased. The Company had total indebtedness of $215.0 million and shareholders' deficit of $219.9 million as of December 31, 1997. In addition, subject to the restrictions contained in the instruments governing its indebtedness, the Company may incur additional debt from time to time to finance working capital, capital expenditures, acquisitions or for other purposes. After December 15, 2002, the Company will be required to pay dividends on the New Senior Exchangeable Preferred Stock in cash. Furthermore, subject to certain conditions, the Company's New Senior Exchangeable Preferred Stock will be exchangeable, at the Company's option, for Exchange Debentures.

     The Company's debt service and dividend obligations could have important consequences to the holders of the New Senior Exchangeable Preferred Stock and Exchange Debentures, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited or impaired; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness and dividends on the New Senior Exchangeable Preferred Stock, thereby reducing the funds available to the Company; (iii) the Company's operating flexibility with respect to certain matters will be limited by covenants contained in the Certificate of Designation, the Exchange Indenture, the Indenture (as defined) and the Senior Credit Facility which will limit the ability of the Company and certain of its subsidiaries to incur additional indebtedness, grant or create liens upon assets, pay dividends, redeem capital stock or prepay certain subordinated indebtedness and enter into sale and leaseback transactions or other loans, investments or guarantees; (iv) the Company's degree of leverage may make it more vulnerable to economic downturns, may reduce its flexibility in responding to changing business and economic conditions and may limit its ability to pursue other business opportunities, to finance its future operations or capital needs, and to implement its business strategy; and (v) all of the indebtedness incurred under the Senior Credit Facility and with respect to the Notes will become due prior to the mandatory redemption date of the New Senior Exchangeable Preferred Stock or the time the principal payments on the Exchange Debentures will become due. See "Business--Strategy."

     Required payments of principal and interest on the Company's indebtedness and scheduled dividend payments on the New Senior Exchangeable Preferred Stock are expected to be financed from its cash flow from operations. The Company's ability to make scheduled dividend payments on the New Senior Exchangeable Preferred Stock, to redeem the New Senior Exchangeable Preferred Stock and to make scheduled payments of the principal of, or to pay interest on, or to refinance its indebtedness (including the Notes and the Exchange Debentures, if any) depends on the future performance of the Company's businesses, which will in turn be subject to financial, business, economic and other factors affecting the business and operations of the Company, including factors beyond its control, such as prevailing economic conditions. There can be no assurance that cash flow from operations will be sufficient to enable the Company to service its debt and preferred stock obligations and meet its other obligations. If such cash flow is insufficient, the Company may be required to refinance all or a portion of its existing debt and all or a portion of the New Senior Exchangeable Preferred Stock, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved.

     The Certificate of Designation, the Exchange Indenture, the Indenture and the Senior Credit Facility contain numerous financial and operating covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, grant or create liens upon assets, pay dividends, redeem capital stock or prepay certain subordinated indebtedness or enter into sale leaseback transactions or other loans, investments or guarantees. See "Description of the Units--New Senior Exchangeable Preferred Stock," "Description of the Units--Exchange Debentures," "Description of the Exchange Notes" and "Description of the Senior Credit Facility." The Senior Credit Facility also requires the Company to meet certain financial ratios and tests. A failure to comply with the obligations contained in the Senior Credit Facility, the Indenture or the Exchange Indenture could result in an event of default under either the Senior Credit Facility, the Indenture or the Exchange Indenture, which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. Since the New Senior Exchangeable Preferred Stock will be junior in right of payment to all liabilities and obligations of the Company, in such an event, payment of dividends or the redemption price with respect to the New Senior Exchangeable Preferred Stock would be subordinated to the prior payment of such indebtedness. If, as a result thereof, a default occurs with respect to Senior Indebtedness, the subordination provisions in the Exchange Indenture would likely restrict payments to the holders of the Exchange Debentures, if issued.

     The Senior Credit Facility limits the Company's ability to pay dividends on the New Senior Exchangeable Preferred Stock in cash and the Senior Credit Facility and the Indenture also limit the Company's ability to exchange the New Senior Exchangeable Preferred Stock into Exchange Debentures. See "Description of the Exchange Notes" and "Description of Senior Credit Facility." The Company's ability to pay cash dividends on the New Senior Exchangeable Preferred Stock and the exchange of the New Senior Exchangeable Preferred Stock may also be restricted by future indebtedness or agreements.

SUBORDINATION OF THE NEW SENIOR EXCHANGEABLE PREFERRED STOCK AND EXCHANGE DEBENTURES

     The New Senior Exchangeable Preferred Stock is junior in right of payment to all existing and future liabilities and obligations (whether or not for borrowed money) of the Company (other than Common Stock and any preferred stock which by its terms is on parity with or junior to the New Senior Exchangeable Preferred Stock). Accordingly, in the event of a liquidation, dissolution or winding up of the Company, lenders to and other creditors of the Company would be entitled to payment in full before the holders of New Senior Exchangeable Preferred Stock. The Company's obligations under the Exchange Debentures are subordinate and junior in right of payment to all existing and future Senior Indebtedness and Senior Subordinated Indebtedness of the Company. As of December
31. 1997, the Company had $110.0 million of Senior Indebtedness (excluding unused commitments of $35.8 million under the Senior Credit Facility), all of it representing Indebtedness under the Senior Credit Facility, and $100.0 million of Senior Subordinated Indebtedness, all of it representing Indebtedness under the Notes, and the Subsidiary Debenture Guarantors had $115.0 million of Debenture Guarantor Senior Indebtedness, $110.0 million of which represented guarantees of Indebtedness under the Senior Credit Facility, and $100.0 million of Debenture Guarantor Senior Subordinated Indebtedness. Additional Senior Indebtedness and Senior Subordinated Indebtedness and Debenture Guarantor Senior Indebtedness may be incurred by the Company and the Subsidiary Debenture Guarantors from time to time subject to certain restrictions contained in the Certificate of Designation, the Exchange Indenture, the Senior Credit Facility and the Indenture. In the event of bankruptcy, liquidation or reorganization of the Company or the Subsidiary Debenture Guarantors, the assets of the Company or the Subsidiary Debenture Guarantors will be available to pay obligations on the Exchange Debentures only after all Senior Indebtedness or Debenture Guarantor Senior Indebtedness, as the case may be, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures then outstanding. In addition, under certain circumstances, no payments may be made with respect to the Exchange Debentures if a default exists with respect to certain Senior Indebtedness or Senior Subordinated Indebtedness. Indebtedness outstanding under the Senior Credit Facility is also secured by substantially all of the assets of the Company and its subsidiaries. See "Encumbrances on Assets to Secure Senior Credit Facility." Claims in respect of the Exchange Debentures are effectively subordinated to all liabilities (including trade payables) of any subsidiary of the Company that is not a Subsidiary Debenture Guarantor. See "Description of the Units--Exchange Debentures--Subordination," "Description of the Senior Credit Facility" and "Description of the Exchange Notes."

ENCUMBRANCES ON ASSETS TO SECURE SENIOR CREDIT FACILITY

     In addition to being subordinated to all existing and future Senior Indebtedness and Senior Subordinated Indebtedness of the Company (and with respect to the New Senior Exchangeable Preferred Stock, all other liabilities of the Company), the New Senior Exchangeable Preferred Stock and the Exchange Debentures will not be secured by any of the Company's assets. The Company's obligations under the Senior Credit Facility are secured by the Company's inventory, tangible personal property and intangibles and a second mortgage on owned real estate. If the Company becomes insolvent or is liquidated, or if payment under the Senior Credit Facility is accelerated, the lenders under the Senior Credit Facility are entitled to exercise the remedies available to a secured lender under applicable law pursuant to the Senior Credit Facility. Accordingly, such lenders will have a prior claim with respect to such assets and there may not be sufficient assets remaining to pay amounts due on the New Senior Exchangeable Preferred Stock and the Exchange Debentures then outstanding. See "Description of the Senior Credit Facility."

IMPACT OF GENERAL ECONOMIC CONDITIONS

     The retailing industry is sensitive to adverse trends in the general economy. The success of the Company's operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions (and perceptions of such conditions by consumers) affecting disposable consumer income such as employment, wages and salaries, business conditions, interest rates, availability of credit and taxation, for the economy as a whole and in regional and local markets where the Company operates.

COMPETITION

     The retailing business is highly competitive. The Company competes in the sale of merchandise with a variety of other retail merchandisers, including department, discount and specialty stores, many of which have locations nationwide, are larger and have greater financial resources than the Company. In addition, at various times throughout the year, department, discount and specialty stores also offer merchandise at reduced prices similar to that sold by the Company.

VARIABILITY OF QUARTERLY RESULTS AND SEASONALITY

     The Company's business is highly seasonal, with a significant portion of its net sales and most or all of its EBITDA generated during the fourth quarter, which includes the Christmas season. Net sales in the fourth quarter accounted for over 40% of net sales for each of the last three fiscal years, and EBITDA for the fourth quarters of 1997 and 1996 accounted for approximately 65% and 76%, respectively, of EBITDA for such years. Because a significant percentage of the Company's net sales and EBITDA for a year results from operations in the fourth quarter, the Company has limited ability to compensate for shortfalls in fourth quarter sales or earnings by changes in its operations or strategies in other quarters. A significant shortfall in results for the fourth quarter of any year can thus be expected to have a material adverse effect on the Company's annual results of operations. The Company's quarterly results of operations also may fluctuate significantly as a result of a variety of factors, including the timing of new store openings, net sales contributed by new stores, increases or decreases in comparable store sales, timing of certain holidays, changes in the Company's merchandise, general economic, industry and weather conditions that affect consumer spending and actions of competitors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Seasonality."

MERCHANDISE SUPPLY AND INVENTORY

     The success of the Company's closeout business depends upon its ability to identify, locate, select and purchase quality merchandise at attractive prices in order to maintain a balance of product in certain core merchandising categories along with a changing mix of merchandise. The Company has no continuing contracts for the purchase of closeout merchandise and relies on buying opportunities from both existing and new sources, for which it competes with other closeout merchandisers and wholesalers. Although the Company believes that its management has longstanding relationships with its suppliers and is competitively positioned to continue to seek new sources, there can be no assurance that the Company will be successful in maintaining an adequate continuing supply of quality merchandise at attractive prices.

EXPANSION PROGRAM

     The growth of the Company's net sales and net earnings will depend, to a significant extent, on the Company's ability to expand its operations through the opening of new stores in existing and new markets and to operate those stores profitably. The Company operates 323 stores (315 as of December 31, 1997) in 33 states and plans to open approximately 32 new stores during 1998. Achieving the Company's expansion goals will depend on a number of factors, including the Company's ability to identify and secure suitable locations on acceptable terms, open new stores in a timely manner, hire and train additional store and supervisory personnel, integrate new stores into its operations on a profitable basis and extend its information systems. There can be no assurance that the Company will be able to achieve its expansion goals on a timely or profitable basis. See "Business--Business Strategy."

     Management believes that cash flow from operating activities and borrowings under the Senior Credit Facility will provide adequate funds to finance the Company's expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." However, if these sources of funds are inadequate to finance the Company's expansion, it may require capital from additional sources. There can be no assurance as to the future availability of additional financing or the terms thereof, and failure to obtain such financing on acceptable terms could require the Company to alter its expansion plans or otherwise adversely affect the Company.

CONTROL BY MADISON DEARBORN

     Upon consummation of the Transactions, the Company became controlled by Madison Dearborn, which owned approximately 85.8% of the Company's Common Stock outstanding immediately after the Recapitalization (approximately 77.2% on a fully diluted basis). Madison Dearborn has the power to elect all of the Company's board of directors, appoint new management and approve any action requiring the approval of the Company's shareholders, including adopting amendments to the Company's Certificate of Incorporation and approving acquisitions or sales of substantially all of the Company's assets. The directors elected by Madison Dearborn have the authority to make decisions affecting the capital structure of the Company, including the issuance of additional indebtedness and the declaration of dividends. There can be no assurance that the interests of Madison Dearborn will not conflict with the interests of holders of the New Senior Exchangeable Preferred Stock, the Exchange Debentures and the Common Stock. See "Management," "Principal Shareholders" and "Certain Transactions."

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance will depend, in part, upon the efforts and abilities of the Company's senior management and other key employees, including its buyers. The loss of service of certain of these persons could have a material adverse effect on the Company's business and development. Upon consummation of the Transactions, Lloyd L. Ross, the Company's founder, reduced the amount of time he spends on the Company's affairs. While he continues to serve as Chairman of the Company's Board of Directors, he resigned from his position as Chief Executive Officer and entered into a two-year consulting agreement with the Company. Pursuant to a three-year employment agreement dated December 29, 1997, Jerry M. Smith continues as President and a director and succeeded Mr. Ross as Chief Executive Officer of the Company. Mr. Smith has, however, announced his intention to retire after the expiration of his employment agreement. See "Management--Consulting and Employment Agreements."

CHANGE IN CONTROL

     A Change in Control (as defined) could require the Company to refinance substantial amounts of indebtedness, including indebtedness under the Notes, the Senior Credit Facility and the Exchange Debentures, if issued. Upon the occurrence of a Change in Control, each holder of the New Senior Exchangeable Preferred Stock and the Exchange

Debentures would be entitled to require the Company to repurchase the New Senior Exchangeable Preferred Stock or the Exchange Debentures, as the case may be, in whole or in part, at a purchase price equal to, in the case of New Senior Exchangeable Preferred Stock, 101% of the liquidation preference, together with accumulated and unpaid dividends, and in the case of the Exchange Debentures, 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, in each case to the date of purchase. However, there can be no assurance that sufficient funds will be available at the time of any Change in Control to make any required purchases of the New Senior Exchangeable Preferred Stock or the Exchange Debentures, as the case may be, tendered. In addition, the Senior Credit Facility will prohibit the repayment of indebtedness on the Notes, repurchase of the New Senior Exchangeable Preferred Stock or the repayment of indebtedness on the Exchange Debentures by the Company upon a Change in Control, unless and until such time as the indebtedness under the Senior Credit Facility is repaid in full or the lenders under the Senior Credit Facility consent to such repayment or repurchase, as the case may be. The Company's failure to make such repayments or repurchases, as the case may be, in such instances would result in a default under the Certificate of Designation, the Exchange Indenture, the Indenture and the Senior Credit Facility. Future indebtedness of the Company may also contain restrictions or repayment requirements with respect to certain events or transactions that would constitute a Change in Control. The source of funds for any such repayment of the New Senior Exchangeable Preferred Stock, the Exchange Debentures, the Notes or the Senior Credit Facility would be the Company's available cash or cash generated from operating or other sources, including borrowings, sales of equity or funds provided by a new controlling person. In the event of a Change in Control, there can be no assurance that the Company would have sufficient cash to satisfy all of its obligations under the New Senior Exchangeable Preferred Stock, the Exchange Debentures, the Notes and the Senior Credit Facility. The effect of such requirements may make it more difficult or delay attempts by others to obtain control of the Company. See "Description of the Units--New Senior Exchangeable Preferred Stock--Change in Control" and "--The Exchange Debentures--Purchase of Exchange Debentures upon a Change in Control," "Description of the Exchange Notes--Change in Control" and "Description of the Senior Credit Facility."

FRAUDULENT CONVEYANCE AND PREFERENCE CONSIDERATIONS

     Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent conveyance law, if, among other things, the Company or any of the Subsidiary Debenture Guarantors, at the time it incurred the indebtedness evidenced by the Exchange Debentures or its Subsidiary Debenture Guarantee, as the case may be, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business transaction of which the assets remaining with the Company or such Subsidiary Debenture Guarantor were unreasonably small or constitute unreasonably small capital or (c) intended or intends to incur, or believed, believes or should have believed that it would incur, debts beyond its ability to repay such debts as they mature and (ii) the Company or such Debenture Subsidiary Guarantor received or receives less than the reasonably equivalent value or fair consideration for the incurrence of such indebtedness, the Exchange Debentures and the Subsidiary Debenture Guarantees could be invalidated or subordinated to all other debts of the Company or such Subsidiary Debenture Guarantors, as the case may be. The Exchange Debentures or Subsidiary Debenture Guarantees could also be invalidated or subordinated if it were found that the Company or the Subsidiary Debenture Guarantor party thereto, as the case may be, incurred indebtedness in connection with the Exchange Debentures or its Subsidiary Debenture Guarantees with the intent of hindering, delaying or defrauding current or future creditors of the Company or such Subsidiary Debenture Guarantor, as the case may be. In addition, the payment of interest and principal by the Company pursuant to the Exchange Debentures or the payment of amounts by a Subsidiary Debenture Guarantor pursuant to a Subsidiary Debenture Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or such Subsidiary Debenture Guarantor, as the case may be.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Subsidiary Debenture Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the sum of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

     Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Company or any Subsidiary Debenture Guarantor within 90 days after any payment by the Company or such Subsidiary Debenture Guarantor with respect to the Exchange Debentures or a Subsidiary Debenture Guarantee, respectively, or after the issuance of a Subsidiary Debenture Guarantee, or if the Company or such Subsidiary Debenture Guarantor anticipated becoming insolvent at the time of such payment or issuance, all or a portion of such payment of such Subsidiary Debenture Guarantee could be avoided as a preferential transfer, and the recipient of any such payment could be required to return such payment.

     To the extent any Subsidiary Debenture Guarantees were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of Exchange Debentures would cease to have any claim in respect of such Subsidiary Debenture Guarantor and would be creditors solely of the Company and any Subsidiary Debenture Guarantor, whose Subsidiary Debenture Guarantee was not avoided or held unenforceable. In such event, the claims of holders of Exchange Debentures against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities and preferred stock claims of such Subsidiary Debenture Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of holders of Exchange Debentures relating to any voided portions of any Subsidiary Debenture Guarantees.

     On the basis of its historical financial information, recent operating history and projected financial data, as discussed in "Prospectus Summary," "Unaudited Pro Forma Financial Statements," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company believes that, after giving effect to the indebtedness incurred in connection with the Transactions, it will not be insolvent, will not have unreasonably small assets or capital for the business in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations.

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF THE SENIOR EXCHANGEABLE PREFERRED STOCK

     The Old Senior Exchangeable Preferred Stock was issued to, and the Company believes is currently owned by, a relatively small number of beneficial owners. Prior to the Preferred Stock Exchange Offer, there has not been any public market for the Old Senior Exchangeable Preferred Stock. The Old Senior Exchangeable Preferred Stock has not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that it is not exchanged for New Senior Exchangeable Preferred Stock by holders who are entitled to participate in this Preferred Stock Exchange Offer. The holders of Old Senior Exchangeable Preferred Stock (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who are not eligible to participate in the Preferred Stock Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Senior Exchangeable Preferred Stock. The New Senior Exchangeable Preferred Stock will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Senior Exchangeable Preferred Stock on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the New Senior Exchangeable Preferred Stock, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Preferred Stock Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the New Senior Exchangeable Preferred Stock or as to the liquidity of the trading market for the New Senior Exchangeable Preferred Stock. If a trading market does not develop or is not maintained, holders of the New Senior Exchangeable Preferred Stock may experience difficulty in reselling the New Senior Exchangeable Preferred Stock or may be unable to sell them at all. If a market for the New Senior Exchangeable Preferred Stock develops, any such market may be discontinued at any time.

     If a public trading market develops for the New Senior Exchangeable Preferred Stock, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Senior Exchangeable Preferred Stock may trade at a discount from their principal amount.

FAILURE TO FOLLOW PREFERRED STOCK EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

     Issuance of the New Senior Exchangeable Preferred Stock in exchange for the Old Senior Exchangeable Preferred Stock pursuant to the Preferred Stock Exchange Offer will be made only after a timely receipt by the Company of such Old Senior Exchangeable Preferred Stock, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Senior Exchangeable Preferred Stock desiring to tender such Old Senior Exchangeable Preferred Stock in exchange for New Senior Exchangeable Preferred Stock should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Senior Exchangeable Preferred Stock for exchange. Old Senior Exchangeable Preferred Stock that is not tendered or is tendered but not accepted will, following the consummation of the Preferred Stock Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Preferred Stock Exchange Offer, certain registration rights under the Preferred Stock Registration Rights Agreement will terminate. In addition, any holder of Old Senior Exchangeable Preferred Stock who tenders in the Preferred Stock Exchange Offer for the purpose of participating in a distribution of the New Senior Exchangeable Preferred Stock may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Senior Exchangeable Preferred Stock for its own account in exchange for Old Senior Exchangeable Preferred Stock, where such Old Senior Exchangeable Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Senior Exchangeable Preferred Stock. See "Plan of Distribution." To the extent that Old Senior Exchangeable Preferred Stock is tendered and accepted in the Preferred Stock Exchange Offer, the trading market for untendered and tendered but unaccepted Old Senior Exchangeable Preferred Stock could be adversely affected. See "The Preferred Stock Exchange Offer."

TAX CONSEQUENCES OF DISTRIBUTIONS WITH RESPECT TO THE NEW SENIOR EXCHANGEABLE
 PREFERRED STOCK AND EXCHANGE DEBENTURES; POTENTIAL FOR UNPLANNED DEEMED DIVIDEND INCOME

     If the redemption price of the New Senior Exchangeable Preferred Stock exceeds its issue price by more than a de minimis amount, such excess may be treated as a constructive distribution with respect to the New Senior Exchangeable Preferred Stock of additional stock over the term of the New Senior Exchangeable Preferred Stock using a constant interest rate method similar to that used for accruing original issue discount. As a result of the allocation of a portion of the purchase price of the Units to the Common Stock, the New Senior Exchangeable Preferred Stock initially purchased by holders may have a redemption price that exceeds its issue price by more than a de minimis amount, resulting in such constructive distributions. In addition, because the issue price of the New Senior Exchangeable Preferred Stock distributed in lieu of payments of cash dividends will be equal to the fair market value of the New Senior Exchangeable Preferred Stock at the time of distribution, it is possible, depending on the fair market value at that time, that such New Senior Exchangeable Preferred Stock will be issued with a redemption premium large enough to be considered a dividend as described above. In such event, holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income, and such additional New Senior Exchangeable Preferred Stock might trade separately from other New Senior Exchangeable Preferred Stock, which might adversely affect the liquidity of the New Senior Exchangeable Preferred Stock.

     The Company may, at its option and under certain circumstances, issue Exchange Debentures in exchange for the New Senior Exchangeable Preferred Stock. Any such exchange will be a taxable event to holders of the New Senior Exchangeable Preferred Stock. Furthermore, the Exchange Debentures may in certain circumstances be treated as having been issued with original issue discount ("OID") for federal income tax purposes. In such event, holders of Exchange Debentures will be required to include such OID (as ordinary income) in income over the life of the Exchange Debentures, in advance of the receipt of the cash attributable to such income.

     An Exchange Debenture may be subject to the rules for "applicable high yield discount obligations" ("AHYDOS"), in which case the Company's deduction for OID on such Exchange Debenture will be substantially deferred and a portion of such deduction may be disallowed.

     For a description of certain tax consequences to purchasers of the New Senior Exchangeable Preferred Stock offered hereby, see "Certain Federal Income Tax Considerations."

                                USE OF PROCEEDS

     The Preferred Stock Exchange Offer is intended to satisfy certain of the Company's obligations under the Preferred Stock Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Senior Exchangeable Preferred Stock offered hereby. In consideration for issuing the New Senior Exchangeable Preferred Stock contemplated in this Prospectus, the Company will receive Old Senior Exchangeable Preferred Stock in like liquidation preference, the form and terms of which are the same as the form and terms of the New Senior Exchangeable Preferred Stock (which replace the Old Senior Exchangeable Preferred Stock), except as described herein. The Old Senior Exchangeable Preferred Stock surrendered in exchange for the New Senior Exchangeable Preferred Stock will be retired and canceled and cannot be reissued. Likewise, the Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, neither the issuance of the New Senior Exchangeable Preferred Stock nor the Exchange Notes will result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Preferred Stock Exchange Offer or the exchange offer of the Exchange Notes for the Old Notes in the pro forma financial data included herein.

     The proceeds to the Company from the sale of the Units in the Initial Unit Offering were used, together with borrowings under the Financings and the other components of the Equity Investment, to consummate the Recapitalization, to repay indebtedness of the Company under the Old Credit Facility and to pay related fees and expenses. See "Prospectus Summary--The Transactions," "Description of the Senior Credit Facility" and "Description of the Exchange Notes."

                                CAPITALIZATION

     The following table sets forth the audited historical consolidated capitalization of the Company as of December 31, 1997. This table should be read in conjunction with the "Selected Consolidated Financial Data" and the related notes thereto, and the Company's consolidated financial statements, including the related notes thereto, included elsewhere in this Prospectus.

                                                                (in thousands)
Debt:
   Revolving Credit Facility (a)..............................   $         --
   Term Loans.................................................        110,000
   Old Notes..................................................        100,000
   Mortgages and capitalized leases...........................          4,977
                                                                 ------------
     Total debt...............................................        214,977

Redeemable preferred stock:
   Old Senior Exchangeable Preferred Stock....................         24,643
   Junior Redeemable Preferred Stock..........................         85,998
                                                                 ------------
     Total redeemable preferred stock.........................        110,641
                                                                 ============

Junior Perpetual Preferred Stock..............................          1,930
Common Stock..................................................          5,624
Retained earnings (deficit)...................................       (227,428)
                                                                 ------------
     Total shareholders' equity (deficit).....................       (219,874)
                                                                 ------------
          Total capitalization................................   $    105,744
                                                                 ============

___________________
(a) The Revolving Credit Facility provides for revolving loans to the Company up to $90.0 million, subject to certain borrowing base limitations. Under certain circumstances, the Revolving Credit Facility may be increased to $115.0 million. See "Description of the Senior Credit Facility." On December 31, 1997, the Company had $35.8 million in remaining availability under the Revolving Credit Facility.


                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated statement of operations (the "Pro Forma Financial Statements") has been derived by the application of pro forma adjustments to the Company's historical statement of operations for the year ended December 31, 1997 included elsewhere in this Prospectus. The pro forma consolidated statement of operations for the periods presented gives effect to the Transactions as if they were consummated on January 1, 1997. The adjustments, which include adjustments relating to the Transactions, are described in the accompanying notes. The Pro Forma Financial Statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on January 1, 1997 and do not purport to indicate results of operations for any future period. The Pro Forma Financial Statements should be read in conjunction with the Company's historical financial statements and the notes thereto included elsewhere in this Prospectus.

     The Recapitalization has been accounted for as a recapitalization and, as such, has no impact on the historical basis of assets and liabilities.

                          TUESDAY MORNING CORPORATION

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             Twelve Months Ended
                                                                               December 31, 1997
                                                            -------------------------------------------------
                                                                               Pro Forma
                                                             Actual           Adjustments (a)      Pro Forma
                                                            --------------  -----------------     ------------
Net sales............................................       $      327,307   $           --       $  327,307
Cost of sales........................................              208,432               --          208,432
                                                            --------------   ----------------     ------------
   Gross profit......................................              118,875               --          118,875

Selling, general and administrative expenses.........               82,939              350 (a)       83,289
                                                            --------------   ----------------     ------------
Recapitalization fees and expenses...................               33,960          (33,960)(b)           --
                                                            --------------   ----------------     ------------
Total expenses.......................................              116,899          (33,610)          83,289
                                                            --------------   ----------------     ------------
   Operating income..................................                1,976           33,610           35,586

Other income (expense):
   Interest income...................................                  325               --              325
   Interest expense..................................                3,215          (22,198)         (25,413)
   Other income......................................                  596               --              596
                                                            --------------   ----------------     ------------
                                                                    (2,294)         (22,198)         (24,492)
                                                            --------------   ----------------     ------------
   Income (loss) before income taxes.................                  318           11,412           11,094
Income tax...........................................                3,246              914(d)         4,160
                                                            --------------   ----------------     ------------
   Net income (loss).................................               (3,564)          10,498            6,934

Dividends and accretion of discount on
  preferred stock....................................                  (57)          (7,007) (e)      (7,064)
                                                            --------------   ----------------     ------------
Earnings (loss) applicable to
  common shareholders................................       $       (3,621)  $        3,491       $     (130)
                                                            ==============   ================     ============


                            See accompanying notes.

                          TUESDAY MORNING CORPORATION

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)


(a) Represents annual fees for management and advisory services rendered by Madison Dearborn.

(b) Reverses non-recurring charges of $25,005 for compensation expense from the payment to management for their stock options and $8,955 for non-debt issuance costs.

(c) Pro forma interest expense reflects the 11% interest rate on the Notes, the interest rates applicable to the Senior Credit Facility and amortization expense from capitalized financing fees of $1,332.

(d) The adjustment reflects the tax effect of the deductible adjustments to achieve the Company's effective tax rate of 37.5%.

(e) The adjustment reflects the effect of junior preferred stock dividends on net earnings applicable to holders of Common Stock. The Company is restricted from paying cash dividends on junior preferred stock under the terms of the Indenture, the Senior Credit Facility, the Certificate of Designation and, if applicable, the Exchange Indenture.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial and operating data presented below for, and as of the end of, each of the fiscal years in the five-year period ended December 31, 1997 is derived from the audited consolidated financial statements of the Company. The selected unaudited pro forma statement of operations data for the year ended December 31, 1997 gives effect to the Transactions as if they had occurred on January 1, 1997. This selected information should be read in conjunction with the Consolidated Financial Statements and the unaudited pro forma financial statements of the Company and the notes thereto and "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                                                         Pro Forma
                                                                                                        Year Ended
                                                         Year Ended December 31,                        December 31,
                                      -------------------------------------------------------------     ------------
                                        1993         1994         1995         1996         1997           1997
                                      --------     --------     --------     --------     ---------      ---------
                                                                 (dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Net sales..........................   $175,790     $190,081     $210,265     $256,756     $ 327,307      $ 327,307
Cost of sales......................    123,148      137,427      137,427      165,189       208,432        208,432
                                      --------     --------     --------     --------     ---------      ---------
Gross profit.......................     52,642       63,150       72,838       91,567       118,875        118,875
Selling, general and
  administrative expenses..........     54,895       57,523       63,040       71,167        82,939         83,289
                                      --------     --------     --------     --------     ---------      ---------
Acquisition fees and expenses......        ---          ---          ---          ---        33,960            ---
                                      --------     --------     --------     --------     ---------      ---------
Total expenses.....................     54,895       57,523       63,040       71,167       116,899         83,289
Operating Income...................     (2,253)       5,627        9,798       20,400         1,976         35,586
Net interest income
  (expense) and other income.......       (319)      (1,611)      (2,534)      (1,892)       (2,294)       (24,492)
                                      --------     --------     --------     --------     ---------      ---------
Earnings (loss) before income
  taxes and cumulative effect
  of accounting changes............     (2,572)       4,016        7,264       18,508          (318)        11,094
Cumulative effect of accounting
  changes (a)......................        564          ---          ---          ---           ---            ---
Net earnings (loss)................   $ (1,052)    $  2,651     $  4,773     $ 11,516     $  (3,564)     $   6,934
BALANCE SHEET DATA (END OF
PERIOD):
Working capital....................   $ 36,765     $ 32,418     $ 38,911     $ 49,481     $  61,339      $  61,639
Total assets.......................     88,967       89,403       94,243      121,757       168,924        168,924
Total debt.........................      8,997       10,127        8,398        6,622       214,977        214,977
Senior Exchangeable Redeemable
  Preferred Stock..................        ---          ---          ---          ---        24,643         24,643
Junior Redeemable Preferred
  Stock............................        ---          ---          ---          ---        85,998         85,998
Total shareholders' equity
  (deficit)........................     55,724       58,630       63,648       75,528      (219,874)      (219,874)
OTHER FINANCIAL DATA:
EBITDAR (b)........................   $ 12,850     $ 22,461     $ 28,097     $ 40,471     $  58,985      $  58,634
Rental expense.....................     11,239       12,323       13,124       14,564        17,395         17,395
                                      --------     --------     --------     --------     ---------      ---------
EBITDA (b).........................   $  1,611     $ 10,138     $ 14,973     $ 25,907     $  41,590      $  41,239
                                      ========     ========     ========     ========     =========      =========
Cash flows provided by (used in):
  Operating activities.............   $ 14,630     $ 12,056     $  6,518     $ 10,603     $   1,213      $  12,854
  Investing activities.............     (6,497)      (7,992)      (3,113)      (4,711)       (6,150)        (6,150)
  Financing activities.............     (7,932)      (1,257)      (1,665)      (1,413)       17,684         17,684
Capital expenditures...............      4,850        5,693        2,692        4,233         5,310          5,310
Gross margin.......................       30.0%        33.2%        34.6%        35.7%         36.3%          36.3%
S,G&A as a % of net sales..........       31.2%        30.3%        30.0%        27.7%         25.3%          25.4%
EBITDA margin......................        0.9%         5.3%         7.1%        10.1%         12.7%          12.6%
Ratio of EBITDA to net
  interest expense.................        ---          ---          ---          ---           ---            1.6x
Ratio of long-term debt to
  EBITDA (c).......................        ---          ---          ---          ---           ---            5.2x
Ratio of earnings to fixed
  charges (d)......................        ---          1.6x         2.0x         3.5x          1.0x           1.2x
Deficiency of earnings to
  cover fixed changes..............      2,572          ---          ---          ---           ---            ---
Ratio of earnings to
 combined fixed changes and
  preferred stock dividends........        ---          1.6x         2.0x         3.5x          1.0x           1.0x
Deficiency of earnings to cover
  combined fixed charges and
  preferred stock dividends........      2,572          ---          ---          ---           ---            ---
SELECTED STORE DATA:
Comparable store sales
  increases (decreases)............       (3.0)%        4.2%         6.4%        14.0%         18.0%          18.0%
Average sales per store............   $    796     $    792     $    829     $    925     $   1,066      $   1.066
STORES:
Beginning of period................        190          235          246          260           286            286
  Opened...........................         48           22           22           33            31             31
  Closed...........................         (3)         (11)         (18)          (7)           (2)            (2)
                                      --------     --------     --------     --------     ---------      ---------
End of period......................        235          246          260          286           315            315
                                      ========     ========     ========     ========     =========      =========



(a) Cumulative effect of accounting changes represents changes in the method of accounting for inventories in 1992 and for income taxes in 1993.
(b) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDAR represents EBITDA plus rental expense. While EBITDA and EBITDAR should not be construed as substitutes for operating income or as better measures of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, they are included to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditure and working capital requirements.
(c) Total long-term debt excludes the outstanding balance under the Revolving Credit Facility.
(d) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before provision for income taxes and cumulative effect of accounting changes plus fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing costs and the portion of rental expense assumed to represent interest.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  The following discussion and analysis should be read in conjunction with the consolidated historical and unaudited pro forma financial statements of the Company and the related notes thereto appearing elsewhere in this Prospectus.



RESULTS OF OPERATIONS

  The following table sets forth certain financial information from the Company's consolidated statements of operations expressed as a percentage of net sales. There can be no assurance that the trends in sales growth or operating results will continue in the future.


                                                Year Ended December 31,
                                                -----------------------
                                                 1995     1996     1997
                                                -----    -----    -----
Net sales.....................................  100.0%   100.0%   100.0%
Cost of sales.................................   65.4     64.3     63.7
                                                -----    -----    -----
Gross profit..................................   34.6     35.7     36.3
                                                =====    =====    =====
Selling, general and administrative expense...   30.3     27.7     25.3
Acquisition fees and expense                       --       --     10.4
                                                -----    -----    -----
Operating income..............................    4.7      7.9       .6
                                                =====    =====    =====
Net interest and other income.................   (1.2)    (0.7)     (.7)
Earnings before income taxes..................    3.5      7.2      (.1)
                                                -----    -----    -----
Net earnings..................................    2.3%     4.5%     (.1%)


  Net sales for the year ended December 31, 1997 increased $70.5 million, or 27.5%, to $327.3 million from $256.8 million for the year ended December 31, 1996. The increase in net sales was the result of $25.2 million in sales from new stores open during the period and from an 18% increase in comparable store sales. Average store sales for 1997 increased $141,000, or 15.2% to $1,066,000 from $925,000 for 1996. The Company's unique niche in the retail industry and the breadth of experience of its buying organization have allowed it to offer tremendous values to its customers, which was the primary factor in its strong comparable store sales growth.

  Gross profit increased $27.3 million, or 29.8%, to $118.9 million from $91.6 million for the year ended December 31, 1996. This increase was attributable to the 27.5% increase in sales and the improvement in the Company's gross profit percentage which increased from 35.7% to 36.3%. This 0.6% increase in gross profit percentage was achieved through the leveraging of the Company's buying and distribution costs, which remained relatively fixed in relation to the increase in net sales.

 Selling, general and administrative expense also benefited from similar leverage. These expenses increased 16.5% due to the addition of 32 new stores, inflationary increases and wage increases. However, these expenses declined as a percentage of net sales to 25.3% from 27.7% in 1996 due to the leverage resulting from comparable store sales increases.

  Acquisition fees and expenses consisted of compensation paid in lieu of options of $25 million and fees and expenses of $9.0 million incurred in connection with the Transactions. Fees and expenses relating to debt incurred in connection with the Transactions were capitalized and will be amortized over the life of such indebtedness.

  Operating income decreased $18.4 million, or 90.2% from $20.4 million to $1.9 million, due to the acquisition fees and expenses discussed above.

  EBITDA before acquisition fees and expenses increased $15.7 million, or 61% to $41.6 million from $25.9 million in 1996. This increase was due to the strong comparable store sales increase and the leveraging of expenses which increased gross profit as a percentage of net sales and reduced selling, general and administrative expenses as a percentage of net sales.







1996 Compared to 1995

  Net sales for the year ended December 31, 1996 increased $46.5 million, or 22.1%, to $256.8 million from $210.3 million for the year ended December 31, 1995. The increase in net sales was the result of $22.9 million in sales from new stores open during the period and from a 14% increase in comparable store sales. The increase in comparable store sales was comprised of a 9.3% increase in the number of transactions and a 4.1% increase in the average transaction amount. The increase was primarily the result of continued improvement in merchandise selection, pricing and mix. In 1996, the Company began to realize the full benefits of its initiative begun in 1993 to increase the staffing and training of its buying team. By year end 1996, the size of the Company's buying team had more than doubled from its size in 1993, which allowed the Company to continue to develop its strategy of increasing the number of individual products that it carries and to focus its buying activities on areas of individual buyer expertise.

  Gross profit increased $18.7 million, or 25.7%, to $91.6 million from $72.8 million for the year ended December 31, 1995. Gross profit as a percentage of net sales increased to 35.7% from 34.6% in 1995. These increases were primarily achieved through the leveraging of distribution, freight and buying costs, which increased at a rate less than the increase in sales. The remainder of this improvement was due to a reduction in markdowns, offset by a slight increase in product cost.

  Selling, general and administrative expenses increased $8.1 million, or 12.9%, to $71.2 million from $63.0 million in 1995. However, these expenses declined as a percentage of net sales to 27.7% from 30.0% in 1995. These expenses were primarily related to store operations. The decrease in these expenses as a percentage of net sales was the result of the leverage obtained from the significant increases in sales.

  Operating income increased $10.6 million, or 108.2%, to $20.4 million from $9.8 million for 1995. Operating income as a percentage of net sales increased from 4.7% to 7.9% in 1996. These increases were due to the improvements in gross profit and selling, general, and administrative expenses discussed above.

  The Company's income tax rate increased both at the federal and state levels. Federal tax rate increased from 34.0% to 35.0% due to the increase in the Company's earnings and an increase in the Company's tax bracket. The Company's state tax rate increased from 0.3% in 1995 to 2.8% in 1996 because loss carry-forwards utilized in 1995 were no longer available in 1996 due to tax rate increases and reduced tax planning opportunities.

  Interest expense declined by approximately $0.6 million in 1996 due to reduced average borrowings during the year, which was the result of cash flow from 1995 operations and reduced interest rates negotiated during 1996.

  For reasons set forth above, net income for the year ended December 31, 1996 increased $6.7 million, or 141.27%, to $11.5 million from $4.8 million for the year ended December 31, 1995.

Liquidity and Capital Resources

LIQUIDITY AND CAPITAL RESOURCES

  The Company historically financed its operations with funds generated from operating activities and borrowings under the Old Credit Facility.

  Net cash provided by operating activities for the fiscal years ended December 31, 1995, 1996, and 1997 was 6.5 million, $10.6 million and 1.2 million respectively. Increases in net cash provided by operating activities for the above periods were attributable to increases in operating income. Cash and cash equivalents as of December 31, 1995, 1996, and 1997 were $6.3 million, $10.8 million and 2.5 million, respectively.

  Capital expenditures, principally associated with new store openings, warehouse and system enhancements and maintenance capital expenditures, were $2.7 million, $4.2 million and $5.3 million for 1995, 1996, and 1997 respectively.

  As part of the Recapitalization, the Company entered into the Senior Credit Facility, which is comprised of the $110.0 million Term Loans and the $90.0 million Revolving Credit Facility. Subject to compliance with the terms of the Senior Credit Facility and the Indenture, borrowings under the Revolving Credit Facility may be increased by $25.0 million to accommodate future growth and for certain other purposes. At December 31, 1997, the Company had $110.0 million outstanding under the Term Loans and no amounts outstanding under the Revolving Credit Facility, with $35.8 million of remaining availability thereunder. The Term Loan A loans and the Revolving Credit Facility loans will mature on the fifth anniversary of the Closing, and the Term Loan B loans mature on the seventh anniversary of the Closing. For 30 consecutive days during each twelve month period, beginning April 1998, the aggregate principal amount of loans outstanding under the Revolving Credit Facility may not exceed $15.0 million. See "Description of the Senior Credit Facility."

  Upon consummation of the Transactions, the Company's total debt and interest charges increased significantly. Interest payments on the Notes, under the Senior Credit Facility and on the Exchange Debentures, if issued, represent significant liquidity requirements for the Company. The Notes require semi-annual interest payments, and interest on the loans under the Senior Credit Facility is due quarterly. After December 15, 2002, the Company will be required to pay dividends on the Senior Exchangeable Preferred Stock in cash. The Company anticipates that its cash flow generated from operations and borrowings under the Senior Credit Facility will be sufficient to fund the Company's working capital needs, planned capital expenditures, scheduled interest payments (including interest payments on the Notes and amounts outstanding under the Senior Credit Facility) and scheduled dividend payments on the Senior Exchangeable Preferred stock for the foreseeable future. See, however, "Risk Factors--Substantial Leverage and Debt Service; Restrictions on Indebtedness." The Company has from time to time received expressions of interest with respect to the property on which its headquarters is located in Dallas, Texas and in the future may consider selling such property as a means of raising additional cash.

  The instruments governing the Company's indebtedness and the Senior Exchangeable Preferred Stock, including the Certificate of Designation, the Exchange Indenture, the Senior Credit Facility and the Indenture contain financial and other covenants that restrict, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company. Such limitations, together with the highly leveraged nature of the Company, could limit corporate and operating activities, including the Company's ability to invest in opening new stores. See "Risk Factors-- Substantial Leverage and Debt Service; Restrictions on Indebtedness."

SEASONALITY

  The Company has historically experienced, and the Company expects to continue to experience, seasonal fluctuations in its business, with a significant percentage of its net sales and most or all of its EBITDA being realized in the fourth fiscal quarter, which includes the Christmas selling season. Net sales in the fourth quarter accounted for over 40% of annual net sales for each of the last three fiscal years, and EBITDA for the fourth quarters, before acquisition expenses, of 1997 and 1996 accounted for approximately 65% and 76%, respectively, of annual EBITDA for such years. Because a significant percentage of the Company's net sales and EBITDA for a year results from operations in the fourth quarter, the Company has limited ability to compensate for shortfalls in fourth quarter sales or earnings by changes in its operations or strategies in other quarters. A significant shortfall in results for the fourth quarter of any year can thus be expected to have a material adverse effect on the Company's annual results of operations. See "Risk Factors--Variability of Quarterly Results and Seasonality."

  The following table illustrates the seasonality of the Company's net sales, EBITDA and net earnings (loss) by quarter for 1996 and 1997.

                          TUESDAY MORNING SEASONALITY
                             (Dollars in thousands)

                                                   EBITA (excluding
                               Net Sales         acquisition expense)   Net Earnings (Loss)
                           -----------------     --------------------   -------------------
     1997
         First Quarter     $ 47,514    14.5%     $ 2,799        6.7%         744      20.9%
        Second Quarter       67,377    20.6        4,607       11.1        1,715      48.1
         Third Quarter       64,167    19.6        6,963       16.7        2,907      81.5
        Fourth Quarter      148,249    45.3       27,221       65.5       (8,931)   (250.5)
                           --------   ------     -------      ------     -------    -------
                 Total     $327,307   100.0%     $41,590      100.0%     $(3,565)    100.0%
                           ========   ======     =======      ======     =======    =======

     1996
         First Quarter     $ 35,740    13.9%     $   532        2.1%     $  (676)     (5.9)%
        Second Quarter       54,286    21.2        2,484        9.6          434       3.8
         Third Quarter       48,537    18.9        3,230       12.5          698       6.1
        Fourth Quarter      118,193    46.0       19,662       75.9       11,060      96.0
                           --------   ------     -------      ------     -------     ------
                 Total     $256,756   100.0%     $25,908      100.0%     $11,516     100.0%
                           ========   ======     =======      ======     =======     ======

RECENT ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board issued Statements of Financial Accounting Standard No. 130 "Reporting Comprehensive Income" and No. 131 "Disclosures about Segments of an Enterprise and Related Information." These Statements are required to be adopted in 1998. Statement No. 130 will require the Company to report comprehensive income and its components with the same prominence as other financial statements. Statement 131 is not expected to significantly impact the Company's current disclosures.

INFLATION

  In management's opinion, changes in net sales and net earnings that have resulted from inflation and changing prices have not been material during the periods presented. There is no assurance, however, that inflation will not materially affect the Company in the future.

                                   BUSINESS

GENERAL

  Tuesday Morning is the largest closeout retailer of upscale gift and home furnishings merchandise in the United States, with 323 stores in 33 states. The Company operates its stores during seven annual "sales events" that last from four to seven weeks, while closing them for the remaining weeks of the year. Tuesday Morning does not sell seconds, irregulars or factory rejects, but rather specializes in first quality, brand name merchandise such as Ralph Lauren bed linens, Waterman pens, Limoges hand-decorated boxes, Mikasa dishes, Farberware cookware, Daum French crystal, Martex bath towels, Fisher-Price toys, Samsonite luggage and Spode china. The Company purchases its merchandise at closeout and sells it at prices that are 50% to 80% below those generally charged by department and specialty stores. The Company believes that its event-based selling strategy, combined with high quality, reasonably priced merchandise, attracts upscale "bargain hunters" with strong loyalty to the Company.

  The Company was formed and opened its first store in 1974. Since its initial public offering in 1986, the Company has increased its number of stores from 63 to 323, and has achieved compound annual growth rates for sales and EBITDA of 16.3% and 16.6%, respectively. During the year ended December 31, 1997, the Company generated comparable store sales growth of 18% and net sales and EBITDA of $327.3 million and $41.6 million, respectively. This represents an increase of 27.5% and 60.5%, respectively, over sales and EBITDA for the years ended December 31, 1996.

BUSINESS STRENGTHS

  The Company's success has been largely based on the following strengths:

  Unique Event-Based Format. The Company distinguishes itself from other retailers with a unique event-based selling strategy, creating the equivalent of seven "grand openings" each year. The Company believes that the closing and reopening of its stores heightens customers' expectations of finding new, undiscovered merchandise and intensifies their sense of urgency to buy the Company's products, which are available only in limited quantities. Consistent with this approach, the Company typically realizes approximately 40% of an event's total sales in the first four or five days of the event (Wednesday or Thursday to Sunday).

  Strong Merchandising Capabilities. The Company employs a talented and experienced buying team, which has grown from 10 buyers in 1993 to 22 buyers in 1997, with an average of nearly 20 years of retail experience. The Company's buyers and its reputation as a preferred, reliable purchaser have enabled it to establish excellent, long-term relationships with a diverse group of top-of-the-line vendors. The Company obtains its merchandise primarily by purchasing from manufacturers their end-of-line merchandise, products which did not meet their sales expectations, or merchandise left over from cancellations of orders placed by other retailers. Merchandise is also obtained by contracting for production from manufacturers during periods of lower production. Through its approximately 1,000 vendor relationships, the Company has become one of the largest retailers for certain categories of luxury brand merchandise, such as European handmade crystal and fine quality Oriental rugs from China and India. The Company believes that certain top-of-the-line vendors such as Rosenthal and Samsonite prefer to liquidate a majority of their excess inventory through the Company because of its access to an upscale customer base and its ability to dispose of high-end, closeout merchandise quickly and without disruption to their normal retail channels.

  Dedicated, Upscale Customer Base. Tuesday Morning has an upscale, loyal customer following. The Company has developed and maintains a proprietary preferred customer mailing list of over 4,000,000 customers who have visited its stores and requested to receive mailings in advance of the Company's sales events. Customer loyalty is evidenced by the fact that the Company derives approximately 31% of its sales during the first two or three days of each sales event, which is advertised only by a mailing to those individuals on the list. The Company believes, based on its internal research, that its customers are primarily female from households headed by professionals, typically ranging in age from 25 to 54 and having a median family income of approximately $55,000. In addition, the Company believes its customers are knowledgeable shoppers who frequent five or more national department stores and are able to recognize the Company's favorable pricing on first quality, name brand merchandise.

  Strong Financial Characteristics. Tuesday Morning has demonstrated an ability to consistently grow sales while generating strong cash flow. For the year ended December 31, 1997, Tuesday Morning generated EBITDA of $41.6 million, a 60.5% increase over the comparable period in 1996. During this same period, capital expenditures were $5.3 million. The Company has consistently grown its EBITDA since 1993 due to the improved profitability of its existing store base, while requiring only modest capital expenditures to fund growth.

  Flexible, Low Cost Real Estate Approach. The Company's stores are destination-oriented, and can therefore be located in secondary locations of major suburban markets, such as strip malls and warehouse zones, in close proximity to their target customers. As a result, the Company's real estate costs are significantly lower than those of many other retailers, averaging approximately $8 per square foot. In addition, virtually all new leases contain a "kick" clause that gives the Company the ability to terminate the lease without penalty for up to 18 months after lease inception. These kick clauses provide the Company with significant downside protection in opening new stores by allowing it to vacate a site that initially proves unprofitable. The Company is able to obtain kick clauses because it seldom requires significant build out of a lease site and because it is able to make productive use of challenging space.

  Integrated Management Information Systems and Inventory Controls. The Company believes its management information systems are among the most advanced in the retailing industry. These systems enable the Company to manage its flow of almost 80,000 SKUs from approximately 1,000 vendors on a real-time basis in order to make timely and accurate purchasing, distribution and merchandising decisions. The Company's proprietary merchandising and inventory control systems, point of sale system and state-of-the-art distribution management system are integrated with its financial reporting systems, providing the Company's buyers with a significant degree of control over inventory acquisition, distribution and sales performance. The Company's buyers can review, at the SKU level and on a real-time basis, the status of every open purchase order, inbound shipment, warehouse receipt, process shipment and item of store inventory. These systems further allow management to target merchandise for markdowns in an effective and systematic manner. At December 31, 1997, approximately 5% of the Company's inventory was more than one year old.

BUSINESS STRATEGY

  The Company's objective is to sustain its current growth and to enhance its productivity and operating performance by continuing to build on its existing, proven strengths. The Company intends to achieve this objective by pursuing the following existing strategies:

  Continue New Store Openings. The Company opened 31 new stores in 1997 and plans to increase its store base, in new and existing markets, by approximately 32 to 35 stores per year for the foreseeable future. The Company's "no-frills" approach enables it to open this number of stores for an aggregate cost of only $2 million per year, or approximately $60,000 per store excluding inventory. The Company intends to profitably increase its penetration of existing markets, capitalize on the success it has enjoyed in smaller single-store markets, where there are often no other retailers offering the Company's first quality products, and prudently expand into new major metropolitan markets that will provide the basis for long-term expansion.

  Enhance Sales Productivity. The Company has achieved average comparable store sales growth of approximately 6% per year since its initial public offering in 1986 and 18% for 1997. The growth has resulted from increases in (i) the number of customer transactions, (ii) the average number of items purchased per customer visit and (iii) the average price of such items. The average number of customer transactions has increased as a result of the increased frequency of stocking its stores during a sales event. The average number of items purchased by customers has increased as a result of the introduction of additional impulse-oriented merchandise, and the average price of items purchased has increased due to a greater mix of higher priced items. The Company intends to continue implementing these merchandising strategies to further enhance sales productivity.

  Capitalize on Favorable Industry Dynamics and Competitive Positioning. The Company is benefiting from several trends in the retailing industry. The increase in the application of just-in-time inventory management techniques and the increase in retailer consolidations have both resulted in a shift of inventory risk from retailers to manufacturers. In addition, in order to maintain market share in an increasingly competitive environment, manufacturers are introducing new products and new packaging more frequently. All of these factors have contributed to a broad and consistent supply of closeout merchandise for the Company.

  The Company believes it is the only retailer in the closeout industry that focuses on first quality gift and home furnishings merchandise, in contrast with most closeout retailers, which are general merchandisers or which focus on apparel. In addition, the Company caters to upscale customers, while the rest of the industry generally focuses on lower to middle income consumers. Finally, unlike other closeout retailers which operate on a year-round basis, Tuesday Morning operates on an event sale basis. The Company believes that its periodic schedule of openings causes its customers to plan their visits to the Company's stores to a greater extent than customers of conventional retailers whose product offerings are more predictable and store hours more extensive.

  Leverage Workforce and Technology. The Company believes that its investments in information systems and inventory control technology and in doubling its staff of experienced, specialized buyers over the last four years will bolster future growth in the breadth of its product offerings and will provide the support necessary for new store openings for the foreseeable future. The Company's existing systems technology is scalable, enabling the Company to expand or to upgrade its systems without significant additional expenditures in the near term. The Company's corporate infrastructure will also allow for future growth of the Company without significant expenditures beyond the marginal cost of hiring additional buyers.

CLOSEOUT RETAILING INDUSTRY

  The closeout retailing industry is distinguished from other retail formats by the manner in which the closeout retailer purchases its goods. Purchasing on a closeout basis enables the closeout retailer to sell goods at exceptionally low prices, often well below even the very best discount operators. In addition, the opportunistic nature of a closeout retailer's buying strategy often results in a lack of continuity of specific products. The combination of these factors creates a "treasure hunt" atmosphere for the closeout retailer's customers.

  The closeout retailing industry is benefiting from several trends in the retailing industry. The increase in the application of just-in-time inventory management techniques and the increase in retailer consolidations have both resulted in a shift of inventory risk from retailers to manufacturers. Furthermore, in order to maintain market share in an increasingly competitive environment, manufacturers are introducing new products and new packaging more frequently. The Company believes that these trends have helped make the closeout retailer an integral part of manufacturers' overall distribution strategies. As a result, manufacturers are increasingly looking for larger, more sophisticated closeout retailers, such as the Company, that can purchase large and varied quantities of merchandise and control the distribution and advertising of specific products to minimize disruption to the manufacturers' traditional distribution channels.

  Closeout merchandise is available to closeout retailers at low prices for a variety of reasons, including: the inability of a manufacturer or importer to dispose of merchandise through regular channels; the discontinuance of merchandise due to a change in style, color, shape or packaging; insufficient sales to justify continued production of an item; the fact that merchandise is out of season; the cancellation of orders placed by other retailers; or the termination of business by a manufacturer or wholesaler. Occasionally, the closeout retailer may be able to purchase closeout merchandise at low prices because a manufacturer may have an excess of raw material or production capacity. Most manufacturers of retail goods anticipate that they will sell a percentage of their products at substantially reduced prices. Accordingly, merchandise offered to closeout retailers covers most categories of merchandise at all levels of quality. A closeout retailer's buyers only buy at prices that allow them to underprice other retailers.

  The Company is distinguishable from its competitors within the closeout retailing industry in several respects. Most retailers in the closeout retailing industry are either general merchandisers or focus on apparel, while the Company's focus is on higher-end gift and home furnishings merchandise. In addition, most closeout retailers focus on lower and middle income consumers, while the Company generally caters to higher-income customers. Finally, unlike other closeout retailers which operate on a year-round basis, Tuesday Morning operates on an event sale basis. The Company believes that its periodic schedule of openings causes its customers to plan their visits to the Company's stores to a greater extent than customers of conventional retailers whose product offerings are more predictable and store hours more extensive.

MERCHANDISE

  Tuesday Morning stores sell a wide assortment of new, high-quality, brand-name, closeout merchandise. The Company does not sell seconds, irregulars, or factory rejects. The merchandise can be generally described as gift and home furnishings merchandise and primarily consists of crystal, dinnerware, silver serving pieces, gourmet housewares, bathroom, bedroom and kitchen accessories, linens and domestics, luggage, Christmas trim, toys, stationery and silk plants.

  Tuesday Morning differs from discount retailers in that it does not stock continuing lines of merchandise. Although general categories of merchandise are usually available during each sale, specific lines of merchandise frequently change, depending upon the availability of closeout merchandise at suitable prices.

  Since its inception, the Company has not experienced any significant difficulty in obtaining quality closeout merchandise in adequate volumes and at suitable prices. For the year ended December 31, 1997, the Company's top ten vendors accounted for approximately 19.6% of total purchases, with no one vendor accounting for more than 3.5%.

PRICING

  Tuesday Morning's pricing policy is to sell all merchandise at 50% to 80% below the retail prices generally charged by department and specialty stores. Prices are determined centrally and are uniform at all Tuesday Morning stores. Once a price is determined for a particular item, labels displaying Tuesday Morning's three-tiered pricing strategy are affixed to the product. A typical price tag displays three prices: its competitor's "regular" price, its competitor's "sale" price and finally the Tuesday Morning closeout price. Company management and buyers verify retail prices by reviewing prices published in advertisements and manufacturers' suggested retail price lists and by visiting department or specialty stores selling similar merchandise. The Company's advanced management information systems help provide the Company with excellent control over product pricing, and the availability of daily sales and inventory information enables the Company to markdown unsold merchandise on a timely and systematic basis and thereby more effectively manage inventory levels.

ADVERTISING

  The Company plans and implements an event selling advertising program for each sales event. The program includes direct mail and newspaper advertising and in-store promotion banners. Prior to each sales event, the Company initiates a direct mailing to its 4,000,000 preferred customers. These direct mailings offer customers the opportunity to purchase merchandise prior to the advertising of a sales event to the general public. After the first three days of each sales event, the Company commences an advertising campaign in local newspapers in each of its markets, emphasizing the significant price reductions available to customers and the high quality of the merchandise offered.


  Advertising expenses as a percentage of net sales were approximately 7.3%, 6.4% and 5.6% for the years ended December 31, 1995, 1996 and 1997, respectively.

STORE OPERATIONS


  At December 31, 1997, the Company operated 315 Tuesday Morning stores (323 stores as of March 15, 1998) in 33 states. During the year ended December 31, 1997, no single store accounted for more than 1.3% of the Company's net sales.

  The Company does not keep its stores open throughout the year, but instead opens them seven times a year to conduct approximately four to seven week sales events during the retailing industry's peak selling seasons. These events generally occur during the last six weeks of the first quarter, the last eight weeks of the second and third quarter (which contain two events each) and the last 12 weeks of the fourth quarter (which also contains two events). To encourage new and repeat shopping visits for each sales event, the Company has increased the frequency of merchandise shipments during a sales event. During each shipment, new items are delivered, stocked and promoted in every Tuesday Morning store. Tuesday Morning stores are closed to the public between sales events, and are used in these periods only to house inventory and to restock for the next sales event.

  The Company utilizes a "no-frills" approach to presenting merchandise. Stores are designed to be functional, with little emphasis placed upon fixtures and leasehold improvements. All merchandise at each store is displayed by type and size on racks or counters, and minimum inventory is maintained in stockrooms. Most merchandise is sold in its original shipping carton. Because most merchandise is sold on a self-service basis, the Company does not employ people solely to assist customers in locating merchandise or making selections.

  In keeping with Tuesday Morning's advertised policy of "Satisfaction Guaranteed or Your Money Cheerfully Refunded," any merchandise purchased from Tuesday Morning stores may be returned within 90 days with proof of purchase, for any reason. Customers, if not completely satisfied, are given a choice of either a cash refund or an equivalent value in merchandise.

  Operating hours during each sale are typically from 10:00 a.m. to 6:00 p.m. six days a week and until 8:00 p.m. on Thursday. The Company accepts cash, personal checks and most major credit cards.

STORE MANAGEMENT

  Each store has a manager who is responsible for recruiting, training and supervising store personnel and assuring that the store is managed in accordance with Company guidelines and established procedures. Store managers are full-time employees of the Company. When sales events are not in progress, these employees review store inventory and supervise restocking activities in preparation for the next sales event. The Company employs temporary employees at each Tuesday Morning store to serve as cashiers and to assist in stocking during each sales event. These temporary employees generally return to work in subsequent sales events, reducing the need for new hiring prior to each sales event. Typically, the Company will employ more temporary employees during the first few days of a sale, when customer traffic is highest.

  Company management and area managers visit selected stores while sales are in progress to review inventory levels and presentation, personnel performance, expense control, security and adherence to Company procedures. In addition, regional and area managers periodically meet with Company management to review store policies and to discuss purchasing, merchandising and advertising strategies for future sales events.

SITE SELECTION

  The Company opened 31 new stores in 1997 and plans to increase its store base by approximately 32 to 35 stores in each of the next several years, both in new markets and in existing markets. The new stores are expected to be similar in size, appearance and operation to existing stores.

  When selecting sites for new store locations, the Company reviews detailed demographic information for each new market area and generally limits its potential store locations to upper middle class communities. In order to reduce rental expense, Tuesday Morning does not select prime real estate sites. The Company believes that its customers are attracted to its stores principally by event selling, advertising and direct mail marketing that emphasize the large assortment of quality merchandise and low prices, rather than by location. Tuesday Morning has generally selected sites where there is a suitable existing building requiring minimal refurbishing. Fixture costs and store improvements are not material because of the Company's "no-frills" approach to selling its merchandise.

WAREHOUSING AND DISTRIBUTION

  An important aspect of Tuesday Morning's success involves its ability to warehouse and distribute merchandise quickly and efficiently. Virtually all merchandise is received by the Company at its central warehouse and distribution facilities in Dallas, Texas, where it is inspected, counted, priced, ticketed and designated for individual stores. The Company warehouses merchandise until shortly before each sale, at which time merchandise is distributed to individual Tuesday Morning stores, where it usually remains until sold at that sale or later sales. The merchandise sold by Tuesday Morning stores is generally carried by all of its stores. The amount of inventory carried by any single store varies depending upon the size and projected sales for that store. The Company does not maintain replenishment inventory in its warehouse and distribution facilities. Restocking of merchandise occurs only in successive events or in scheduled merchandise shipments during a sales event, but does not occur in response to sales activity within individual stores.

  The Company has an automated warehouse processing system which includes high-speed bar code scanners and radio frequency terminals installed in the Company's forklifts which facilitate efficient sorting and loading of high merchandise volumes for immediate store delivery. With this technology, the Company can instantly locate a piece of merchandise within its 905,000 square feet of warehousing space. The Company also utilizes third party warehousing in California for forward staging of processed merchandise in order to reduce restocking lead times as well as to reduce the size of stock rooms in the areas where real estate costs are expensive and store sizes relatively small. See "-- Management Information Systems." Since 1992, total costs to process inventory through the Company's warehouse as a percentage of the total cost of inventory processed have declined 2.3 percentage points, from 10.9% to 8.6%.

  The Company utilizes a leased fleet of trucks and trailers to distribute merchandise to its stores. In addition, at peak stocking periods, the Company uses common and contract carriers to distribute merchandise to stores.

PROPERTIES

  The Company owns one store located adjacent to its corporate offices in Dallas, Texas. All of the Company's other stores are leased from unaffiliated parties. The leases for the stores open December 31, 1997 provide for rentals which ranged from $2.26 to $19.34 per square foot per year, with an average rental of $8.18 per square foot per year. The annual rent per store is generally below $50,000 and store rent, as a percent of net sales, was 5.1% for the twelve months ending December 31, 1997. At December 31, 1997, the remaining maturities of such leases ranged from three months to approximately 10 years, with the average term of a store lease being approximately five years. New store leases typically include "kick clauses," which allow the Company to exit the lease after 12 to 18 months if the store does not achieve sales expectations. The Company believes that the termination of any particular lease would not have a material adverse effect on the Company's operations.

  The Company owns approximately 400,000 square feet of building space in Dallas, Texas. This houses its corporate offices, the main warehouse distribution facility and one store. The Company also leases 225,000 square feet of warehouse space in Dallas, Texas. The lease commenced January 1, 1993 and has been extended to June 30, 2001. In addition, the Company has entered into a five-year lease for 280,000 square feet of warehouse space which commenced in May 1997. These current distribution facilities, supplemented with short term rentals for peak times each year, are considered adequate to meet warehouse space requirements for the next several years. The Company owns approximately 51 acres of undeveloped land in the north Dallas area. This land is not currently being used for the business and is currently under contract to be sold.

MANAGEMENT INFORMATION SYSTEMS

  The Company has invested over $10.5 million over the last five years in computers, bar code scanners and radio frequency terminals, software programming and related equipment, technology and training. All of the Company's hardware and software, except for one software package, are Year 2000 compliant. No significant expenditures are anticipated in the foreseeable future. The Company maintains a corporate local area network (LAN), an inventory tracking and processing system and a point of sale system which enable it to efficiently control and process its inventory. Forklifts at the Company's warehouse are equipped with bar code scanners and radio frequency terminals, and the Company has more than 1,000 POS terminals, which capture daily sales data at the SKU level. The data is polled daily by the central office and used to identify selling trends on a Company-wide basis for each sale.

TRADEMARKS AND TRADENAMES

  The Company has registered the name "Tuesday Morning" as a service mark with the United States Patent and Trademark office.

COMPETITION

  The Company competes in the sale of merchandise with a variety of other retail merchandisers, including department, discount and specialty stores, many of which have locations nationwide, are larger and have greater financial resources than the Company. In addition, at various times throughout the year, department, discount and specialty stores also offer merchandise similar to that sold by the Company at reduced prices.

  Unlike its competitors, which primarily offer continuing lines of merchandise, the Company offers changing lines of merchandise, depending on availability at suitable prices. In addition, the Company distinguishes itself from other retailers by using an event based selling strategy. The Company believes that its periodic schedule of openings causes its customers to plan their visits to the Company's stores to a greater extent than customers of conventional retailers whose product offerings are more predictable and store hours more extensive. The Company competes with other retail establishments by offering new merchandise, all of which is sold at substantial reductions from original retail prices, and by offering a changing variety of high quality merchandise at prices which the Company believes the customer will recognize as significant values.

EMPLOYEES

  At December 31, 1997, the Company employed approximately 776 persons on a full-time basis and approximately 3,416 individuals in part-time positions. The Company's employees are not represented by any union. The Company has not experienced any work stoppage due to labor disagreements and regards its employee relations as good.

LEGAL PROCEEDINGS

  The Company is not aware of any legal proceedings pending or threatened against the Company that could have a material adverse effect on its financial position or results of operations.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The names, ages as of January 31, 1998, and principal positions of the Company's directors, executive officers and key employees are set forth below:

               Name               Age                  Position
               ----               ---                  --------

      Lloyd L. Ross.............   62  Chairman of the Board

      Jerry M. Smith............   61  President, Chief Executive Officer and Director

      Mark E. Jarvis............   46  Senior Vice President and Chief Financial Officer

      G. Michael Anderson.......   45  Senior Vice President, Buying Group

      Duane A. Huesers..........   42  Vice President, Finance and Assistant Secretary

      Richard Nance.............   51  Vice President, Information Systems of Tuesday
                                       Morning, Inc.

      Karen Costigan............   48  Vice President, Real Estate of Tuesday Morning, Inc.

      Andrew Paris..............   39  Vice President, Store Operations of Tuesday
                                       Morning, Inc.

      William J. Hunckler, III..   44  Director

      Benjamin D. Chereskin.....   39  Director

      Robin P. Selati...........   31  Director

     The following is a brief description of the business experience of the Company's directors, executive officers and key employees.

     Lloyd L. Ross is the founder of the Company. Since 1972, Mr. Ross has devoted his full time to the organization and operation of the Company and has served as Chairman of the Board and Chief Executive Officer since its incorporation in 1974. He also served as President of the Company from 1975 to 1985 and from 1989 to 1992. On December 29, 1997, Mr. Ross stepped down as Chief Executive Officer but continues to serve as Chairman of the Board.

     Jerry M. Smith joined the Company in 1984, was elected Vice President-Advertising/Public Relations and Store Operations in 1986 and was elected Senior Vice President - Advertising/Public Relations and Store Operations in 1989. He was elected Executive Vice President and appointed a director in November 1992. In September 1994, Mr. Smith was elected President and Chief Operating Officer. On December 29, 1997, Mr. Smith became the Company's Chief Executive Officer.

     Mark E. Jarvis joined the Company in September 1992 as Senior Vice President and Chief Financial Officer. From 1988 to 1992, he served in several capacities (most recently as Vice President and Treasurer) for Pier 1 Imports, Inc., a specialty retailer.

     G. Michael Anderson joined the Company in September 1989 as a buyer. In 1991, he was appointed Vice President, Buying, Smallwares Division. Mr. Anderson was elected Senior Vice President, Buying Group in December 1996. Prior to joining the Company, Mr. Anderson was a buyer for Affiliated Foods and Merchandise Manager for Fox-Meyer Drug Company.

     Duane A. Huesers joined the Company in 1992 as Vice President, Finance. Prior to joining the Company, Mr. Huesers served as Senior Vice President and Chief Financial Officer of Bookstop, Inc., a chain of book superstores.

     Richard Nance joined the Company in 1992 as Vice President, Information Systems. Prior to joining the Company, Mr. Nance was part of the information systems consulting group hired by the Company in 1991. Mr. Nance was elected Vice President, Information Systems in 1992.

     Karen Costigan joined the Company in 1982 as a Regional Manager of Store Operations, and became head of the real estate division in 1988. Ms. Costigan was elected Vice President, Real Estate in 1991. Prior to joining the Company, Ms. Costigan was Assistant Managing Director of Lord & Taylor in Chicago, Oak Brook and Dallas Northpark.

     Andrew Paris joined the Company in 1990 as Regional Manager of Store Operations. He was elected Vice President, Store Operations in 1996. Prior to joining the Company, Mr. Paris was Manager of Ramp Operations at People Express/Continental Airlines.

     William J. Hunckler, III has served as a director of the Company since December 29, 1997. Mr. Hunckler has been a Vice President of MDP since co-founding the firm in 1993. Prior to 1993, Mr. Hunckler was with First Chicago Venture Capital for 13 years. Mr. Hunckler currently serves on the board of directors of Beverages and More, Inc., The Cornerstone Investments Group, Inc., NWL Holdings, Inc. and Peter Piper, Inc.

     Benjamin D. Chereskin has served as a director of the Company since December 29, 1997. Mr. Chereskin has been a Vice President of MDP since co-founding the firm in 1993. Prior to 1993, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the board of directors of Beverages and More, Inc., The Cornerstone Investments Group, Inc., NWL Holdings, Inc. and Carrols Corporation.

     Robin P. Selati has served as a director of the Company since December 29, 1997. Mr. Selati has been with MDP since 1993. His prior experience was with Alex. Brown & Sons Incorporated as a Financial Analyst in the consumer/retailing investment banking group. Mr. Selati currently serves on the board of directors of Peter Piper, Inc., NWL Holdings, Inc. and Carrols Corporation.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid or accrued by the Company during the three years ended December 31, 1997 to or for the Company's chief executive officer and the other executive officers of the Company.

                                          ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                                          -------------------            -------------------------------------

                                                                         NUMBER OF
                                                                         SECURITIES
                                                                         UNDERLYING             ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR          SALARY           OPTIONS/SAR'S          COMPENSATION(a)
---------------------------               ----          ------           -------------          --------------
Lloyd L. Ross....................         1997        $444,100                 --                    $8,544
Chief Executive Officer in 1996           1996         375,400                 --                     5,751
                                          1995         354,150                 --                     6,769

Jerry M. Smith...................         1997         375,100                 --                     9,999
President                                 1996         297,600                 --                     9,670
                                          1995         297,100              150,000                   7,085

Mark E. Jarvis...................         1997         179,800                 --                     7,245
Senior Vice President and                 1996         164,600                 --                     8,010
  Chief Financial Officer                 1995         157,950                 --                     6,610

G. Michael Anderson (b)..........         1997         209,600                 --                     6,170
Senior Vice President                     1996         128,100                 --                     4,870

_________________________

(a) The amounts indicated reflect the aggregate value of the Company's contributions for each of the named executive officers to the Company's 401(k) defined contribution plan, group term life insurance and the Company's stock purchase plan.
(b) Mr. Anderson was promoted to the position of Senior Vice President, Buying Group, in December 1996.

CONSULTING AND EMPLOYMENT AGREEMENTS

     On December 29, 1997, Lloyd L. Ross, the Company's founder, entered into a two-year consulting and non-competition agreement which provides that he will serve as Chairman of the Company's Board of Directors and will facilitate in the Company's relationships with third parties and suppliers. Mr. Ross's consulting agreement provides for annual compensation of $250,000 per year (along with benefits similar to those offered to him prior to the Recapitalization) with an expected time commitment for Mr. Ross of 60 days per year. The consulting agreement for Mr. Ross also contains noncompete and nonsolicitation covenants and confidentiality provisions.

     On December 29, 1997, Jerry M. Smith, the Company's President since 1994, entered into a three-year employment agreement which provides that he will serve as the Company's President and Chief Executive Officer, as well as a director. Mr. Smith will receive an annual base salary of $475,000 per year, subject to possible increases, and a maximum annual bonus of up to 50% of his base salary, and will continue to receive the same benefits offered to him prior to the Acquisition. Mr. Smith's employment agreement also contains noncompete and nonsolicitation covenants and confidentiality provisions. See "Risk Factors-- Dependence on Key Personnel."

INVESTMENT BY MANAGEMENT AND STOCK OPTION PLAN

     In connection with the Recapitalization, Messrs. Ross, Smith, Jarvis and Anderson and certain other management members of the Company acquired the equivalent of approximately 7.6% of the Company's Common Stock outstanding immediately after the Acquisition. On December 29, 1997, the Company adopted a new stock option plan under which options may be granted to key employees covering up to 10% of the Company's fully diluted common equity. Mr. Smith has been granted options under the new plan covering 3% of such common equity. See "Certain Transactions."


                             CERTAIN TRANSACTIONS

     Since 1994, Lloyd L. Ross, an executive officer and a director of the Company, has borrowed funds from the Company from time to time. Mr. Ross's borrowings, which bore interest at the prime rate, had a balance, including accrued interest, of approximately $3,450,000 as of the Closing. In 1992, Jerry
M. Smith, an executive officer and a director of the Company, received a loan for the purchase of Company stock which, including accrued interest, had a balance of approximately $189,500 as of the Closing. Mr. Smith's loan also bore interest at the prime rate. On December 29, 1997, the maturity date of each such loan was extended to the seventh anniversary of the Closing except in certain circumstances described below. In addition, the interest rate of each such loan was changed, as of the Closing, from the prime rate of interest to the mid-term applicable federal rate as defined in Internal Revenue Code Section 1274(d).

     In order to effect the Recapitalization, the Company entered into a merger agreement (the "Merger Agreement") with Madison Dearborn Partners II, L.P., a Delaware limited partnership ("MDP"), and its wholly owned subsidiary, Tuesday Morning Acquisition Corp. ("Merger Sub"), pursuant to which Merger Sub merged with and into the Company and the Company became the surviving corporation (the "Merger"). Prior to the Merger, MDP assigned its rights and interests under the Merger Agreement to its affiliate, Madison Dearborn.

     In the Recapitalization, Messrs. Ross and Smith, together with Mark E. Jarvis and G. Michael Anderson, each an executive officer of the Company, and certain other members of the Company's management (the "Management Group") invested, in the aggregate, $7.5 million in shares of junior preferred stock and Common Stock of the Company. Prior to the Merger, the Management Group contributed shares of the Company's common stock to Merger Sub in the following amounts: approximately $5.5 million in the case of Mr. Ross, approximately $1.3 million in the case of Mr. Smith and a total of approximately $0.7 million from the other members of the Management Group. Members of the Management Group exercised stock options to the extent that they did not already own shares necessary to obtain the shares to be contributed.

     In the Merger, Mr. Ross's ownership position in the Merger Sub was converted into shares of the Company's Common Stock (representing approximately 5.5% of the total outstanding immediately after the Recapitalization) and approximately $5.2 million liquidation value of the Company's Junior Redeemable Preferred Stock (as defined). See "Description of the Capital Stock - Junior Redeemable Preferred Stock." On December 29, 1997, Mr. Ross entered into a Term Put Agreement with the Company and Madison Dearborn which provides him with the right, 24 months after the Closing, to put his Junior Redeemable Preferred Stock to the Company or Madison Dearborn for an amount equal to liquidation value plus any accrued but unpaid dividends. In the event that Mr. Ross exercises the put, he will be required to transfer his shares of the Company's Common Stock to the Company or Madison Dearborn, as the case may be, for no additional consideration and his loan will become due and payable to the Company or Madison Dearborn, as the case may be, at such time. Mr. Ross's loan will also become due and payable at such time when the Company exercises its option to redeem his shares of the Junior Redeemable Preferred Stock.

     In the Merger, Mr. Smith's ownership position in the Merger Sub was converted into shares of the Company's Common Stock (representing approximately 1.3% of the total outstanding immediately after the Recapitalization) and approximately $1.2 million liquidation value of the Junior Perpetual Preferred Stock (as defined). On December 29, 1997, Mr. Smith entered into an Employment Put Agreement with the Company which provides him with the right to require the Company to repurchase approximately 76% of the shares of Common Stock and Junior Perpetual Preferred Stock held by him (i) at any time on or after December 31, 2000 or (ii) prior to December 31, 2000 under certain circumstances, including the termination of his employment without cause and his death, permanent disability or incapacity. Under Mr. Smith's Employment Put Agreement, the Company will have the option to pay the purchase price for Mr. Smith's securities 25% in cash and 75% by the issuance of a subordinated promissory note payable in three equal annual installments, subject to corporate law restrictions and restrictions contained in the Senior Credit Facility, the Indenture, the Certificate of Designation and the Exchange Indenture.

     In the Merger, the ownership position in the Merger Sub of the rest of the Management Group, including those of Messrs. Jarvis and Anderson, was converted into shares of the Company's Common Stock and Junior Perpetual Preferred Stock. The Common Stock received by such members of the Company's management represented approximately 0.7% of the total outstanding immediately after the Acquisition. They also received shares of Junior Perpetual Preferred Stock having liquidation values, in the aggregate, of $0.7 million. See "Description of the Capital Stock--Junior Preferred Stock."

     As a result of the transactions described above, following the Recapitalization, the Management Group owned, in the aggregate, approximately $5.2 million liquidation value of the Junior Redeemable Preferred Stock, $1.9 million liquidation value of the Junior Perpetual Preferred Stock and approximately 7.6% of the Company's Common Stock outstanding immediately after the Acquisition.

     In connection with the Recapitalization, Madison Dearborn acquired a number of shares representing approximately 85.8% of the Company's Common Stock outstanding immediately after the Acquisition (approximately 77.2% on a fully diluted basis) and approximately $80.8 million liquidation value of the Junior Redeemable Preferred Stock of the Company for an aggregate purchase price of $85.4 million. Madison Dearborn renders certain management and advisory services to the Company for which it receives from the Company a fee in the amount of $350,000 per year.

     In connection with the Recapitalization, Madison Dearborn, the Management Group and the Company entered into a Stockholders Agreement which provides for, among other things, certain restrictions on the transfer of the Junior Redeemable Preferred Stock, the Junior Perpetual Stock and the Common Stock held by the Management Group (collectively, the "Management Shares"), the right of the Company to sell or cause to be sold all or a portion of the Management Shares in connection with a sale of the Company, the right of the Company to repurchase the Management Shares of any member of the Management Group upon the termination of such member for cause, certain rights by the Management Group to participate in certain sales of Common Stock by Madison Dearborn under certain circumstances, certain demand registration rights in favor of Madison Dearborn by which it may cause the Company to register all or part of the Common Stock held by it under the Securities Act, and certain "piggyback" registration rights in favor of Madison Dearborn and the Management Group.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of December 31, 1997 by each person who beneficially owns more than five percent of such Common Stock and by the directors and executive officers of the Company.

                                                                               Beneficial Ownership(a)
                                                                         -----------------------------------
                                                                         Number of                Percent of
   Name of Beneficial Owner                                                Shares                   Shares
   ------------------------                                              ----------               ----------
   Madison Dearborn Capital Partners II, L.P....................          3,216,482                    85.8%
     Three First National Plaza
     Chicago, IL  60602
   Lloyd L. Ross (b)............................................            207,149                     5.5%
   Jerry M. Smith...............................................             56,377                     1.5%
   Mark E. Jarvis...............................................              5,650                    *
   G. Michael Anderson..........................................              1,883                    *
   Benjamin D. Chereskin (c)....................................              --                       --
   William J. Hunckler, III (c).................................              --                       --
   Robin P. Selati (c)..........................................              --                       --
   All directors and executive officers as a group (7 persons)..            271,059                     7.2%

 _________________________

 *   Denotes ownership of less than 1.0%.

(a) "Beneficial ownership" generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security. Unless otherwise indicated, the Company believes that each shareholder has sole voting and investment power with regard to the shares listed as beneficially owned .
(b)  The address of Mr. Lloyd is the address of the Company.
(c) Messrs. Chereskin, Hunckler and Selati are principals of Madison Dearborn Partners, Inc., the general partner of Madison Dearborn Partners, L.P., the general partner of Madison Dearborn Capital Partners II, L.P., and therefore may be deemed to beneficially own the shares owned by Madison Dearborn Capital Partners II, L.P.

                   DESCRIPTION OF THE SENIOR CREDIT FACILITY

     As of the Closing, the Company entered into the Senior Credit Facility with the various lenders thereunder (collectively, the "Lenders"), Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as arranger and syndication agent, the Subsidiary Guarantors and Fleet National Bank, as administrative agent (the "Agent"). The following is a summary description of the principal terms of the Senior Credit Facility. The description set forth below does not purport to be complete and is qualified in its entirety by reference to the agreements setting forth the principal terms and conditions of the Senior Credit Facility, which are available upon request from the Company.

     Structure. The Senior Credit Facility consists of (a) Term Loans in an aggregate principal amount of $110.0 million (consisting of $40.0 million in Term Loan A loans and $70.0 million in Term Loan B loans) and (b) a Revolving Credit Facility providing for revolving loans to the Company (including a sublimit for letters of credit) in an aggregate principal amount at any time not to exceed the lesser of: (i) $90.0 million and (ii) the Company's borrowing base described below. The Revolving Credit Facility may be increased to $115.0 million subject to certain restrictions in the Senior Credit Facility and the Indenture.

     The entire amount of the Term Loans was borrowed under the Senior Credit Facility as of the Closing. No amounts were initially borrowed under the Revolving Credit Facility. The Revolving Credit Facility may be utilized to fund the Company's working capital requirements, including issuance of stand-by and trade letters of credit and for other general corporate purposes.

     The borrowing base under the Revolving Credit Facility is up to 50% (60% during the months of July through October) of the Company's eligible inventory. Eligible inventory does not include obsolete inventory and certain other items.

     Availability. The Revolving Credit Facility is be available at any time until the fifth anniversary of the Closing subject to the fulfillment of customary conditions precedent, including the absence of a default under the Senior Credit Facility and compliance with the borrowing base limitation described above.

     Security; Guarantees. The Company's obligations under the Senior Credit Facility are guaranteed by each existing and subsequently acquired or organized subsidiary of the Company, subject to certain exceptions. The Senior Credit Facility and the guarantees thereof are secured by a perfected first priority security interest in all substantial tangible and intangible assets of the Company and the guarantors and proceeds thereof, subject to certain permitted liens.

     Interest; Maturity. Borrowings under the Senior Credit Facility bear interest, payable quarterly (or at the end of each shorter interest period in the case of LIBOR loans), at a rate per annum equal (at the Company's option) to: (i) LIBOR plus an applicable margin or (ii) an alternate base rate equal to the Agent's corporate base rate plus an applicable margin. Initially, the applicable LIBOR-margin is 2.5% per annum for the Revolving Credit Facility and the Term Loan A loans and 3.0% per annum for the Term Loan B loans and 1.0% per annum less in each case for alternate base rate loans. The applicable margins vary depending upon the Company's leverage ratio. The Term Loan A loans and the Revolving Credit Facility mature on the fifth anniversary of the Closing, and the Term Loan B loans mature on the seventh anniversary. The Term Loans are required to be repaid, subject to certain exceptions, with: 75% of annual Excess Cash Flows (as defined) (such percentage to decline if a target ratio of total senior debt to EBITDA is achieved); 100% of the net proceeds of certain asset sales, insurance recoveries, debt incurrences and sale leasebacks over certain thresholds; and 50% of the net proceeds of public and private equity offerings and capital contributions.

     Fees. The Company is required to pay to the Lenders, on a quarterly basis, a commitment fee equal to 1/2 of 1% per annum on the undrawn portion of the Revolving Credit Facility, and is required to pay to the Agent an annual agency fee. The commitment fee will vary depending on the Company's leverage ratio. The Company is also obligated to pay (i) a per annum letter of credit fee equal to the applicable LIBOR-margin for the Revolving Credit Facility on the aggregate undrawn amount of outstanding letters of credit and (ii) an issuing fee for the letter of credit issuing bank equal to 1/4 of 1% per annum on the face amount of the letter of credit.

     Covenants. The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, create liens and give further negative pledges, make investments or loans or enter into joint ventures, create guarantees and other contingent obligations, pay dividends on or redeem or repurchase equity interests, merge, acquire other businesses, sell subsidiary stock, make capital expenditures, enter into sale leasebacks, sell or discount receivables, engage in certain transactions with affiliates, change its business, amend the Indenture or other material agreements, create subsidiaries and prepay other debt, including the Notes. In addition, the Senior Credit Facility requires that the Company comply with specified ratios and tests, including minimum interest coverage and fixed charge coverage ratios, minimum trailing four quarter EBITDA and a maximum ratio of total debt to trailing four quarter EBITDA.

     Events of Default. The Senior Credit Facility contains customary events of default, including non-payment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-default and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, certain events under the Employee Retirement Income Security Act of 1974, as amended, material judgments, actual or asserted invalidity of any guarantee or security interest and a change of control in certain circumstances as set forth therein.

                           DESCRIPTION OF THE UNITS

     Each unit consists of one share of Senior Exchangeable Preferred Stock and one share of Common Stock. The Senior Exchangeable Preferred Stock and the Common Stock will become separately transferable upon the earlier to occur of
(i) June 15, 1998; (ii) the occurrence of a Change in Control; (iii) the date on which a Preferred Stock Registration Statement is declared effective; (iv) immediately prior to any redemption of Preferred Stock by the Company with the proceeds of a Public Equity Offering and (v) such earlier date as determined by Merrill Lynch in its sole discretion (the date of the occurrence of an event specified in clauses (i) - (v) being the "Separation Date"). See "The Preferred Stock Exchange Offer." See "Description of the Capital Stock" for further information concerning the Common Stock offered pursuant to the Initial Unit Offering.

                    NEW SENIOR EXCHANGEABLE PREFERRED STOCK

     The terms of the New Senior Exchangeable Preferred Stock include those stated in the Certificate of Designation. The form and terms of the New Senior Exchangeable Preferred Stock are the same as the form and terms of the Old Senior Exchangeable Preferred Stock (which they replace) except that (i) the New Senior Exchangeable Preferred Stock bears a Series B designation, (ii) the New Senior Exchangeable Preferred Stock has been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and
(iii) the holders of New Senior Exchangeable Preferred Stock will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the dividend rate on the Old Senior Exchangeable Preferred Stock in certain circumstances relating to the timing of the Preferred Stock Exchange Offer, which rights will terminate when the Preferred Stock Exchange Offer is consummated. The New Senior Exchangeable Preferred Stock is subject to all such terms, and holders of the New Senior Exchangeable Preferred Stock are referred to the Certificate of Designation for a statement of them. The following is a summary of the material terms and provisions of the New Senior Exchangeable Preferred Stock. This summary does not purport to be a complete description of the New Senior Exchangeable Preferred Stock and is subject to the detailed provisions of, and qualified in its entirety by reference to, the New Senior Exchangeable Preferred Stock and the Certificate of Designation (including the definitions contained therein). A copy of the Certificate of Designation has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Definitions relating to certain capitalized terms are set forth under "--Exchange Debentures--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Certificate of Designation and such definitions are incorporated herein by reference. The Old Senior Exchangeable Preferred Stock and the New Senior Exchangeable Preferred Stock are sometimes referred to herein collectively as the "Senior Exchangeable Preferred Stock." Any descriptions of the Senior Exchangeable Preferred Stock presented in the future tense shall refer to the New Senior Exchangeable Preferred Stock, where appropriate.

GENERAL

     The Board of Directors of the Company adopted resolutions authorizing the issuance of up to 1,000,000 shares of Senior Exchangeable Preferred Stock, which consisted of 250,000 shares of Old Senior Exchangeable Preferred Stock which were issued in the Initial Unit Offering plus 250,000 additional shares of Senior Exchangeable Preferred Stock which may be used to pay dividends on the Senior Exchangeable Preferred Stock if the Company elects to pay dividends in additional shares of Senior Exchangeable Preferred Stock, and filed a Certificate of Designation with respect thereto with the Secretary of State of the State of Delaware as required by Delaware law. The Senior Exchangeable Preferred Stock will rank junior in right of payment to all liabilities and obligations (whether or not for borrowed money) of the Company (other than Common Stock and any present and future classes of preferred stock of the Company). In addition, creditors and stockholders of the Company's subsidiaries will also have priority over the Senior Exchangeable Preferred Stock with respect to claims on the assets of such subsidiaries. The Company may, at its option, exchange the Senior Exchangeable Preferred Stock, in whole but not in part, into Exchange Debentures on any scheduled dividend payment date. See "-- Exchange." The Senior Exchangeable Preferred Stock, when issued and paid for and when issued in lieu of cash dividends, will be fully paid and non-assessable, and the holders thereof will have no subscription or preemptive rights related thereto.

RANKING

     The Senior Exchangeable Preferred Stock, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Company, will rank senior to all classes of common stock and each other class of capital stock or series of preferred stock of the Company, except as set forth in this paragraph (collectively referred to, together with all classes of common stock of the Company, as "Junior Securities"). The Certificate of Designation provides that the Company may not, without the consent of the holders of a majority of the then outstanding shares of Senior Exchangeable Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any class or series of capital stock of the Company ranking on a parity with the Senior Exchangeable Preferred Stock (collectively, the "Parity Securities") or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Parity Securities. The Certificate of Designation provides that the Company may not, without the consent of the holders of at least two-thirds of the then outstanding shares of Senior Exchangeable Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any class or series of capital stock of the Company ranking senior to the Senior Exchangeable Preferred Stock (collectively, the "Senior Securities") or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Senior Securities.

DIVIDENDS

     Holders of Senior Exchangeable Preferred Stock will be entitled, when, as and if declared by the Board of Directors, out of funds legally available therefor, to receive dividends on each outstanding share of the Senior Exchangeable Preferred Stock, at the annual rate of 13 1/4% of the then effective liquidation preference per share of Senior Exchangeable Preferred Stock. Dividends on the Senior Exchangeable Preferred Stock are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 1998. The right to dividends on the Senior Exchangeable Preferred Stock will be cumulative (whether or not earned or declared), without interest, from the date of issuance of the Senior Exchangeable Preferred Stock. On and before December 15, 2002, dividends may, at the option of the Company, be paid either in cash or in additional fully paid and non-assessable shares of Senior Exchangeable Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. The issuance of such additional shares of Senior Exchangeable Preferred Stock will constitute "payment" of the related dividend for all purposes of the Certificate of Designation. After December 15, 2002, dividends may only be paid in cash.

     If any dividend payable on any dividend payment date on or before December 15, 2002 is not declared or paid in full in cash on such dividend payment date, the amount payable as dividends on such dividend payment date that is not paid in cash on such dividend payment date will be added to the liquidation preference of the Senior Exchangeable Preferred Stock on such dividend payment date until such dividend is paid in additional fully paid and non-assessable shares of Senior Exchangeable Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends.

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Senior Exchangeable Preferred Stock. If full dividends are not so paid, the Senior Exchangeable Preferred Stock shall share dividends pro rata with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities), and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on the Senior Exchangeable Preferred Stock; provided, however, the Company may repurchase, redeem or otherwise acquire or retire for value the Management Stock in accordance with the provisions of "Limitation on Restricted Payments." Holders of the Senior Exchangeable Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

VOTING RIGHTS

     Holders of the Senior Exchangeable Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designation. The Certificate of Designation provides that if (a) dividends on the Senior Exchangeable Preferred Stock are in arrears and unpaid (and if with respect to dividends payable for periods beginning after December 15, 2002, such dividends are not paid in cash) for six quarterly periods (whether or not consecutive); (b) the Company fails to discharge its obligation to redeem the Senior Exchangeable Preferred Stock on the Mandatory Redemption Date or fails to otherwise discharge any redemption obligation with respect to the Senior Exchangeable Preferred Stock; (c) the Company fails to make a Change in Control Offer if such offer is required by the provisions set forth under "--Change in Control" below or fails to purchase shares of Senior Exchangeable Preferred Stock from holders who elect to have such shares purchased pursuant to the Change in Control Offer; (d) a breach or violation of any of the provisions described under the caption "--Certain Provisions" occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Senior Exchangeable Preferred Stock then outstanding; or (e) the Company or any Restricted Subsidiary fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $10.0 million or more at any time, then the holders of the majority of the then outstanding Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, will be entitled to elect the lesser of two directors of the Board of Directors or at least 25% of the Board of Directors. Such voting rights will continue until such time as, in the case of a dividend default, all dividends in arrears on the Senior Exchangeable Preferred Stock are paid in full (and with respect to dividends payable for periods beginning after December 15, 2002, paid in cash) and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of at least a majority of the shares of Senior Exchangeable Preferred Stock then outstanding, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (a) through (e) above is referred to herein as a "Voting Rights Triggering Event."

     Any vacancy occurring in the office of the director elected by holders of the Senior Exchangeable Preferred Stock may be filled by the remaining directors elected by such holders unless and until such vacancy shall be filled by such holders.

     The Certificate of Designation also provides that the Company may not amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Senior Exchangeable Preferred Stock, or authorize the issuance of any additional shares of Senior Exchangeable Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class. The holders of at least a majority of the outstanding shares of Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, may also waive compliance with any provision of the Certificate of Designation. In addition, as provided above under "--Ranking," the Company may not authorize, create (by way of reclassification or otherwise) or issue (i) any Parity Securities, or any obligation or security convertible into or evidencing the right to purchase any Parity Securities, without the affirmative vote or consent of the holders of a majority of the then outstanding shares of Senior Exchangeable Preferred Stock and (ii) any Senior Securities, or any obligation or security convertible into or evidencing the right to purchase Senior Securities, without the affirmative vote or consent of the Holders of at least two-thirds of the then outstanding shares of the Senior Exchangeable Preferred Stock, in each case voting as a separate class.

     Under Delaware law, holders of preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, increase or decrease the aggregate number of authorized shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

REDEMPTION

Mandatory Redemption

     On December 15, 2009 (the "Mandatory Redemption Date"), the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Senior Exchangeable Preferred Stock at a price equal to the liquidation preference thereof plus, without duplication, all accumulated and unpaid dividends, if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Senior Exchangeable Preferred Stock.

Optional Redemption

     The Company at its option may, but shall not be required to, redeem for cash the Senior Exchangeable Preferred Stock (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after December 15, 2002, in whole or in part, at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below, together with, without duplication, all accumulated and unpaid dividends, if any, to the date of redemption (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the date of redemption to the date of redemption), if redeemed during the twelve-month period beginning on December 15 of each of the years indicated below:

          Year                                    Percentage
          ----                                    ----------
          2002.................................     109.938%
          2003.................................     106.625%
          2004.................................     103.313%
          2005 and thereafter..................     100.000%

     In addition, at any time on or prior to December 15, 2001, the Company may redeem for cash all, but not less than all, of the outstanding Senior Exchangeable Preferred Stock within 20 days of a Public Equity Offering with the net proceeds of such offering at a redemption price per share equal to 113.25% of the aggregate liquidation preference thereof, together with, without duplication, an amount in cash equal to all accumulated and unpaid dividends, if any, to the date of redemption (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the date of redemption to the date of redemption), subject to the right of holders of record on the relevant record date to receive dividends due on a dividend payment date.

     No optional redemption may be authorized or made unless on or prior to such redemption full unpaid cumulative dividends shall have been paid or a sum set apart for such payment on the Senior Exchangeable Preferred Stock.

     If less than all of the shares of the Senior Exchangeable Preferred Stock are to be redeemed, the shares of Senior Exchangeable Preferred Stock to be redeemed will be selected not more than 60 days prior to the redemption date by the Transfer Agent by such method as the Transfer Agent will deem fair and appropriate; provided, however, that no such partial redemption will reduce the principal amount of the shares of Senior Exchangeable Preferred Stock not redeemed to less than $100 per share. Notice of redemption will be mailed, first class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Senior Exchangeable Preferred Stock to be redeemed at its registered address. On or after the redemption date, dividends will cease to accumulate on the shares of Senior Exchangeable Preferred Stock called for redemption and accepted for payment.

Procedure for Redemption

     On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of Senior Exchangeable Preferred Stock called for redemption, and all rights of holders of such shares will terminate except for the right to receive the redemption price. The Company will send a written notice of redemption by first class mail to each holder of record of shares of Senior Exchangeable Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption.

EXCHANGE

     The Company may, at its option, subject to certain conditions, on any scheduled dividend payment date, exchange the Senior Exchangeable Preferred Stock, in whole but not in part, for the Exchange Debentures; provided that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Senior Exchangeable Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) no Voting Rights Triggering Event has occurred and is continuing at the time of such exchange; (iv) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture and no default or event of default would exist under any material instrument governing Indebtedness outstanding at the time; (v) the Exchange Indenture has been qualified under the Trust Indenture Act, if such qualification is required at the time of exchange; and (vi) the Company shall have delivered to the Debenture Trustee an Opinion of Counsel reasonably satisfactory to such Debenture Trustee (as defined herein) to the effect that all conditions to be satisfied prior to such exchange have been satisfied. See "--The Exchange Debentures" below for the terms of the Exchange Debentures. Holders of Senior Exchangeable Preferred Stock so exchanged will be entitled to receive a principal amount of Exchange Debentures equal to $1.00 for each $1.00 of the liquidation preference of Senior Exchangeable Preferred Stock held by such holders at the time of exchange plus an amount per share in cash (or, on or prior to December 15, 2002, in principal amount of Exchange Debentures) equal to all accumulated but unpaid dividends to the exchange date (including an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the exchange date to the exchange date).

     The Exchange Debentures will be issuable only in denominations of $1,000 and integral multiples thereof. An amount in cash will be paid to holders for any principal amount otherwise issuable which is less than $1,000. Following such exchange, all dividends on the Senior Exchangeable Preferred Stock will cease to accrue, the rights of the holders of Senior Exchangeable Preferred Stock as stockholders of the Company shall cease and the person or persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated as the registered holder or holders of such Exchange Debentures. Notice of exchange will be mailed at least 30 days but not more than 60 days prior to the date of exchange to each holder of Senior Exchangeable Preferred Stock. See "--The Exchange Debentures" below.

     In addition, under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer law, if at the time of the Company's payment of dividends on, redemption of or exchange of Exchange Debentures for, the Senior Exchangeable Preferred Stock (i) the Company is insolvent or rendered insolvent by reason thereof, (ii) the Company is engaged in a business or transaction for which the Company's remaining assets constitute unreasonably small capital or (iii) the Company intends to incur or believes that it would incur debts beyond its ability to pay such debts as they mature, then the relevant distribution to holders of Senior Exchangeable Preferred Stock could be avoided in whole or in part as a fraudulent conveyance and such holders could be required to return the same or equivalent amounts to or for the benefit of existing or future creditors of the Company. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction which is being applied. Generally the Company would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Senior Exchangeable Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution $100.00 per share, plus, without duplication, an amount equal in cash to all accumulated and unpaid dividends, if any, thereon (including by way of a deemed increase in liquidation value) to the date fixed for liquidation, dissolution or winding-up of the Company (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, on any common stock of the Company. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Senior Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the Company.

     The Certificate of Designation for the Senior Exchangeable Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Senior Exchangeable Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Senior Exchangeable Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Senior Exchangeable Preferred Stock will exceed its par value. Consequently, there will be no restriction upon any surplus of the Company solely because the liquidation preference of the Senior Exchangeable Preferred Stock will exceed the par value, and there will be no remedies available to holders of the Senior Exchangeable Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Senior Exchangeable Preferred Stock and its par value.

     At December, 31, 1997, the Company had $110.0 million of Senior Indebtedness (all of which represented Indebtedness under the Senior Credit Facility) and $100.0 million of Senior Subordinated Indebtedness (all of which represented Indebtedness under the Notes) outstanding, and the Company had additional availability of $35.8 million for revolving credit facility borrowings under the Senior Credit Facility, all of which would have been Senior Indebtedness, if borrowed. See "Unaudited Pro Forma Financial Statements."

CHANGE IN CONTROL

     The Certificate of Designation provides that, upon the occurrence of a Change in Control, the Company will make an offer to purchase for cash all or any part of the Senior Exchangeable Preferred Stock pursuant to the offer described below (a "Change in Control Offer") at a price in cash (a "Change in Control Payment") equal to 101% of the liquidation preference thereof, plus all accumulated and unpaid dividends, if any, to the date of purchase (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the date of purchase to such date). The Certificate of Designation provides that within 30 days following any Change in Control, the Company will mail a notice to each holder of Senior Exchangeable Preferred Stock with a copy to the transfer agent, with the following information: (a) a Change in Control Offer is being made pursuant to the covenant entitled "Change in Control," and that all Senior Exchangeable Preferred Stock properly tendered pursuant to such Change in Control Offer will be accepted for payment; (b) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 75 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change in Control Payment Date"); (c) any Senior Exchangeable Preferred Stock not properly tendered will remain outstanding and continue to accumulate dividends; (d) unless the Company defaults in the payment of the Change in Control Payment, all Senior Exchangeable Preferred Stock accepted for payment pursuant to the Change in Control Offer will cease to accumulate dividends on the Change in Control Payment Date; (e) holders electing to have any shares of Senior Exchangeable Preferred Stock purchased pursuant to a Change in Control Offer will be required to surrender such shares, properly endorsed for transfer, to the transfer agent and registrar for the Senior Exchangeable Preferred Stock at the address specified in the notice prior to the close of business on the third Business Day preceding the Change in Control Payment Date; (f) holders will be entitled to withdraw their tendered shares of Senior Exchangeable Preferred Stock and their election to require the Company to purchase such shares, provided that the transfer agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the aggregate liquidation preference of the Senior Exchangeable Preferred Stock tendered for purchase, and a statement that such holder is withdrawing his tendered shares of Senior Exchangeable Preferred Stock and his election to have such shares of Senior Exchangeable Preferred Stock purchased; and (g) that holders whose shares of Senior Exchangeable Preferred Stock are being purchased only in part will be issued new shares of Senior Exchangeable Preferred Stock equal in aggregate liquidation preference to the unpurchased portion of the shares of Senior Exchangeable Preferred Stock surrendered, which unpurchased portion must be equal to $1,000 in aggregate liquidation preference or an integral multiple thereof.

     The Certificate of Designation provides that on the Change in Control Payment Date, the Company will, to the extent permitted by law, (a) accept for payment all shares of Senior Exchangeable Preferred Stock or portions thereof properly tendered pursuant to the Change in Control Offer, (b) deposit with the transfer agent and registrar an amount in cash equal to the aggregate Change in Control Payment in respect of all shares of Senior Exchangeable Preferred Stock or portions thereof so tendered and (c) deliver, or cause to be delivered, to the transfer agent and registrar for cancellation the shares of Senior Exchangeable Preferred Stock so accepted together with an Officers' Certificate stating that such shares of Senior Exchangeable Preferred Stock or portions thereof have been tendered to and purchased by the Company. The Certificate of Designation provides that the transfer agent and registrar will promptly mail to each holder of Senior Exchangeable Preferred Stock the Change in Control Payment for such Senior Exchangeable Preferred Stock, and the transfer agent will promptly mail to each holder new shares of Senior Exchangeable Preferred Stock equal in aggregate liquidation preference to any unpurchased portion of Senior Exchangeable Preferred Stock surrendered, if any. The Company will publicly announce the results of the Change in Control Offer on or as soon as practicable after the Change in Control Payment Date.

     If a Change in Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change in Control Payment for all of the Senior Exchangeable Preferred Stock that might be delivered by holders of the Senior Exchangeable Preferred Stock seeking to accept the Change in Control Offer. The failure of the Company to make or consummate the Change in Control Offer or pay the Change in Control Payment when due would result in an Event of Default and would give the Transfer Agent and the holders of the Senior Exchangeable Preferred Stock the rights described under "--Events of Default."

     One of the events which constitutes a Change in Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Senior Exchangeable Preferred Stock elect to require the Company to purchase the Senior Exchangeable Preferred Stock and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require the Company to repurchase such holder's Senior Exchangeable Preferred Stock upon the occurrence of a Change in Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change in Control.

     The Company will comply with the applicable tender offer rules, including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change in Control Offer.

     The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under the Senior Credit Agreement or under Indebtedness as in effect on the date of the Indenture) that would materially impair the ability of the Company to make a Change in Control Offer to purchase the Senior Exchangeable Preferred Stock or, if such Change in Control Offer is made, to pay for the Senior Exchangeable Preferred Stock tendered for purchase.

     Prior to making a Change in Control Offer the Company shall be required to have terminated all commitments and repaid in full all Indebtedness under the Senior Credit Agreement and the Notes, respectively, and or to have obtained the requisite consents under the Senior Credit Agreement and the Indenture to permit the purchase of the Senior Exchangeable Preferred Stock as provided for under this covenant. Failure to mail the notice on the date specified above or to have satisfied the foregoing condition precedent by the date that the notice is required to be mailed would constitute a default under the Certificate of Designation. If, as a result thereof, a default occurs with respect to any Indebtedness, the funds remaining after the repurchase of such Indebtedness may limit the Company's ability to repurchase the Senior Exchangeable Preferred Stock.

CERTAIN PROVISIONS

     The Certificate of Designation contains the following provisions, among others:

     Limitation on Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) if at the time of such incurrence (a) no Voting Rights Triggering Event shall have occurred and be continuing or shall occur as a consequence thereof and (b) the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness for which internal financial statements are available, taken as one period (and after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period, (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period) and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period), would have been at least equal to 2.0 to 1.0.

     Limitations on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

          (i) declare or pay any dividend on, or make any distribution to the holders of any Parity Securities or Junior Securities (other than dividends or distributions payable solely in shares of Qualified Capital Stock (other than Senior Securities) or in options, warrants or other rights to purchase shares of Qualified Capital Stock (other than Senior Securities));

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Parity Securities or Junior Securities or any Capital Stock of the Company or any Affiliate of the Company or any options, warrants or other rights to acquire Parity Securities or Junior Securities or such Capital Stock (other than such options, warrants or rights owned by the Company or a wholly owned Restricted Subsidiary);

          (iii) declare or pay any dividend on, or make any distribution to holders of any shares of Capital Stock of any Restricted Subsidiary (other than to the Company or any of its wholly owned Restricted Subsidiaries or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis); or

          (iv) make any Investment (other than any Permitted Investment) in any Person

(such payments or other actions described in (but not excluded from) clauses
(i) through (iv) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Voting Rights Triggering Event shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" provision and (3) the aggregate amount of all Restricted Payments declared or made after the Issuance Date shall not exceed the sum of:

          (A) 50% of the Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's first fiscal quarter after the Issuance Date and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss), plus

          (B) the aggregate net cash proceeds received after the Issuance Date by the Company from the issuance or sale (other than to any Restricted Subsidiary) of shares of Qualified Capital Stock of the Company (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company, plus

          (C) the aggregate net cash proceeds received after the Issuance Date by the Company from the issuance or sale (other than to any Restricted Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, plus

          (D) to the extent that any Investment constituting a Restricted Payment that was made after the Issuance Date is sold or is otherwise liquidated or repaid, an amount (to the extent not included in Consolidated Adjusted Net Income) equal to the sum of (I) the lesser of (x) the cash proceeds with respect to such Investment (less the cost of the disposition of such Investment and net of taxes) and (y) the initial amount of such Investment, and (II) with respect to solely any Restricted Payment to be made pursuant to clause (iv) of this paragraph (a), the cash proceeds with respect to such Investment (less the cost of the disposition of such Investment and net of taxes) in excess of the amount in (I), plus

          (E)   $5 million.

          (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (with respect to clauses (ii), (iii), (iv), (v) and (vi) below) at the time of and after giving effect thereto no Voting Rights Triggering Event has occurred and is continuing:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend would have complied with the provisions of paragraph (a) above;

          (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock (other than Senior Securities) of the Company;

          (iii) the repurchase, redemption or other acquisition or retirement for value of shares of Management Stock; provided that (1) the Company is required, by the terms of written agreements between the Company and each of Lloyd L. Ross and Jerry M. Smith as in effect on the Issuance Date, to effect such purchase, redemption or other acquisition or retirement for value of such shares and (2) the aggregate consideration paid by the Company for such shares so purchased, redeemed or otherwise acquired or retired for value does not exceed $25.0 million in the aggregate;

          (iv) the repurchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company from employees who have died (or their estates or beneficiaries) or whose employment has been terminated; provided that such payment shall not exceed $1.5 million in any twelve-month period, excluding any amounts used to repurchase, redeem, acquire or retire for value shares of Capital Stock of the Company pursuant to clause (iii) above;

          (v) repurchases of Capital Stock of the Company (or warrants or options convertible into or exchangeable for such Capital Stock) deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) represent a portion of the exercise price of such options; and

          (vi) the issuance by the Company of shares of Preferred Stock as dividends paid in kind on the Preferred Stock of the Company outstanding on the Issuance Date or on shares of Preferred Stock so issued as payment in kind dividends, such dividends made pursuant to the terms of the Certificate of Designation for such Preferred Stock as in effect on the Issuance Date.

The actions described in clauses (i), (ii), (iii), (iv) and (v) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above, and the actions described in clause (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

     (c) Notwithstanding the foregoing, the Company will not, and will not permit any Restricted Subsidiary to, pay any cash dividends on any shares of Capital Stock of the Company which shall rank junior to the Senior Exchangeable Preferred Stock until such time as the Notes have received a rating from Moody's of at least "B1" or higher.

     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company (i) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a wholly owned Restricted Subsidiary) and (ii) will not permit any Person (other than the Company or a wholly owned Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this provision shall not prohibit (A) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Certificate of Designation, (B) the ownership by other Persons of Qualified Capital Stock (other than Preferred Stock) issued prior to the time such Restricted Subsidiary became a Subsidiary of the Company that was neither issued in contemplation of such Subsidiary becoming a Subsidiary nor acquired at that time or (C) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

     Consolidation, Merger and Sale of Assets. The Company will not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia; (ii) the Senior Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of the Surviving Entity having in respect of the Surviving Entity the same rights and privileges that the Senior Exchangeable Preferred Stock had immediately prior to such transaction with respect to the Company; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing; (iv) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Company (or the Surviving Entity, as the case may
be) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described above under "Limitation on Indebtedness"; and (v) the Company shall have delivered to the Transfer Agent an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer comply with the Certificate of Designation. The Surviving Entity will file an appropriate certificate of designation with respect to the preferred stock referred to in clause (ii) above with the Secretary of State (or similar public official) of the jurisdiction under whose laws it is organized. In such event, the Company will be released from its obligations under the Certificate of Designation.

     Reports and Other Information. The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Transfer Agent, and provide to each holder of Senior Exchangeable Preferred Stock, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Senior Exchangeable Preferred Stock promptly upon written request.

TRANSFER AGENT AND REGISTRAR

     United States Trust Company of New York will be the Transfer Agent and Registrar for the Senior Exchangeable Preferred Stock.


                            THE EXCHANGE DEBENTURES

     The Exchange Debentures, if issued, will be issued under the Exchange Indenture dated as of December 29, 1997 (the "Exchange Indenture"), among the Company, as issuer, the Subsidiary Debenture Guarantors, as guarantors, and United States Trust Company of New York, as trustee (the "Debenture Trustee"). The Exchange Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Exchange Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions, including the definitions of certain terms contained therein and those made part of the Exchange Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

GENERAL

     The Exchange Debentures will be unsecured obligations of the Company and will be limited in aggregate principal amount to the aggregate original liquidation preference of the Senior Exchangeable Preferred Stock, plus accumulated and unpaid dividends, if any, on the date of exchange of the Senior Exchangeable Preferred Stock into Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof (other than with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future Senior Indebtedness and Senior Subordinated Indebtedness of the Company.

     The Exchange Debentures will mature on December 15, 2009. Each Exchange Debenture will accrue interest at the dividend rate of the Senior Exchangeable Preferred Stock from the Exchange Date or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable quarterly in cash (or, on or prior to December 15, 2002, in additional Exchange Debentures having a principal amount equal to the cash interest otherwise payable, or in a combination of cash and Exchange Debentures, at the option of the Company) in arrears on each March 15, June 15, September 15 and December 15 commencing with the first such date after the Exchange Date. Interest on the Exchange Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

     In the event that the Exchange Date occurs prior to the issuance of the New Senior Exchangeable Preferred Stock, the provisions of the Preferred Stock Registration Rights Agreement described below under "The Preferred Stock Exchange Offer" shall apply to the registration of the Exchange Debentures, except that the changes in dividend rate referred to therein shall result in corresponding changes in the interest rate on the Exchange Debentures.

     Principal of and premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures will be exchangeable and transferable (subject to compliance with transfer restrictions imposed by applicable securities laws for so long as the Exchange Debentures are not registered for resale under the Securities Act), at the office or agency of the Company in The City of New York (which initially will be the corporate trust office of the Trustee); provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. No service charge will be made for any registration of transfer or exchange of Exchange Debentures, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

DEBENTURE GUARANTEES

     Payment of the principal of, premium, if any, and interest on the Exchange Debentures, when and as the same become due and payable (whether at Stated Maturity or on a redemption date, or pursuant to a Change in Control Purchase Offer or an Excess Proceeds Offer, and whether by declaration of acceleration, call for redemption or otherwise), will be guaranteed, jointly and severally, on an unsecured subordinated basis by the Subsidiary Debenture Guarantors. The Exchange Indenture will provide that the obligations of each Subsidiary Debenture Guarantor under its Debenture Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable laws.

     The Exchange Indenture will require that each Restricted Subsidiary organized within the United States and certain other Restricted Subsidiaries issue a Debenture Guarantee. Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Exchange Indenture.

     The Exchange Indenture will provide further that, so long as no Default exists, the Debenture Guarantee issued by any Subsidiary Debenture Guarantor shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer to any Person that is not an Affiliate of the Company of all of the Company's and its Restricted Subsidiaries' Capital Stock in, or all or substantially all the assets of, such Subsidiary Debenture Guarantor (which transaction is otherwise in compliance with the Exchange Indenture, including, without limitation, the provisions of "--Certain Covenants-- Limitation on Sale of Assets" and "--Limitation on Issuances and Sales of Capital Stock of Subsidiaries").

RANKING

     The payment of the principal of, premium, if any, and interest on the Exchange Debentures will be subordinated in right of payment, as set forth in the Exchange Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness and Senior Subordinated Indebtedness whether outstanding on the date of the Exchange Indenture or thereafter incurred.

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company (except in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under "Consolidation, Merger and Sale of Assets" below), the holders of Senior Indebtedness and Senior Subordinated Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness and Senior Subordinated Indebtedness, or provision shall be made for such payment in full, before the holders of Exchange Debentures will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness and Senior Subordinated Indebtedness that may at the time be outstanding to at least the same extent as the Exchange Debentures are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") and any payment made pursuant to the provisions described under "-- Certain Covenants--Defeasance or Covenant Defeasance of Exchange Indenture" from monies or U.S. Government Obligations previously deposited with the Debenture Trustee) on account of principal of, or premium, if any, or interest on the Exchange Debentures; and any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities and payments made pursuant to the provisions described under "--Certain Covenants--Defeasance or Covenant Defeasance of Exchange Indenture" from monies or U.S. Government Obligations previously deposited with the Debenture Trustee), by set-off or otherwise, to which the holders of the Exchange Debentures or the Debenture Trustee would be entitled but for the provisions of the Exchange Indenture shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness and Senior Subordinated Indebtedness or their representative or representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness and Senior Subordinated Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness and Senior Subordinated Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness and Senior Subordinated Indebtedness.

     No payment or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities and payments made pursuant to the provisions described under "-- Certain Covenants--Defeasance or Covenant Defeasance of Exchange Indenture" from monies or U.S. Government Obligations previously deposited with the Exchange Trustee), may be made by or on behalf of the Company on account of principal of, premium, if any, or interest on the Exchange Debentures or on account of the purchase, redemption or other acquisition of Exchange Debentures upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest on Designated Senior Indebtedness (a "Payment Default") until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

     No payment or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities and payments made pursuant to the provisions described under "-- Certain Covenants--Defeasance or Covenant Defeasance of Exchange Indenture" from monies or U.S. Government Obligations previously deposited with the Debenture Trustee), may be made by or on behalf of the Company on account of principal of, premium, if any, or interest on the Exchange Debentures or on account of the purchase, redemption or other acquisition of Exchange Debentures for the period specified below (a "Payment Blockage Period") upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated (a "Non-Payment Default") and receipt by the Exchange Trustee of written notice thereof from the trustee or other representative of holders of Designated Senior Indebtedness.

     The Payment Blockage Period will commence upon the date of receipt by the Debenture Trustee of written notice from the trustee or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of (i) 179 days thereafter (provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such Non-Payment Default is cured, waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or (iii) the date on which such Payment Blockage Period shall have been terminated by written notice to the Debenture Trustee or the Company from the trustee or such other representative initiating such Payment Blockage Period, after which the Company will resume making any and all required payments in respect of the Exchange Debentures, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 360 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

     In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment shall be made to the Debenture Trustee (and not paid over to the holders of the Exchange Debentures) which is prohibited by such provisions, then and in such event such payment shall be paid over and delivered by such Debenture Trustee to the trustee and any other representative of holders of Designated Senior Indebtedness, as their interests may appear, for application to Designated Senior Indebtedness. After all Senior Indebtedness and Senior Subordinated Indebtedness is paid in full and until the Exchange Debentures are paid in full, holders of the Exchange Debentures shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Exchange Debenture) to the rights of holders of Senior Indebtedness and Senior Subordinated Indebtedness to receive distributions applicable to Senior Indebtedness and Senior Subordinated Indebtedness to the extent that distributions otherwise payable to the holders of the Exchange Debentures have been applied to the payment of Senior Indebtedness and Senior Subordinated Indebtedness.

     Failure by the Company to make any required payment in respect of the Exchange Debentures when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders of the Exchange Debentures will have the right to accelerate the maturity thereof. See "--Events of Default."

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness and Senior Subordinated Indebtedness may recover more, ratably, than the holders of the Exchange Debentures, and assets which would otherwise be available to pay obligations in respect of the Exchange Debentures will be available only after all Senior Indebtedness and Senior Subordinated Indebtedness has been paid in full in cash or cash equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures.

     Each Debenture Guarantee will, to the extent set forth in the Exchange Indenture, be subordinated in right of payment to the prior payment in full of all senior indebtedness and senior subordinated indebtedness of the Subsidiary Debenture Guarantors, upon terms substantially comparable to the subordination of the Exchange Debentures to all Senior Indebtedness and Senior Subordinated Indebtedness.

MANDATORY REDEMPTION

     The Company will not be required to make mandatory redemptions or sinking fund payments prior to maturity of the Exchange Debentures.

OPTIONAL REDEMPTION

     The Exchange Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2002 at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on December 15 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date):

          Year                                                     Percentage
          ----                                                     ----------
          2002...................................................   109.938%
          2003...................................................   106.625%
          2004...................................................   103.313%
          2005 and thereafter....................................   100.000%

     In addition, at any time prior to December 15, 2001, the Company may redeem all, but not less than all, of the outstanding Exchange Debentures originally issued under the Exchange Indenture within 20 days of a Public Equity Offering with the net proceeds of such offering at a redemption price equal to 113.25% of the principal amount thereof, together with accrued interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates).

     If less than all the Exchange Debentures are to be redeemed, the particular Exchange Debentures to be redeemed will be selected not more than 60 days prior to the redemption by the Debenture Trustee by such method as the Debenture Trustee will deem fair and appropriate; provided, however, that no such partial redemption will reduce the principal amount of an Exchange Debenture not redeemed to less than $1,000. Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Exchange Debentures to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Exchange Debentures called for redemption and accepted for payment.

CERTAIN COVENANTS

     The Exchange Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness; provided, however, that the Company and any Subsidiary Debenture Guarantor may incur Indebtedness (including Acquired Indebtedness) if at the time of such incurrence the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness for which internal financial statements are available, taken as one period (and after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period, (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period) and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period), would have been at least equal to 2.0 to 1.0.

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company (other than dividends or distributions payable solely in shares of its Qualified Capital Stock of the Company or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Company or any Affiliate of the Company or any options, warrants or other rights to acquire such shares of

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     Capital Stock (other than such options, warrants or rights owned by the
     Company or a wholly owned Restricted Subsidiary);

          (iii) declare or pay any dividend on, or make any distribution to holders of, any shares of Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or any of its wholly owned Restricted Subsidiaries or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis);

          (iv) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Junior Subordinated Indebtedness of the Company or any Subsidiary Debenture Guarantor; or

          (v) make any Investment (other than any Permitted Investment) in any Person

(such payments or other actions described in (but not excluded from) clauses
(i) through (v) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the Issuance Date shall not exceed the sum of:

          (A) 50% of the Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's first fiscal quarter after the Issuance Date and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss), plus

          (B) the aggregate net cash proceeds received after the Issuance Date by the Company from the issuance or sale (other than to any Restricted Subsidiary) of shares of Qualified Capital Stock of the Company (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company, plus

          (C) the aggregate net cash proceeds received after the Issuance Date by the Company from the issuance or sale (other than to any Restricted Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, plus

          (D) to the extent that any Investment constituting a Restricted Payment that was made after the date of the Exchange Indenture is sold or is otherwise liquidated or repaid, an amount (to the extent not included in Consolidated Adjusted Net Income) equal to the sum of (I) the lesser of (x) the cash proceeds with respect to such Investment (less the cost of the disposition of such Investment and net of taxes) and (y) the initial amount of such Investment, and (II) with respect solely to any Restricted Payment to be made pursuant to clause (v) of this paragraph (a), the cash proceeds with respect to such Investment (less the cost of the disposition of such Investment and net of taxes) in excess of the amount in (I), plus

          (E)   $5 million.

     (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (with respect to clauses
(ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix) below) at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

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          (i)    the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend would have complied with the provisions of paragraph (a) above;

          (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company;

          (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Junior Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company;

          (iv) the purchase of any Indebtedness that is expressly subordinated in right of payment to the Exchange Debentures at a purchase price not greater than 101% of the principal amount thereof in the event of a Change in Control in accordance with provisions similar to the "Purchase of Exchange Debentures upon a Change in Control" covenant; provided that prior to such purchase the Company has made the Change in Control Offer as provided in such covenant with respect to the Exchange Debentures and has purchased all Exchange Debentures validly tendered for payment in connection with such Change in Control Offer;

          (v) the repurchase, redemption or other acquisition or retirement for value of shares of Management Stock; provided that (1) the Company is required, by the terms of written agreements between the Company and each of Lloyd L. Ross and Jerry M. Smith as in effect on the Issuance Date, to effect such purchase, redemption or other acquisition or retirement for value of such shares and (2) the aggregate consideration paid by the Company for such shares so purchased, redeemed or otherwise acquired or retired for value does not exceed $25.0 million in the aggregate;

          (vi) the repurchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company from employees who have died (or their estates or beneficiaries) or whose employment has been terminated; provided that such payment shall not exceed $1.5 million in any twelve-month period, excluding any amounts used to repurchase, redeem, acquire or retire for value shares of Capital Stock of the Company pursuant to clause (v) above;

          (vii) repurchases of Capital Stock of the Company (or warrants or options convertible into or exchangeable for such Capital Stock) deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) represent a portion of the exercise price of such options;

          (viii) the issuance by the Company of shares of Preferred Stock as dividends payment in kind on the Preferred Stock of the Company outstanding on the Issuance Date or on shares of Preferred Stock so issued as payment in kind dividends, such dividends made pursuant to the terms of the Certificate of Designation for such Preferred Stock as in effect on the Issuance Date; and

          (ix) the purchase, redemption, defeasance or other acquisition or retirement for value of any Junior Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, new Junior Subordinated Indebtedness so long as (A) the principal amount of such new Junior Subordinated Indebtedness does not exceed the principal amount (or, if such Junior Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus either the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus, in either case, the amount of reasonable expenses of the Company incurred in connection with such refinancing, (B) such new Junior Subordinated Indebtedness is pari passu or subordinated, as applicable, to the Exchange

     Debentures to the same extent as such Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Indebtedness has an Average Life longer than the Average Life of the Exchange Debentures and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Exchange Debentures.

The actions described in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above, and the actions described in clauses (viii) and (ix) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

     (c) Notwithstanding the foregoing, the Company will not, and will not permit any Restricted Subsidiary to, pay any cash dividends on any shares of Capital Stock of the Company which shall rank junior to the Exchange Debentures until such time as the Notes have received a rating from Moody's of at least "B1" or higher.

     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company (i) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a wholly owned Restricted Subsidiary) and (ii) will not permit any Person (other than the Company or a wholly owned Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit (A) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Exchange Indenture, (B) the ownership by other Persons of Qualified Capital Stock (other than Preferred Stock) issued prior to the time such Restricted Subsidiary became a Subsidiary of the Company that was neither issued in contemplation of such Subsidiary becoming a Subsidiary nor acquired at that time or (C) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary (other than the Company or a Restricted Subsidiary) (collectively, "Interested Persons"), unless (i) such transaction or series of transactions are on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would have been able to be obtained in an arm's-length transaction with third parties that are not Interested Persons, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $1.0 million, the Company has delivered an Officers' Certificate to the Debenture Trustee certifying that such transaction or series of transactions complies with clause (i) above and (iii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5.0 million, such transaction or series of related transactions (x) has been approved by the Board of Directors of the Company (including a majority of the Disinterested Directors of the Company) or (y) the Company has obtained a written opinion from a nationally recognized investment banking or valuation firm certifying that such transaction or series of related transactions is fair to the Company or its Restricted Subsidiary, as the case may be, from a financial point of view; provided, however, that this covenant will not restrict
(1) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary, (2) the payment of management fees to the Permitted Holders in an aggregate amount not to exceed $500,000 per year, (3) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of the Company or any Restricted Subsidiary not to exceed $3.0 million in the aggregate outstanding at any time,
(4) any transactions made in compliance with the "Limitation on Restricted Payments" covenant, (5) the issuance and sale of Qualified Capital Stock of the Company to Persons who are stockholders of the Company at the time of such issuance and sale and (6) the performance of any written agreement as in effect on the date of the Exchange Indenture and as amended from time to time, provided that any such amendment is not less favorable in any material respect to the Company or any Restricted Subsidiary than the terms of such agreement as in effect on the date of the Exchange Indenture.

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

     Limitation on Liens. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Junior Subordinated Indebtedness of the Company on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Exchange Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Pari Passu Indebtedness of the Company, the Exchange Debentures are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (y) in the case of any Lien securing Junior Subordinated Indebtedness of the Company, the Exchange Debentures are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

     (b) The Company will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Junior Subordinated Indebtedness of such Restricted Subsidiary on or with respect to any such Restricted Subsidiary's properties or assets, including any shares of stock or Indebtedness of any Subsidiary of such Restricted Subsidiary, whether owned at the date of the Exchange Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Pari Passu Indebtedness of the Restricted Subsidiary, such Debenture Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (y) in the case of any Lien securing Junior Subordinated Indebtedness of the Restricted Subsidiary, such Debenture Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

     Purchase of Exchange Debentures upon a Change in Control. If a Change in Control shall occur at any time, then each holder of Exchange Debentures will have the right to require that the Company purchase such holder's Exchange Debentures, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change in Control Purchase Price") in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase (the "Change in Control Purchase Date"), pursuant to the offer described below (the "Change in Control Offer") and the other procedures set forth in the Exchange Indenture.

     Within 30 days following any Change in Control, the Company shall notify the Debenture Trustee thereof and give written notice of such Change in Control to each holder of Exchange Debentures by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things, (i) the Change in Control Purchase Price and the Change in Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 75 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations; (ii) that any Exchange Debenture not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the Change in Control Purchase Price, any Exchange Debentures accepted for payment pursuant to the Change in Control Offer shall cease to accrue interest after the Change in Control Purchase Date; and (iv) certain procedures that a holder of Exchange Debentures must follow to accept a Change in Control Offer or to withdraw such acceptance.

     If a Change in Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change in Control Purchase Price for all of the Exchange Debentures that might be delivered by holders of the Exchange Debentures seeking to accept the Change in Control Offer. The failure of the Company to make or consummate the Change in Control Offer or pay the Change in Control Purchase Price when due would result in an Event of Default and would give the Debenture Trustee and the holders of the Exchange Debentures the rights described under "--Events of Default."

     One of the events which constitutes a Change in Control under the Exchange Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Exchange Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Exchange Debentures elect to require the Company to purchase the Exchange Debentures and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

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

     The existence of a holder's right to require the Company to purchase such holder's Exchange Debentures upon a Change in Control may deter a third party from acquiring the Company in a transaction that constitutes a Change in Control.

     The Company will comply with the applicable tender offer rules, including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change in Control Offer.

     The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under the Senior Credit Agreement, the Note Indenture or under Indebtedness as in effect on the Issuance Date) that would materially impair the ability of the Company to make a Change in Control Offer to purchase the Exchange Debentures or, if such Change in Control Offer is made, to pay for the Exchange Debentures tendered for purchase.

     Prior to making a Change in Control Offer the Company shall be required to have terminated all commitments and repaid in full all Indebtedness under the Senior Credit Agreement and the Notes, respectively, and or to have obtained the requisite consents under the Senior Credit Agreement and the Note Indenture to permit the purchase of the Exchange Debentures as provided for under this covenant. Failure to mail the notice on the date specified above or to have satisfied the foregoing condition precedent by the date that the notice is required to be mailed would constitute an Event of Default under the Exchange Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness or Senior Subordinated Indebtedness, the subordination provisions in the Exchange Indenture would likely restrict payments to the holders of the Exchange Debentures.

     The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under the Senior Credit Agreement or under Indebtedness as in effect on the Issuance Date) that would materially impair the ability of the Company to make a Change in Control Offer to purchase the Exchange Debentures or, if such Change in Control Offer is made, to pay for the Exchange Debentures tendered for purchase.

     Limitation on Sale of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) at least 75% of such consideration consists of cash or Cash Equivalents. The amount of any (I) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Debenture Guarantor or any Senior Indebtedness of the Company or any Subsidiary Debenture Guarantor that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries (excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale) and (II) notes or other similar obligations received by the Company or any Restricted Subsidiary from such transferee that are converted, sold or exchanged within 30 days of the related Asset Sale by the Company or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) permanently repay or prepay any then outstanding Senior Indebtedness or Senior Subordinated Indebtedness of the Company or any Restricted Subsidiary (and to correspondingly reduce commitments with respect thereto) or (ii) invest (or enter into a legally binding agreement to invest) in other properties or assets to replace the properties or assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii)

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(without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall, within 30 Business Days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Exchange Debentures, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount (expressed as an integral multiple of $1,000) of Exchange Debentures that may be purchased with the Excess Proceeds. The offer price as to each Exchange Debenture shall be payable in cash in an amount equal to 100% of the principal amount of such Exchange Debenture plus accrued interest, if any, to the date such Excess Proceeds Offer is consummated. To the extent that the aggregate principal amount of Exchange Debentures tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for any lawful purposes. If the aggregate principal amount of Exchange Debentures validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Exchange Debentures to be purchased will be selected on a pro rata basis. Upon completion of such Exceeds Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

     Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company unless (i) (A) if such Restricted Subsidiary is not a Subsidiary Debenture Guarantor, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture, in form satisfactory to the Debenture Trustee, providing for a guarantee of the Exchange Debentures by such Restricted Subsidiary and delivers to such Debenture Trustee an Opinion of Counsel reasonably satisfactory to such Debenture Trustee to the effect that such supplemental indenture has been duly executed and delivered by such Restricted Subsidiary and is in compliance with the terms of the Exchange Indenture and (B) with respect to any guarantee by a Restricted Subsidiary of Junior Subordinated Indebtedness of the Company, any such guarantee shall be subordinated to such Restricted Subsidiary's Debenture Guarantee at least to the same extent as such guaranteed Indebtedness is subordinated to the Exchange Debentures and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Debenture Guarantee.

     (b) Notwithstanding the foregoing, any guarantee of the Exchange Debentures created pursuant to the provisions described in the foregoing paragraph (a) will provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Company's Capital Stock in, or all or substantially all the assets of, the applicable Subsidiary Debenture Guarantor (which sale, exchange or transfer is otherwise in compliance with the Exchange Indenture) or (ii) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Exchange Indenture.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary (other than customary restrictions on transfers of property subject to a Lien permitted under the Exchange Indenture that would not materially adversely affect the Company's ability to satisfy its obligations under the Exchange Debentures and the Exchange Indenture) or (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which the Company or any Restricted Subsidiary is a party or to which any of their respective properties or assets are subject, (iii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (iv) encumbrances and restrictions in effect on the Issuance Date pursuant to the Senior Credit Facility and its related documentation, (v) any encumbrance or restriction contained in contracts for sales of assets permitted by the "Limitation on Sale of Assets" covenant with respect to the assets to be sold pursuant to such contract and (vi) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (iii) and
(iv); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Exchange Debentures than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.

     Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property or assets (whether now owned or hereafter acquired), unless (i) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and the Company complies with the "Limitation on Sale of Assets" covenant and (ii) the Company or such Restricted Subsidiary would be permitted to incur Indebtedness under the "Limitation on Indebtedness" covenant in the amount of the Capitalized Lease Obligations incurred in respect of such Sale and Leaseback Transaction; provided, however, that the Company and its Restricted Subsidiaries will not be required to comply with this covenant with respect to the sale and leaseback of the Headquarters Facility.

     Limitation on Other Subordinated Indebtedness. Neither the Company nor any Restricted Subsidiary will incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding, any Indebtedness, other than the Exchange Debentures, that is subordinate or junior in right of payment to any Senior Subordinated Indebtedness unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the Exchange Debentures pursuant to subordination provisions substantially similar to those contained in the Exchange Indenture.

     Limitation on Unrestricted Subsidiaries. The Company will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by the Company or a Restricted Subsidiary and (ii) may be made in cash or property.

     Reports. The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Debenture Trustee, and provide to each holder of Exchange Debentures, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Exchange Debentures promptly upon written request.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the

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Company) formed by such consolidation or into which the Company or such
Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis (the "Surviving Entity") (1) will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (2) will expressly assume, by a supplemental indenture in form reasonably satisfactory to the Trustee, the Company's obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the Exchange Debentures and the performance and observance of every covenant of the Exchange Indenture on the part of the Company to be performed or observed; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Exchange Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the "Limitation on Indebtedness" covenant; (iv) each Subsidiary Debenture Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Debenture Guarantee will apply to such Person's obligations under the Exchange Indenture and the Exchange Debentures; and (v) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with.

     In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the Company or the Surviving Entity shall have delivered to the Debenture Trustee, in form and substance reasonably satisfactory to the Debenture Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Exchange Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

     Each Subsidiary Debenture Guarantor, if any (other than any Subsidiary whose Debenture Guarantee is being released pursuant to the provisions under "-- Debenture Guarantees" or "--Certain Covenants--Limitation on Issuance of Guarantees of Indebtedness by Subsidiaries" as a result of such transaction), shall not, and the Company will not permit a Subsidiary Debenture Guarantor to, in a single transaction or through a series of related transactions, merge or consolidate with or into any other corporation or other entity (other than the Company or any Subsidiary Debenture Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets on a consolidated basis substantially as an entirety to any entity (other than the Company or any Subsidiary Debenture Guarantor) unless (i) either (a) such Subsidiary Debenture Guarantor shall be the continuing corporation or partnership or (b) the Person (if other than such Subsidiary Debenture Guarantor) formed by such consolidation or into which such Subsidiary Debenture Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of such Subsidiary Debenture Guarantor, as the case may be, shall be a corporation or partnership organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume by an indenture supplemental to the Exchange Indenture, executed and delivered to the Debenture Trustee, in form satisfactory to the Debenture Trustee, all the obligations of such Subsidiary Debenture Guarantor under the Exchange Debentures and the Exchange Indenture; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and (iii) such Subsidiary Debenture Guarantor shall have delivered to the Debenture Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Exchange Indenture.

     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company or any Subsidiary Debenture Guarantor in accordance with the

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immediately preceding paragraphs, the successor Person formed by such consolidation or into which the Company or such Subsidiary Debenture Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Subsidiary Debenture Guarantor, as the case may be, under the Exchange Indenture and/or the Debenture Guarantees, as the case may be, with the same effect as if such successor had been named as the Company or such Subsidiary Debenture Guarantor, as the case may be, therein and/or in the Debenture Guarantees, as the case may be. When a successor assumes all the obligations of its predecessor under the Exchange Indenture, the Exchange Debentures or a Debenture Guarantee, as the case may be, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Exchange Debentures or a Debenture Guarantee, as the case may be.

EVENTS OF DEFAULT AND REMEDIES

     The following will be "Events of Default" under the Exchange Indenture:

          (i) default in the payment of any interest on any Exchange Debenture when it becomes due and payable and continuance of such default for a period of 30 days;

          (ii) default in the payment of the principal of or premium, if any, on any Exchange Debenture at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (iii) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets," the failure to make or consummate a Change in Control Offer in accordance with the provisions of the "Purchase of Exchange Debentures Upon a Change in Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Sale of Assets" covenant;

          (iv) default in the performance, or breach, of any covenant or warranty of the Company or any Subsidiary Debenture Guarantor contained in the Exchange Indenture or any Debenture Guarantee (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (i), (ii) or (iii) above) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Debenture Trustee by the holders of at least 25% in aggregate principal amount of the Exchange Debentures then outstanding;

          (v) (A) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Restricted Subsidiary aggregating $10.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company or any Restricted Subsidiary aggregating $10.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the stated maturity thereof;

          (vi) one or more final judgments or orders shall be rendered against the Company or any Restricted Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $10.0 million and shall not be discharged and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (vii) any Debenture Guarantee ceases to be in full force and effect or is declared null and void or any Subsidiary Debenture Guarantor denies that it has any further liability under any Debenture Guarantee, or gives notice to such effect (other than by reason of the termination of the Exchange Indenture or the release of any such Debenture Guarantee in accordance with the Exchange Indenture); or

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          (viii) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

     If an Event of Default (other than as specified in clause (viii) above) shall occur and be continuing, the Debenture Trustee, by written notice to the Company, or the holders of not less than 25% in aggregate principal amount of the Exchange Debentures then outstanding, by written notice to the Company, may, and the Debenture Trustee, upon the written request of such holders, shall declare the principal of, premium, if any, and accrued interest on all of the outstanding Exchange Debentures immediately due and payable; provided that so long as the Senior Credit Agreement shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than as specified in clause (viii) above with respect to the Company), any such acceleration shall not be effective until the earlier to occur of (x) five Business Days following delivery of a written notice of such acceleration of the Exchange Debentures to the agent under the Senior Credit Agreement and (y) the acceleration of any Indebtedness under the Senior Credit Agreement. Upon any such declaration all such amounts payable in respect of the Exchange Debentures shall become immediately due and payable. If an Event of Default specified in clause (viii) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Exchange Debentures shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any holder of Exchange Debentures.

     At any time after a declaration of acceleration under the Exchange Indenture, but before a judgment or decree for payment of the money due has been obtained by the Debenture Trustee, the holders of a majority in aggregate principal amount of the outstanding Exchange Debentures, by written notice to the Company and the Debenture Trustee, may rescind such declaration and its consequences if (a) the Company has paid or deposited with the Debenture Trustee a sum sufficient to pay (i) all overdue interest on all outstanding Exchange Debentures, (ii) all unpaid principal of and premium, if any, on any outstanding Exchange Debentures that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Exchange Debentures,
(iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Exchange Debentures, (iv) all sums paid or advanced by the Debenture Trustee under the Exchange Indenture and the reasonable compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the Exchange Debentures that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

     The holders of not less than a majority in aggregate principal amount of the outstanding Exchange Debentures may, on behalf of the holders of all the Exchange Debentures, waive any past defaults under the Exchange Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Exchange Debenture, or in respect of a covenant or provision which under the Exchange Indenture cannot be modified or amended without the consent of the holder of each Exchange Debenture outstanding.

     If a Default or an Event of Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee will mail to each holder of the Exchange Debentures notice of the Default or Event of Default within 10 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Exchange Debentures, the Debenture Trustee may withhold the notice to the holders of such Exchange Debentures if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the Exchange Debentures.

     The Company is required to furnish to the Debenture Trustee annual and quarterly statements as to the performance by the Company and the Subsidiary Debenture Guarantors of their respective obligations under the Exchange Indenture and as to any default in such performance. The Company is also required to notify the Debenture Trustee within five Business Days of the occurrence of any Default or Event of Default.

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DEFEASANCE OR COVENANT DEFEASANCE OF EXCHANGE INDENTURE

     The Company may, at its option and at any time, elect to have the obligations of the Company, and any Subsidiary Debenture Guarantor upon the outstanding Exchange Debentures discharged ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Exchange Debentures and to have satisfied all of its other obligations under such Exchange Debentures and the Exchange Indenture insofar as such Exchange Debentures are concerned, except for
(i) the rights of holders of outstanding Exchange Debentures to receive payments in respect of the principal of, premium, if any, and interest on such Exchange Debentures when such payments are due, (ii) the Company's obligations to issue temporary Exchange Debentures, register the transfer or exchange of any Exchange Debentures, replace mutilated, destroyed, lost or stolen Exchange Debentures, maintain an office or agency for payments in respect of the Exchange Debentures and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Debenture Trustee and (iv) the defeasance provisions of the Exchange Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Subsidiary Debenture Guarantor released with respect to certain covenants set forth in the Exchange Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Exchange Debentures ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance,

          (i) the Company must irrevocably deposit or cause to be deposited with the Debenture Trustee, as trust funds in trust, for the benefit of the holders of the Exchange Debentures, money in an amount, or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding Exchange Debentures on the stated maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on the outstanding Exchange Debentures;

          (ii) no Default or Event of Default will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (viii) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit;

          (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Exchange Indenture or any material agreement or instrument to which the Company or any Subsidiary Debenture Guarantor is a party or by which it is bound;

          (iv) in the case of defeasance, the Company shall have delivered to the Debenture Trustee an Opinion of Counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of the final Prospectus, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (v) in the case of covenant defeasance, the Company shall have delivered to the Debenture Trustee an Opinion of Counsel to the effect that the holders of the Exchange Debentures outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Debenture Trustee an Opinion of Counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness or Senior Subordinated Indebtedness under the subordination provisions of the Exchange

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

     Indenture and (B) after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (vii) the Company shall have delivered to the Debenture Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Exchange Debentures or any Debenture Guarantee over the other creditors of either the Company or any Subsidiary Debenture Guarantor with the intent of hindering, delaying or defrauding creditors of either the Company or any Subsidiary Debenture Guarantor; and

          (viii) the Company shall have delivered to the Debenture Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Exchange Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Exchange Debentures as expressly provided for in the Exchange Indenture) and the Debenture Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Exchange Indenture when (a) either (i) all the Exchange Debentures theretofore authenticated and delivered (other than destroyed, lost or stolen Exchange Debentures which have been replaced or paid and Exchange Debentures for whose payment money has been deposited in trust with the Debenture Trustee or any paying agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Exchange Indenture) have been delivered to the Debenture Trustee for cancellation or (ii) all Exchange Debentures not theretofore delivered to the Debenture Trustee for cancellation
(x) have become due and payable, (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Debenture Trustee for the giving of notice of redemption by the Debenture Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Debenture Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on the Exchange Debentures not theretofore delivered to the Debenture Trustee for cancellation, for principal of, premium, if any, and interest on the Exchange Debentures to the date of such deposit (in the case of Exchange Debentures which have become due and payable) or to the Stated Maturity or redemption date, as the case may be; (b) the Company has paid or caused to be paid all sums payable under the Exchange Indenture by the Company; and (c) the Company has delivered to the Debenture Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Exchange Indenture relating to the satisfaction and discharge of the Exchange Indenture have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     With certain exceptions, modifications and amendments of the Exchange Indenture may be made by a supplemental indenture entered into by the Company, the Subsidiary Debenture Guarantors and the Debenture Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Exchange Debentures then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Exchange Debenture affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Exchange Debenture, or reduce the principal amount thereof, or premium, if any, or the rate of interest thereon or change the coin or currency in which the principal of any Exchange Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant or the obligation of the Company to make and consummate a Change in Control Offer in the event of a Change in Control in accordance with the "Purchase of Exchange Debentures Upon a Change in Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto in any manner materially adverse to the holders of the Exchange Debentures affected thereby; (iii) reduce the percentage in principal amount of outstanding Exchange

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

Debentures, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Exchange Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Exchange Debentures required for such actions or to provide that certain other provisions of the Exchange Indenture cannot be modified or waived without the consent of the holder of each Exchange Debenture affected thereby; (v) except as otherwise permitted under "Consolidation, Merger and Sale of Assets," consent to the assignment or transfer by the Company or any Debenture Guarantor of any of their rights or obligations under the Subsidiary Indenture; or (vi) amend or modify any of the provisions of the Exchange Indenture relating to any Debenture Guarantee in any manner adverse to the holders of the Exchange Debentures.

     Notwithstanding the foregoing, without the consent of any holder of the Exchange Debentures, the Company, any Subsidiary Debenture Guarantor and the Debenture Trustee may modify or amend the Exchange Indenture: (a) to evidence the succession of another Person to the Company, any Subsidiary Debenture Guarantor or any other obligor on the Exchange Debentures, and the assumption by any such successor of the covenants of the Company or such obligor or Subsidiary Debenture Guarantor in the Exchange Indenture and in the Exchange Debentures and in any Debenture Guarantee in accordance with "--Consolidation, Merger and Sale of Assets;" (b) to add to the covenants of the Company, any Subsidiary Debenture Guarantor or any other obligor upon the Exchange Debentures for the benefit of the holders of the Exchange Debentures or to surrender any right or power conferred upon the Company or any other obligor upon the Exchange Debentures, as applicable, in the Exchange Indenture, in the Exchange Debentures or in any Debenture Guarantee; (c) to cure any ambiguity, or to correct or supplement any provision in the Exchange Indenture, the Exchange Debentures or any Debenture Guarantee which may be defective or inconsistent with any other provision in the Exchange Indenture, the Exchange Debentures or any Debenture Guarantee or make any other provisions with respect to matters or questions arising under the Exchange Indenture, the Exchange Debentures or any Debenture Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Exchange Debentures; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Exchange Indenture under the Trust Indenture Act; (e) to add a Subsidiary Debenture Guarantor under the Exchange Indenture; (f) to evidence and provide the acceptance of the appointment of a successor Debenture Trustee under the Exchange Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Debenture Trustee for the benefit of the holders of the Exchange Debentures as additional security for the payment and performance of the Company's and any Subsidiary Debenture Guarantor's obligations under the Exchange Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Debenture Trustee pursuant to the Exchange Indenture or otherwise.

     The holders of a majority in aggregate principal amount of the Exchange Debentures outstanding may waive compliance with certain restrictive covenants and provisions of the Exchange Indenture.

CONCERNING THE DEBENTURE TRUSTEE

     The Exchange Indenture provides that, except during the continuance of an Event of Default, the Debenture Trustee will perform only such duties as are specifically set forth in the Exchange Indenture. If an Event of Default has occurred and is continuing, the Debenture Trustee will exercise such rights and powers vested in it under the Exchange Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Exchange Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company or any Subsidiary Debenture Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Debenture Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflicting interest or resign.

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GOVERNING LAW

     The Exchange Indenture, the Debentures and the Debenture Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Certificate of Designation and in the Exchange Indenture. Reference is made to the Certificate of Designation and the Exchange Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Exchange Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

     "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or (c) any executive officer or director of any such specified Person or other Person or (d) with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary; (b) all or substantially all of the properties and assets of the Company or its Restricted Subsidiaries; or (c) any other properties or assets of any division or line of business of the Company or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets (i) that is governed by the provisions of the Exchange Indenture described under "--Consolidation, Merger and Sale of Assets,"
(ii) between or among the Company and Restricted Subsidiaries in accordance with the terms of the Exchange Indenture, (iii) that consist of accounts receivable transferred to third parties that are not Affiliates of the Company or any Subsidiary of the Company in the ordinary course of business, including by way of the securitization of such receivables, (iv) of the Company or any Restricted Subsidiary in exchange for properties or assets of substantially equal value of another Person to be used in the same line of business being conducted by the Company or any Restricted Subsidiary at the time of such transfer having a Fair Market Value of less than $1.0 million in any given fiscal year, (v) to an Unrestricted Subsidiary in compliance with the "Limitation on Restricted Payments" covenant, (vi) consisting of the Headquarters Facility to third parties that are not Affiliates of the Company or any Subsidiary of the Company or (vii) having a Fair Market Value of less than $1.0 million in any given fiscal year.

     "Average Life" means, as of the date of determination with respect to any Indebtedness or Senior Exchangeable Preferred Stock, as the case may be, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness or liquidation value payment of the Senior Exchangeable Preferred Stock multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal or liquidation value payments.

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     "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Board of Directors" means, with respect to any Person, the board of directors of such Person or any duly authorized committee of such board.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participation, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Exchange Indenture.

     "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Exchange Indenture or the Certificate of Designation, as the case may be, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (c) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or any successor rating agency or at least P-l by Moody's or any successor rating agency; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above; and (e) demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million.

     "Change in Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the Company and either (x) the Permitted Holders beneficially own, directly or indirectly, in the aggregate Voting Stock of the Company that represents a lesser percentage of the aggregate ordinary voting power of all classes of the Voting Stock of the Company, voting together as a single class, than such other person or group and are not entitled (by voting power, contract or otherwise) to elect directors of the Company having a majority of the total voting power of the Board of Directors, or (y) such other person or group is entitled to elect directors of the Company having a majority of the total voting power of the Board of Directors; (b) the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the surviving or transferee corporation) in an amount that could be paid by the Company as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and
(ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the

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

"beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the surviving or transferee corporation and either (x) the Permitted Holders beneficially own, directly or indirectly, in the aggregate Voting Stock of the surviving or transferee corporation that represents a lesser percentage of the aggregate ordinary voting power of all classes of the Voting Stock of the surviving or transferee corporation, voting together as a single class, than such other person or group and are not entitled (by voting power, contract or otherwise) to elect directors of the Surviving Entity having a majority of the total voting power of the Board of Directors, or (y) such other person or group is entitled to elect directors of the surviving or transferee having a majority of the total voting power of the elected Board of Directors; or (c) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets."

     "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination,
(e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, and (f) for purposes of calculating Consolidated Adjusted Net Income under the "Limitation on Restricted Payment" covenant, any net income (or loss) from any Restricted Subsidiary while it was an Unrestricted Subsidiary at any time during such period other than any amounts actually received from such Restricted Subsidiary during such period.

     "Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income and, to the extent deducted in computing Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges, in each case, for such period to (b) the Consolidated Interest Expense for such period.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication,
(1) the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) amortization of debt issuance costs, plus (b) the interest component of Capitalized Lease Obligations of the Company and its Restricted Subsidiaries during such period, plus (c) cash dividends due (whether or not declared) on Preferred Stock by the Company and any Restricted Subsidiary, plus
(d) cash dividends due (whether or not declared) on Redeemable Capital Stock by the Company and any Restricted Subsidiary, in each case as determined on a consolidated basis in accordance with GAAP, less (2) interest on the Exchange Debentures outstanding on the Exchange

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

Date paid in kind with Exchange Debentures and on Exchange Debentures so issued as payment in kind interest, all in accordance with the Exchange Indenture as in effect on the Issuance Date; provided that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and
(A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate, and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided further that, notwithstanding the foregoing, the interest rate with respect to any Indebtedness covered by any Interest Rate Agreement shall be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreement.

     "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization, depletion and other non-cash expenses of the Company and any Restricted Subsidiary reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

     "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

     "Debenture Guarantee" means any guarantee of the obligations of the Company under the Exchange Indenture and the Exchange Debentures by any Restricted Subsidiary in accordance with the provisions of the Exchange Indenture.

     "Debenture Guarantor Senior Indebtedness" of a Subsidiary Debenture Guarantor means Indebtedness of such Subsidiary Debenture Guarantor consisting of (i) a guarantee of any Senior Indebtedness under the Senior Credit Agreement or any other Senior Indebtedness and (ii) the principal of, premium, if any, and interest on all other Indebtedness of such Subsidiary Debenture Guarantor (other than the Debenture Guarantee issued by such Subsidiary Debenture Guarantor), whether outstanding on the Issuance Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to such Note Guarantee. Notwithstanding the foregoing, "Debenture Guarantor Senior Indebtedness" of a Subsidiary Debenture Guarantor shall not include (i) Indebtedness evidenced by the Debenture Guarantee of such Subsidiary Debenture Guarantor, (ii) Indebtedness of such Subsidiary Debenture Guarantor that is expressly subordinated in right of payment to any Debenture Guarantor Senior Indebtedness of such Subsidiary Debenture Guarantor, (iii) Indebtedness of such Subsidiary Debenture Guarantor that by operation of law is subordinate to any general unsecured obligations of such Subsidiary Debenture Guarantor,
(iv) Indebtedness of such Subsidiary Debenture Guarantor to the extent incurred in violation of any covenant of the Exchange Indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by such Subsidiary Debenture Guarantor, (vi) trade account payables owed or owing by such Subsidiary Debenture Guarantor, (vii) amounts owed by such Subsidiary Debenture Guarantor for compensation to employees or for services rendered to such Subsidiary Debenture Guarantor, (viii) Indebtedness of such Subsidiary Debenture Guarantor to any Affiliate of the Company, (ix) Redeemable Capital Stock of such Subsidiary Debenture Guarantor and (x) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to such Subsidiary Debenture Guarantor.

     "Debenture Guarantor Senior Subordinated Indebtedness" of a Subsidiary Debenture Guarantor means Indebtedness of such Subsidiary Debenture Guarantor consisting of (i) a guarantee of any Senior Subordinated Indebtedness under the Indenture or any other Senior Subordinated Indebtedness and (ii) the principal of, premium, if any, and interest on all other Indebtedness of such Subsidiary Debenture Guarantor (other than the Debenture Guarantee issued by such Subsidiary Debenture Guarantor), whether outstanding on the date of the Exchange Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant

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to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to such Debenture Guarantee. Notwithstanding the foregoing, "Debenture Guarantor Senior Subordinated Indebtedness" of a Subsidiary Debenture Guarantor shall not include (i) Indebtedness evidenced by the Debenture Guarantee of such Subsidiary Debenture Guarantor, (ii)
Indebtedness of such Subsidiary Debenture Guarantor that is expressly subordinated in right of payment to any Debenture Guarantor Senior Subordinated Indebtedness of such Subsidiary Debenture Guarantor, (iii) Indebtedness of such Subsidiary Debenture Guarantor that by operation of law is subordinate to any general unsecured obligations of such Subsidiary Debenture Guarantor, (iv) Indebtedness of such Subsidiary Debenture Guarantor to the extent incurred in violation of any covenant of the Exchange Indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by such Subsidiary Debenture Guarantor, (vi) trade account payables owed or owing by such Subsidiary Debenture Guarantor, (vii) amounts owed by such Subsidiary Debenture Guarantor for compensation to employees or for services rendered to such Subsidiary Debenture Guarantor, (viii) Indebtedness of such Subsidiary Debenture Guarantor to any Affiliate of the Company, (ix) Redeemable Capital Stock of such Subsidiary Debenture Guarantor and (x) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to such Subsidiary Debenture Guarantor.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) Indebtedness under the Senior Credit Agreement and (ii) any other Senior Indebtedness permitted under the Exchange Indenture the principal amount of which is $25 million or more and that has been designated by the Company as Designated Senior Indebtedness.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Exchange Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the Issuance Date.

     "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Headquarters Facility" means the headquarters facility and warehouse of the Company as of the Issuance Date located in Dallas, Texas.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of

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

the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements, (f) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition of any other Person and
(h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock was purchased on any date on which Indebtedness shall be required to be determined pursuant to the Certificate of Designation or the Exchange Indenture, as the case may be, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Issuance Date" means the date on which the Old Senior Exchangeable Preferred Stock was originally issued under the Certificate of Designation.

     "Junior Subordinated Indebtedness" means Indebtedness of the Company or a Subsidiary Debenture Guarantor that is subordinated in right of payment to the Exchange Debentures or the Debenture Guarantee of such Subsidiary Debenture Guarantor, as the case may be.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Management Stock" means the Capital Stock of the Company and the options to acquire Capital Stock of the Company owned by Lloyd L. Ross and Jerry M. Smith as of the Issuance Date together with Preferred Stock issued as payment in kind dividends on such Capital Stock that is Preferred Stock and any shares of Preferred Stock issued as payment in kind dividends thereon, and such dividends made pursuant to the terms of the certificate of designation for such Preferred Stock or the certificate of incorporation of the Company, as the case may be, as in effect on the Issuance Date.

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

          "Maturity" means, with respect to any Exchange Debenture, the date on which any principal of such Exchange Debenture becomes due and payable provided in such Exchange Debenture or in the Exchange Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

          "Moody's" means Moody's Investors Service, Inc. and its successors.

          "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Debenture Trustee.

          "Pari Passu Indebtedness" means (a) with respect to the Exchange Debentures, Indebtedness that ranks pari passu in right of payment to the Exchange Debentures and (b) with respect to any Debenture Guarantee, Indebtedness that ranks pari passu in right of payment to such Debenture Guarantee.

          "Permitted Holders" means, as of the date of determination, Madison Dearborn Capital Partners II, L.P. and its Affiliates.

          "Permitted Indebtedness" means any of the following:

          (a) (i) Indebtedness of the Company under the Senior Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the sum of (A) $110 million less the amount of any permanent reductions made by the Company in respect of any term loans under the Senior Credit Agreement and (B) with respect to revolving borrowings, the greater of (1) $115 million and (2) 60% of the Eligible Inventory (as defined in the Senior Credit Agreement on the Issuance Date) of the Company and the Restricted Subsidiaries and (ii) any guarantee by a Subsidiary Debenture Guarantor of Indebtedness incurred under this clause (i);

          (b) Indebtedness of the Company pursuant to the Notes or of any Restricted Subsidiary pursuant to a Note Guarantee;

          (c) Indebtedness of the Company pursuant to the Exchange Debentures or of any Restricted Subsidiary pursuant to a Debenture Guarantee;

          (d) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Exchange Indenture and listed on a schedule thereto;

          (e) Indebtedness of the Company owing to any wholly owned Restricted Subsidiary; provided that any Indebtedness of the Company owing to any such Restricted Subsidiary is subordinated in right of payment from and after such time as the Exchange Debentures shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Exchange Debentures; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge

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     or transfer to the Company or another wholly owned Restricted Subsidiary)
     shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (e);

          (f) Indebtedness of a Restricted Subsidiary owing to the Company or to another wholly owned Restricted Subsidiary; provided that any such Indebtedness of any Subsidiary Debenture Guarantor is subordinated in right of payment to the Debenture Guarantee of such Subsidiary Debenture Guarantor; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a wholly owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (f);

          (g) guarantees of any Restricted Subsidiary made in accordance with the provisions of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant;

          (h) obligations of the Company or any Subsidiary Debenture Guarantor entered into in the ordinary course of business (i) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness and (ii) pursuant to Currency Agreements entered into by the Company or any of its Restricted Subsidiaries in respect of its (x) assets or (y) obligations, as the case may be, denominated in a foreign currency;

          (i) Indebtedness of the Company or any Subsidiary Debenture Guarantor in respect of Purchase Money Obligations and Capitalized Lease Obligations of the Company or any Subsidiary Debenture Guarantor in an aggregate amount which does not exceed $15.0 million at any one time outstanding;

          (j) Indebtedness of the Company or any Subsidiary Debenture Guarantor consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

          (k) Indebtedness of the Company or any Subsidiary Debenture Guarantor represented by (x) letters of credit for the account of the Company or any Restricted Subsidiary or (y) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers' compensation claims, payment obligations in connection with self-insurance or other similar requirements in the ordinary course of business;

          (l) Acquired Indebtedness of any Restricted Subsidiary that is organized outside of the United States of America in an aggregate amount which, together with any Indebtedness permitted to be incurred pursuant to this clause (l) and refinanced pursuant to clause (q) below, does not exceed $10.0 million at any one time outstanding;

          (m) Indebtedness of the Company owing to Jerry M. Smith under a note issued pursuant to an agreement between the Company and Jerry M. Smith as in effect on the Issuance Date, in consideration for the repurchase of Common Stock of the Company owned by Jerry M. Smith at his retirement, in an aggregate amount not to exceed $15.0 million outstanding at any time;

          (n) Preferred Stock issued as payment in kind dividends on Preferred Stock and any shares of Preferred Stock issued as payment in kind dividends thereon, such dividends made pursuant to the terms of the certificate of designation for such Preferred Stock or the certificate of incorporation of the Company, as the case may be, as in effect on the Issuance Date;

          (o) Indebtedness of the Company or a Subsidiary Debenture Guarantor incurred in connection with the Company's Headquarters Facility or the purchase or construction of a new headquarters facility, in each case, as permitted under the Senior Credit Agreement as in effect on the Issuance Date;

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

          (p) Indebtedness of the Company or any Subsidiary Debenture Guarantor not otherwise permitted by the foregoing clauses (a) through (o) in an aggregate principal amount not in excess of $20.0 million at any one time outstanding; and

          (q) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any Indebtedness, referred to in clauses (b), (c), (d) and (l) of this definition, including any successive refinancings, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, (ii) with respect to the Exchange Indenture, in the case of any refinancing by the Company of Pari Passu Indebtedness or Junior Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Exchange Debentures at least to the same extent as the Indebtedness being refinanced, (iii) with respect to the Exchange Indenture, in the case of any refinancing by any Subsidiary Debenture Guarantor of Pari Passu Indebtedness or Junior Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Debenture Guarantee of such Subsidiary Debenture Guarantor at least to the same extent as the Indebtedness being refinanced, (iv) such new Indebtedness has an Average Life longer than the Average Life of the Exchange Debentures or the Senior Exchangeable Preferred Stock, as the case may be, and a final Stated Maturity later than the final Stated Maturity of the Exchange Debentures or the Mandatory Redemption Date, as the case may be, and (v) Indebtedness o f the Company or a Subsidiary Debenture Guarantor may only be refinanced with Indebtedness of the Company or a Subsidiary Debenture Guarantor and Indebtedness of a Restricted Subsidiary may only be refinanced with Indebtedness of a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary that is not a Subsidiary Debenture Guarantor may only be refinanced with Indebtedness of such Restricted Subsidiary.

          "Permitted Investments" means any of the following:

          (a) Investments in Cash Equivalents;

          (b) Investments in the Company or any wholly owned Restricted Subsidiary;

          (c) intercompany Indebtedness to the extent permitted under clauses
     (e) or (f) of the definition of "Permitted Indebtedness";

          (d) Investments in an amount not to exceed $10.0 million at any one time outstanding;

          (e) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a wholly owned Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a wholly owned Restricted Subsidiary;

          (f) bonds, notes, debentures and other securities received as consideration for Assets Sales to the extent permitted under the "Limitation of Sale of Assets" covenant;

          (g) negotiable instruments held for deposit or collection in the ordinary course of business, except to the extent they would constitute Investments in Affiliates; or

          (h) Investments in the form of the sale (on a "true-sale" non-recourse basis) or the servicing of receivables transferred from the Company or any Restricted Subsidiary.

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     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Issuance Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Public Equity Offering" means an offer and sale of Common Stock (which is Qualified Capital Stock) of the Company made on a primary basis by the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Exchange Debentures or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

     "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc., and its successors.

     "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing of such property or asset to the seller or transferor.

     "Senior Credit Agreement" means the credit agreement dated as of December 29, 1997, among the Company, the several lenders parties thereto, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as arranger and syndication agent, and Fleet National Bank, as administrative agent, as such agreement may be amended, renewed, extended, substituted, restated, refinanced, restructured, supplemented, increased or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, restatements, refinancings, restructurings, supplements or other modifications of the foregoing); provided that with respect to any agreement providing for the refinancing of Indebtedness under the Senior Credit Agreement, such agreement shall be the Senior Credit Agreement under the Exchange Indenture only if a notice to that effect is delivered by the Company to the Debenture Trustee and there shall be at any time only one instrument that is the Senior Credit Agreement under the Exchange Indenture.

     "Senior Indebtedness" means (i) all obligations of the Company, now or hereafter existing, under or in respect of the Senior Credit Agreement, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including any fees, premiums, expenses and indemnities) and (ii) the principal of, premium, if any, and interest on all other Indebtedness of the Company, whether outstanding on the date of the Exchange Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Senior Subordinated Indebtedness. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Exchange Debentures, (ii) Indebtedness evidenced by the Notes, (iii) Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, (iv) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations

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

of the Company, (v) Indebtedness of the Company to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the Exchange Indenture, (vi) any liability for federal, state or local taxes or other taxes, owed or owing by the Company, (vii) trade account payables owed or owing by the Company, (viii) amounts owed by the Company for compensation to employees or for services rendered to the Company, (ix) Indebtedness of the Company to any Restricted Subsidiary or any other Affiliate of the Company, (x) Redeemable Capital Stock of the Company and (x) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Restricted Subsidiary.

     "Senior Subordinated Indebtedness" means (i) all obligations of the Company, now or hereafter existing, under or in respect of the Notes, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and (ii) the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the Exchange Debentures), whether outstanding on the date of the Exchange Indenture or thereafter created, incurred or assumed, for which, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will be subordinate in right of payment to any Senior Indebtedness or other general unsecured obligations of the Company, unless, such instrument expressly provides that such Indebtedness will be subordinate in right of payment to the Notes or any Indebtedness that is pari passu in right of payment to the Notes. Notwithstanding the foregoing, "Senior Subordinated Indebtedness" shall not include (i) Indebtedness evidenced by the Exchange Debentures, (ii) Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Subordinated Indebtedness of the Company or the Notes, (iii) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (iv) Indebtedness of the Company to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the Certificate of Designation or the Exchange Indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by the Company, (vi) trade account payables owed or owing by the Company, (vii) amounts owed by the Company for compensation to employees or for services rendered to the Company, (viii) Indebtedness of the Company to any Restricted Subsidiary or any other Affiliate of the Company, (ix) Redeemable Capital Stock of the Company and (xi) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Restricted Subsidiary.

     "Significant Subsidiary" means any Restricted Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Stated Maturity" means, when used with respect to any Exchange Debenture or any installment of interest thereon, the date specified in such Exchange Debenture as the fixed date on which the principal of such Exchange Debenture or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means (a) with respect to Indebtedness of the Company, Indebtedness of the Company that is expressly subordinate in right of payment to any Senior Indebtedness or other general unsecured obligations of the Company and to any Senior Subordinated Indebtedness, unless such instrument expressly provides that such Indebtedness will be subordinate in right of payment to the Exchange Debentures or any Indebtedness that is pari passu in right of payment with the Exchange Debentures and (b) with respect to Indebtedness of a Debenture Guarantor, Indebtedness of such Subsidiary Debenture Guarantor that is expressly subordinate in right of payment to any Debenture Guarantor Senior Indebtedness or other general unsecured obligations of the Debenture Guarantor and to any Debenture Guarantor Senior Subordinated Indebtedness, unless such instrument expressly provides that such Indebtedness will be subordinate in right

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of payment to the Debenture Guarantees or any Indebtedness that is pari passu in right of payment with the Debenture Guarantees.

     "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

     "Subsidiary Debenture Guarantor" means TMI Holdings Inc., Tuesday Morning Inc., Friday Morning, Inc. and TMIL Corporation and any Restricted Subsidiary that incurs, or would be required to incur a Debenture Guarantee pursuant to the Exchange Indenture; provided that upon the release and discharge of any Person from its Debenture Guarantee in accordance with the Exchange Indenture, such Person shall cease to be a Subsidiary Debenture Guarantor.

     "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary; provided, however, that in no event shall any Subsidiary Debenture Guarantor be an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as
(i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Unrestricted Subsidiaries" covenant, (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company, and (v) neither the Company nor any Restricted Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Debenture Trustee by filing a board resolution with the Debenture Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the Exchange Indenture or, in the case of the Certificate of Designations, there would be no Voting Rights Triggering Event, and the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant.

     "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

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                      THE PREFERRED STOCK EXCHANGE OFFER

PURPOSE AND EFFECT OF THE PREFERRED STOCK EXCHANGE OFFER

     The Old Senior Exchangeable Preferred Stock was originally sold by the Company on December 29, 1997 to the Initial Purchaser pursuant to the Units Purchase Agreement. The Initial Purchaser subsequently resold the Old Senior Exchangeable Preferred Stock to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Units Purchase Agreement, the Company entered into the Preferred Stock Registration Rights Agreement with the Initial Purchaser pursuant to which the Company has agreed, for the benefit of the holders of the Old Senior Exchangeable Preferred Stock, at the Company's cost, to use its best efforts to (i) file the Preferred Stock Exchange Offer Registration Statement within 45 days after the date of the original issue of the Old Senior Exchangeable Preferred Stock with the Commission with respect to the Preferred Stock Exchange Offer for the New Senior Exchangeable Preferred Stock; (ii) use its best efforts to cause the Preferred Stock Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the date of the original issuance of the Old Senior Exchangeable Preferred Stock and (iii) unless the Preferred Stock Exchange Offer would not be permitted by applicable law or Commission policy, commence the Preferred Stock Exchange Offer and use its best efforts to issue the New Senior Exchangeable Preferred Stock in exchange for the Old Senior Exchangeable Preferred Stock on or prior to 150 days after the date of the original issuance of the Old Senior Exchangeable Preferred Stock. Upon the Preferred Stock Exchange Offer Registration Statement being declared effective, the Company will offer the New Senior Exchangeable Preferred Stock in exchange for surrender of the Old Senior Exchangeable Preferred Stock. The Company will keep the Preferred Stock Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the Preferred Stock Exchange Offer is mailed to the holders of the Old Senior Exchangeable Preferred Stock. For each Old Senior Exchangeable Preferred Stock surrendered to the Company pursuant to the Preferred Stock Exchange Offer, the holder of such Old Senior Exchangeable Preferred Stock will receive a New Senior Exchangeable Preferred Stock having a liquidation preference equal to that of the surrendered Old Senior Exchangeable Preferred Stock. Dividends on each Old Senior Exchangeable Preferred Stock will accrue from the date of its original issue. Dividends on each New Senior Exchangeable Preferred Stock will accrue from the date of its original issue.

     Under existing interpretations of the staff of the Commission contained in certain no-action letters to third parties, the New Senior Exchangeable Preferred Stock will, in general, be freely tradeable after the Preferred Stock Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Senior Exchangeable Preferred Stock who is an "affiliate" of the Company or who intends to participate in the Preferred Stock Exchange Offer for the purpose of distributing the New Senior Exchangeable Preferred Stock (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Senior Exchangeable Preferred Stock in the Preferred Stock Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Senior Exchangeable Preferred Stock, unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the Old Senior Exchangeable Preferred Stock (other than certain specified holders) who wishes to exchange Old Senior Exchangeable Preferred Stock for New Senior Exchangeable Preferred Stock in the Preferred Stock Exchange Offer will be required to represent to the Company in the Letter of Transmittal that (i) any New Senior Exchangeable Preferred Stock to be received by it was acquired in the ordinary course of its business, (ii) at the time of commencement of the Preferred Stock Exchange Offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Senior Exchangeable Preferred Stock, (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and (iv) it is not acting on behalf of any person who could not truthfully make the foregoing representations. In addition, in connection with any resales of New Senior Exchangeable Preferred Stock, any Participating Broker Dealer who acquired the Senior Exchangeable Preferred Stock for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Senior Exchangeable Preferred Stock

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(other than a resale of an unsold allotment from the original sale of the Old
Senior Exchangeable Preferred Stock) with the prospectus contained in the Preferred Stock Exchange Offer Registration Statement. Under the Preferred Stock Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Preferred Stock Exchange Offer Registration Statement in connection with the resale of such New Senior Exchangeable Preferred Stock.

     In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Preferred Stock Exchange Offer, (ii) for any other reason the Preferred Stock Exchange Offer is not consummated within 150 days after the Issuance Date, (iii) under certain circumstances, if the Initial Purchaser shall so request or (iv) any holder of Old Senior Exchangeable Preferred Stock (other than the Initial Purchaser) is not eligible to participate in the Preferred Stock Exchange Offer, the Company will, at its expense, (a) as promptly as practicable, file with the Commission the Preferred Stock Shelf Registration Statement covering resales of the Old Senior Exchangeable Preferred Stock, (b) use its best efforts to cause the Preferred Stock Shelf Registration Statement to be declared effective under the Securities Act on or prior to 150 days after the Issuance Date and (c) use its best efforts to keep effective the Preferred Stock Shelf Registration Statement until the earlier of two years after its effective date or such shorter period ending when all Old Senior Exchangeable Preferred Stock covered by the Preferred Stock Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Preferred Stock Shelf Registration Statement or when the Old Senior Exchangeable Preferred Stock become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any. The Company, will, in the event of the filing of the Preferred Stock Shelf Registration Statement, provide to each holder of the Old Senior Exchangeable Preferred Stock copies of the prospectus which is a part of the Preferred Stock Shelf Registration Statement, notify each such holder when the Preferred Stock Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Senior Exchangeable Preferred Stock. A holder of Old Senior Exchangeable Preferred Stock that sells its Old Senior Exchangeable Preferred Stock pursuant to the Preferred Stock Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Preferred Stock Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Old Senior Exchangeable Preferred Stock will be required to deliver information to be used in connection with the Preferred Stock Shelf Registration Statement and to provide comments on the Preferred Stock Shelf Registration Statement within the time periods set forth in the Preferred Stock Registration Rights Agreement in order to have its Old Senior Exchangeable Preferred Stock included in the Preferred Stock Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     Although the Company intends to file the registration statements described above, as required, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. In the event that either (a) the Preferred Stock Exchange Offer Registration Statement is not filed with the Commission on or prior to the 45th calendar day following the Issuance Date, (b) the Preferred Stock Exchange Offer Registration Statement has not been declared effective on or prior to the 120th calendar day following the Issuance Date or (c) the Preferred Stock Exchange Offer is not consummated or a Preferred Stock Shelf Registration Statement is not declared effective on or prior to the 150th calendar day following the Issuance Date, the dividend rate borne by the Old Senior Exchangeable Preferred Stock shall be increased by one-quarter of one percent per annum following such 45-day period in the case of clause (a) above, following such 120-day period in the case of clause (b) above or following such 150-day period in the case of clause (c) above, which rate will be increased by an additional one-quarter of one percent per annum for each 90-day period that any additional dividends continue to accumulate; provided that the aggregate increase in such annual dividend rate may in no event exceed one percent. Upon (x) the filing of the Preferred Stock Exchange Offer Registration Statement after the 45-day period described in clause (a) above,
(y) the effectiveness of the Preferred Stock Exchange Offer Registration Statement after the 120-day period described in clause (b) above or (z) the consummation of the Preferred Stock Exchange Offer or the effectiveness of a Preferred Stock Shelf Registration Statement, as the case may be, after the 150-day period described in clause (c) above, the dividend rate borne by the Old Senior Exchangeable Preferred Stock from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original dividend rate if the Company is otherwise in compliance with this paragraph; provided, however, that if, after any such reduction in dividend rate, a different event specified in clause (a), (b) or (c) above occurs, the dividend rate may again be increased pursuant to the foregoing provisions. Pending the announcement of a material corporate transaction, if the Company issues a notice that the Shelf Registration Statement is unusable, or such a notice is required under applicable securities laws to be issued by the Company, and the aggregate number of days in any consecutive twelve-month period for which all such notices are issued or required to be issued exceeds 30 days per occurrence or more than 60 days in the aggregate in a calendar year, then the interest rate borne by the Old Senior Exchangeable Preferred Stock will be increased by one-quarter of one percent per annum following the date that such Shelf Registration Statement ceases to be usable for a period of time in excess of the period permitted above, which rate shall be increased by an additional one-quarter of one percent per annum at the beginning of each subsequent 90-day period; provided that the aggregate increase in such annual dividend rate may in no event exceed one percent per annum. Upon the Company declaring that the Shelf Registration Statement is usable after the period of time described in the preceding sentence, the dividend rate borne by the Old Senior Exchangeable Preferred Stock will be reduced to the original dividend rate if the Company is otherwise in compliance with this paragraph; provided, however, that if after any such reduction in dividend rate a different event of the kind described in the preceding event occurs, the dividend rate may again be increased pursuant to the foregoing provisions.

     In the event that the Exchange Debentures are issued prior to the issuance of the New Senior Exchangeable Preferred Stock, the provisions of the Preferred Stock Registration Rights Agreement will apply equally in respect of the registration of any Exchange Debentures provided that changes in the dividend rate as provided for in the Preferred Stock Registration Rights Agreement shall result in corresponding changes in the interest rate applicable to the Exchange Debentures.

     The summary herein of certain provisions of the Preferred Stock Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Preferred Stock Registration Rights Agreement, a copy of which will be made available upon request to the Company and which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Following the consummation of the Preferred Stock Exchange Offer, holders of the Old Senior Exchangeable Preferred Stock who were eligible to participate in the Preferred Stock Exchange Offer but who did not tender their Old Senior Exchangeable Preferred Stock will not have any further registration rights and such Old Senior Exchangeable Preferred Stock will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Senior Exchangeable Preferred Stock could be adversely affected.

TERMS OF THE PREFERRED STOCK EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Senior Exchangeable Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $100 liquidation preference of New Senior Exchangeable Preferred Stock in exchange for each $100 liquidation preference of outstanding Old Senior Exchangeable Preferred Stock accepted in the Preferred Stock Exchange Offer. Holders may tender some or all of their Old Senior Exchangeable Preferred Stock pursuant to the Preferred Stock Exchange Offer.

     The form and terms of the New Senior Exchangeable Preferred Stock are the same as the form and terms of the Old Senior Exchangeable Preferred Stock except that (i) the New Senior Exchangeable Preferred Stock bears a Series B designation and a different CUSIP Number from the Old Senior Exchangeable Preferred Stock, (ii) the New Senior Exchangeable Preferred Stock has been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the New Senior Exchangeable Preferred Stock will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the dividend rate on the Old Senior Exchangeable Preferred Stock in certain circumstances relating to the timing of the Preferred Stock Exchange Offer, all of which rights will terminate when the Preferred Stock Exchange Offer is terminated. The New Senior Exchangeable Preferred Stock will evidence the same equity as the Old Senior Exchangeable Preferred Stock and will be entitled to the benefits of the Certificate of Designation.

     As of the date of this Prospectus, $25,699,306 aggregate liquidation preference of Old Senior Exchangeable Preferred Stock was outstanding. The Company has fixed the close of business on April 8, 1998 as the record date for the Preferred Stock Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Old Senior Exchangeable Preferred Stock do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Certificate of Designation in connection with the Preferred Stock Exchange Offer. The Company intends to conduct the Preferred Stock Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Senior Exchangeable Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Senior Exchangeable Preferred Stock from the Company.

     If any tendered Old Senior Exchangeable Preferred Stock is not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Senior Exchangeable Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Senior Exchangeable Preferred Stock in the Preferred Stock Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Senior Exchangeable Preferred Stock pursuant to the Preferred Stock Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Preferred Stock Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on May 11, 1998, unless the Company, in its sole discretion, extends the Preferred Stock Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Preferred Stock Exchange Offer is extended.

     In order to extend the Preferred Stock Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Senior Exchangeable Preferred Stock, to extend the Preferred Stock Exchange Offer or to terminate the Preferred Stock Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Preferred Stock Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

DIVIDENDS ON THE NEW SENIOR EXCHANGEABLE PREFERRED STOCK

     The New Senior Exchangeable Preferred Stock will accrue dividends from their date of issuance. Holders of Old Senior Exchangeable Preferred Stock that are accepted for exchange will accrue dividends thereon to, but not including, the date of issuance of the New Senior Exchangeable Preferred Stock. Accrual of dividends on the Old Senior Exchangeable Preferred Stock accepted for exchange will cease to accrue upon issuance of the New Senior Exchangeable Preferred Stock.

     Dividends accrue in each period ending on March 15, June 15, September 15 and December 15 of each year.

PROCEDURES FOR TENDERING

     Only a holder of Old Senior Exchangeable Preferred Stock may tender such Old Senior Exchangeable Preferred Stock in the Preferred Stock Exchange Offer. To tender in the Preferred Stock Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Senior Exchangeable Preferred Stock and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Senior Exchangeable Preferred Stock, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Senior Exchangeable Preferred Stock may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Preferred Stock Exchange Offer."

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD SENIOR EXCHANGEABLE PREFERRED STOCK AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD SENIOR EXCHANGEABLE PREFERRED STOCK SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Senior Exchangeable Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Senior Exchangeable Preferred Stock tendered pursuant thereto is tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Senior Exchangeable Preferred Stock listed therein, such Old Senior Exchangeable Preferred Stock must be endorsed or accompanied by a properly completed stock power, signed by such registered holder as such registered holder's name appears on such Old Senior Exchangeable Preferred Stock with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Senior Exchangeable Preferred Stock or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Senior Exchangeable Preferred Stock at the book-entry transfer facility, The Depositary Trust Company (the "Book-Entry Transfer Facility) for the purpose of facilitating the Preferred Stock Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Senior Exchangeable Preferred Stock by causing such Book-Entry Transfer Facility to transfer such Old Senior Exchangeable Preferred Stock into the Exchange Agent's account with respect to the Old Senior Exchangeable Preferred Stock in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Senior Exchangeable Preferred Stock may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Senior Exchangeable Preferred Stock and withdrawal of tendered Old Senior Exchangeable Preferred Stock will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Senior Exchangeable Preferred Stock not properly tendered or any Old Senior Exchangeable Preferred Stock the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Senior Exchangeable Preferred Stock. The Company's interpretation of the terms and conditions of the Preferred Stock Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Senior Exchangeable Preferred Stock must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Senior Exchangeable Preferred Stock, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Senior Exchangeable Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Senior Exchangeable Preferred Stock received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Senior Exchangeable Preferred Stock and (i) whose Old Senior Exchangeable Preferred Stock is not immediately available, (ii) who cannot deliver their Old Senior Exchangeable Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a)  the tender is made through an Eligible Institution,

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Senior Exchangeable Preferred Stock and the liquidation preference of Old Senior Exchangeable Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Senior Exchangeable Preferred Stock (or a confirmation of book-entry transfer of such Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Old Senior Exchangeable Preferred Stock in proper form for transfer (or a confirmation of book-entry transfer of such Old Senior Exchangeable Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Senior Exchangeable Preferred Stock according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Senior Exchangeable Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Senior Exchangeable Preferred Stock in the Preferred Stock Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Senior Exchangeable Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the Old Senior Exchangeable Preferred Stock to be withdrawn (including the certificate number(s) and liquidation preference of such Old Senior Exchangeable Preferred Stock, or, in the case of Old Senior Exchangeable Preferred Stock transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Senior Exchangeable Preferred Stock was tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Senior Exchangeable Preferred Stock register the transfer of such Old Senior Exchangeable Preferred Stock into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Senior Exchangeable Preferred Stock is to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Senior Exchangeable Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Preferred Stock Exchange Offer and no New Senior Exchangeable Preferred Stock will be issued with respect thereto unless the Old Senior Exchangeable Preferred Stock so withdrawn are validly retendered. Any Old Senior Exchangeable Preferred Stock which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Preferred Stock Exchange Offer. Properly withdrawn Old Senior Exchangeable Preferred Stock may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Preferred Stock Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Senior Exchangeable Preferred Stock for, any Old Senior Exchangeable Preferred Stock, and may terminate or amend the Preferred Stock Exchange Offer as provided herein before the acceptance of such Old Senior Exchangeable Preferred Stock, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Preferred Stock Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Preferred Stock Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Preferred Stock Exchange Offer or materially impair the contemplated benefits of the Preferred Stock Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Preferred Stock Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Senior Exchangeable Preferred Stock and return all tendered Old Senior Exchangeable Preferred Stock to the tendering holders, (ii) extend the Preferred Stock Exchange Offer and retain all Old Senior Exchangeable Preferred Stock tendered prior to the expiration of the Preferred Stock Exchange Offer, subject, however, to the rights of holders to withdraw such Old Senior Exchangeable Preferred Stock (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Preferred Stock Exchange Offer and accept all properly tendered Old Senior Exchangeable Preferred Stock which have not been withdrawn.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Preferred Stock Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


             By Mail:                      By Overnight Courier and By Hand
                                                   after 4:30 p.m.:
United States Trust Company of New
               York                       United States Trust Company of New
    P.O. Box 844 Cooper Station                          York
   New York, New York 10276-0844                     770 Broadway
                                               New York, New York 10003
Attention:  Corporate Trust Operations
     (registered or certified mail      Attention: Corporate Trust Operations
             recommended)

     By Hand up to 4:30 p.m.:

United States Trust Company of New
               York
           111 Broadway                 Facsimile Transmission: (212) 780-0592
     New York, New York 10006
                                         Confirm by Telephone: (800) 548-6565
 Attention: Lower Level Corporate
           Trust Window


     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Preferred Stock Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Preferred Stock Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Preferred Stock Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The New Senior Exchangeable Preferred Stock will be recorded at the same carrying value as the Old Senior Exchangeable Preferred Stock, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Preferred Stock Exchange Offer will be expensed at closing.


CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Senior Exchangeable Preferred Stock that is not exchanged for New Senior Exchangeable Preferred Stock pursuant to the Preferred Stock Exchange Offer will remain restricted securities. Accordingly, such Old Senior Exchangeable Preferred Stock may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Old Senior Exchangeable Preferred Stock is eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW SENIOR EXCHANGEABLE PREFERRED STOCK

     With respect to resales of New Senior Exchangeable Preferred Stock, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives New Senior Exchangeable Preferred Stock, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives New Senior Exchangeable Preferred Stock in exchange for Old Senior Exchangeable Preferred Stock in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Senior Exchangeable Preferred Stock, will be allowed to resell the New Senior Exchangeable Preferred Stock to the public without further registration under the Securities Act and without delivering to the purchasers of the New Senior Exchangeable Preferred Stock a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Senior Exchangeable Preferred Stock in the Preferred Stock Exchange Offer for the purpose of distributing or participating in a distribution of the New Senior Exchangeable Preferred Stock, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives New Senior Exchangeable Preferred Stock for its own account in exchange for Old Senior Exchangeable Preferred Stock, where such Old Senior Exchangeable Preferred Stock was acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Exchangeable Preferred Stock.

     As contemplated by these no-action letters and the Preferred Stock Registration Rights Agreement, each holder of the Old Senior Exchangeable Preferred Stock (other than certain specified holders) who wishes to exchange Old Senior Exchangeable Preferred Stock for New Senior Exchangeable Preferred Stock in the Preferred Stock Exchange Offer will be required to represent to the Company in the Letter of Transmittal that (i) any New Senior Exchangeable Preferred Stock to be received by it was acquired in the ordinary course of its business, (ii) at the time of commencement of the Preferred

Stock Exchange Offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Senior Exchangeable Preferred Stock, (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and (iv) it is not acting on behalf of any person who could not truthfully make the foregoing representations. As indicated above, each Participating Broker-Dealer that receives a New Senior Exchangeable Preferred Stock for its own account in exchange for Old Senior Exchangeable Preferred Stock must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Exchangeable Preferred Stock. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                       DESCRIPTION OF THE CAPITAL STOCK

     In connection with the Merger, the Company amended its Certificate of Incorporation to change its authorized share capital to 10,000,000 shares of Common Stock, 1,000,000 shares of Senior Exchangeable Preferred Stock, 150,000 shares of cumulative junior redeemable preferred stock, par value $.01 per share (the "Junior Redeemable Preferred Stock") and 2,500 shares of cumulative junior non-redeemable preferred stock, par value $.01 per share (the "Junior Perpetual Preferred Stock"). Immediately after consummation of the Transactions, the Company had outstanding 3,749,994 shares of Common Stock (including the shares of Common Stock offered pursuant to the Initial Unit Offering), 250,000 shares of Senior Exchangeable Preferred Stock, 85,998.236 shares of Junior Redeemable Preferred Stock and 1,929.763 shares of Junior Perpetual Preferred Stock.

     The following summary description of certain provisions of the Company's amended and restated Certificate of Incorporation and By-laws does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Certificate of Incorporation and the By-laws, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential rights with respect to any series of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors on the Common Stock out of funds legally available therefore. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the holders of Common Stock are entitled to share equally and ratably in all remaining assets and funds of the Company. The holders of Common Stock have no preemptive, subscription, conversion or cumulative voting rights and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are fully paid and nonassessable. United States Trust Company of New York is the Transfer Agent and Registrar for the Common Stock issued in the Initial Unit Offering.

JUNIOR REDEEMABLE PREFERRED STOCK

     Ranking. The Junior Redeemable Preferred Stock, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Company, ranks senior to all classes of common stock of the Company, pari passu with the Junior Perpetual Preferred Stock and junior to the Senior Exchangeable Preferred Stock and all other liabilities and obligations of the Company, whether or not for borrowed money.

     Dividends. Holders of Junior Redeemable Preferred Stock are entitled, when, as and if declared by the Board of Directors, out of funds legally available therefor, to receive dividends on each outstanding share of the Junior Redeemable Preferred Stock, at the annual rate of 8.0% of the liquidation value per share thereof. Dividends on the Junior Redeemable Preferred Stock are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Dividends will compound to the extent not paid on any quarterly dividend payment date. The right to dividends on the Junior Redeemable Preferred Stock are cumulative (whether or not earned or declared), without interest, from the date of issuance of the Junior Redeemable Preferred Stock.

     Voting Rights. Holders of the Junior Redeemable Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Incorporation.

     Redemption. The Company has the option to redeem the Junior Redeemable Preferred Stock in whole or in part (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time without premium or penalty. The Company is required to redeem the Junior Redeemable Preferred Stock upon the earlier of (i) 13th anniversary of the Closing and (ii) a Sale of the Company (as defined in the Certificate of Incorporation).

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Junior Redeemable Preferred Stock are entitled to be paid out of the assets of the Company available for distribution $1,000.00 per share, plus an amount equal in cash to all accumulated and unpaid dividends, if any, thereon, prior to any distribution on any securities of the Company ranking junior to the Junior Redeemable Preferred Stock, including, without limitation, on any common stock of the Company.

     Covenants. The Certificate of Incorporation provides restrictions on the redemption of securities of the Company ranking junior to the Junior Redeemable Preferred Stock (other than repurchases of securities from employees of the Company) and the payment of dividends on such securities and certain amendments to the Certificate of Incorporation.

     Upon redemption, shares of Junior Redeemable Preferred Stock shall be cancelled. Holders of Junior Redeemable Preferred Stock have no preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of shares of any class or of securities convertible into shares of any class.

JUNIOR PERPETUAL PREFERRED STOCK

     Ranking. The Junior Perpetual Preferred Stock, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Company, ranks senior to all classes of common stock of the Company, pari passu with the Junior Redeemable Preferred Stock and junior to the Senior Exchangeable Preferred Stock and all other liabilities and obligations of the Company, whether or not for borrowed money.

     Dividends. Holders of Junior Perpetual Preferred Stock are entitled, when, as and if declared by the Board of Directors, out of funds legally available therefor, to receive dividends on each outstanding share of the Junior Perpetual Preferred Stock, at the annual rate of 8.0% of the liquidation value per share thereof through the 12th anniversary of the Closing, and at the annual rate of 12.0% of the liquidation value per share thereof thereafter if, but only if, the Company has not offered to redeem such shares prior to such time. Dividends on the Junior Perpetual Preferred Stock are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Dividends compound to the extent not paid on any quarterly dividend payment date. The right to dividends on the Junior Perpetual Preferred Stock is cumulative (whether or not earned or declared), without interest, from the date of issuance of the Junior Perpetual Preferred Stock.

     Voting Rights. Holders of the Junior Perpetual Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Incorporation.

     Redemption. The Company has the option, but is not required, to redeem the Junior Perpetual Preferred Stock in whole or in part (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time without premium or penalty.

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Junior Perpetual Preferred Stock are entitled to be paid out of the assets of the Company available for distribution $1,000.00 per share, plus an amount equal in cash to all accumulated and unpaid dividends, if any, thereon, prior to any distribution on any securities of the Company ranking junior to the Junior Perpetual Preferred Stock, including, without limitation, on any common stock of the Company.

     Covenants. The Certificate of Incorporation provides restrictions on the redemption of securities of the Company ranking junior to the Junior Perpetual Preferred Stock (other than repurchases of securities from employees of the Company) and the payment of dividends on such securities and certain amendments to the Certificate of Incorporation.

     Upon redemption, shares of Junior Perpetual Preferred Stock shall be canceled. Holders of Junior Perpetual Preferred Stock have no preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of shares of any class or of securities convertible into shares of any class.

SHAREHOLDERS AGREEMENT

     In connection with the Acquisition, Madison Dearborn, the Management Group and the Company entered into a Stockholders Agreement which provides for, among other things, certain restrictions on the transfer of the Management Shares, the right of the Company to sell or cause to be sold all or a portion of the Management Shares in connection with a sale of the Company, the right of the Company to repurchase the Management Shares of any member of the Management Group upon the termination of such member for cause, certain rights by the Management Group to participate in certain sales of Common Stock by Madison Dearborn under certain circumstances, certain demand registration rights in favor of Madison Dearborn by which it may cause the Company to register all or part of the Common Stock held by it under the Securities Act, and certain "piggyback" registration rights in favor of Madison Dearborn and the Management Group.

COMMON STOCK REGISTRATION RIGHTS AGREEMENT

     Pursuant to the Registration Rights Agreement entered into between the Company and the Initial Purchaser on December 29, 1997 (the "Common Stock Registration Rights Agreement"), the holders of Common Stock offered pursuant to the Initial Unit Offering are entitled, and the Company will be required, subject to certain limitations, to include their shares of Common Stock in a registration of shares of Common Stock initiated by the Company under the Securities Act wherein the aggregate net proceeds to the Company are at least $30 million and any other registration of Common Stock initiated by the Company thereafter. In addition, after the first registered secondary offering by Madison Dearborn or its Affiliates, the holders of 25% or more of the Common Stock, subject to the Common Stock Registration Rights Agreement, will have the right to require the Company to effect a demand registration of all or any part of such holders' shares of Common Stock under the Securities Act (a "Demand Registration"). In the event the aggregate number of shares of Common Stock which the holders of the Common Stock offered pursuant to the Initial Unit Offering request the Company to include in any such registration, together, in the case of a registration initiated by the Company, with the shares of Common Stock of the Company to be included in such registration, exceeds the number which in the opinion of the managing underwriter can be sold in such offering without materially affecting the offering price of such shares, the number of shares of each holder to be included in such registration will be reduced pro rata based on the aggregate number of shares of Common Stock for which registration has been so requested.

     The Company, at its option, may delay the filing of a registration statement required pursuant to the Demand Registration for up to 60 days if it is in possession of material information that it reasonably deems advisable not be disclosed in a registration statement. The Company's right to delay the filing of a registration statement if it possesses information that it deems advisable not to disclose does not obviate any disclosure obligations which the Company may have under the Exchange Act, or other applicable laws; it merely permits the Company to avoid filing a registration statement if management believes that such a filing would require the disclosure of information which otherwise is not required to be disclosed and disclosure of which management believes is premature or otherwise inadvisable.

     The Common Stock Registration Rights Agreement contains customary provisions whereby the Company and the holders of the Common Stock offered pursuant to the Initial Unit Offering indemnify and agree to contribute to the other with regard to losses caused by the misstatement of any information or omission of any information required to be provided in a registration statement filed under the Securities Act. The Common Stock Registration Rights Agreement requires the Company to pay the expenses associated with any registration, other than sales discounts, commissions, transfer taxes and amounts to be paid by underwriters or as otherwise required by law.

     The summary herein of certain provisions of the Common Stock Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by references to, all of the provisions of the Common Stock Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes will be issued under an Indenture, dated as of December 29, 1997 (the "Indenture"), among the Company, as issuer, certain subsidiaries of the Company, as guarantors (the "Subsidiary Guarantors"), and Harris Trust and Savings Bank, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") as in effect on the date of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. The following is a summary of the material terms and provisions of the Exchange Notes. This summary does not purport to be a complete description of the Exchange Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Exchange Notes and the Indenture (including the definitions contained therein). A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." Any descriptions of the Notes presented in the future tense shall refer to the Exchange Notes, where appropriate.

     General. The Notes will mature on December 15, 2007, will be limited to $100,000,000 aggregate principal amount and will be unsecured senior subordinated obligations of the Company. Each Note will bear interest at a rate of 11% from December 29, 1997 or from the most recent interest payment date to which interest has been paid or duly provided for, payable on June 15, 1998 and semiannually thereafter on June 15 and December 15 in each year until the principal thereof is paid or duly provided for to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the June 1 or December 1 next preceding such interest payment date.

     Note Guarantees. Payment of the principal of, premium, if any, and interest on the Notes, when and as the same become due and payable, will be guaranteed, jointly and severally, on an unsecured senior subordinated basis by the Subsidiary Guarantors.

     Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2002 at certain redemption prices (expressed as percentages of principal amount) declining ratably, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date). In addition, at any time on or prior to December 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes within 20 days of one or more Public Equity Offerings with the net proceeds of such offering at a redemption price equal to 111% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of redemption; provided that, after giving effect to any such redemption, at least $65 million aggregate principal amount of the Notes remains outstanding.

     Change in Control. Upon the occurrence of a Change in Control, each holder of the Notes shall have the right to require the Company to purchase all or any portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

     Ranking. The Notes will be unsecured senior subordinated obligations of the Company and, as such, will be subordinated to all existing and future senior indebtedness (including indebtedness under the Senior Credit Facility) of the Company, with respect to principal, premium, if any, and interest. The Notes will rank pari passu with all other existing and future senior subordinated indebtedness, if any, of the Company and will rank senior to subordinated indebtedness, if any, of the Company. By reason of such subordination, holders of senior indebtedness must be paid in full before holders of the Notes may be paid in the event of a liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy.

     Each Note Guarantee will be an unsecured senior subordinated obligation of the Subsidiary Guarantor issuing such Note Guarantee, ranking pari passu with all other existing and future senior subordinated indebtedness of such Subsidiary Guarantor, if any. The Indebtedness evidenced by each Note Guarantee will be subordinated on the same basis to Subsidiary Guarantor senior indebtedness as the Notes are subordinated to senior indebtedness.

     Certain Covenants. The Indenture contains covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of Restricted Subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on sale of assets; (vii) limitation on merger, consolidation and sale of substantially all assets; (viii) limitations on guarantees of indebtedness by Restricted Subsidiaries; (ix) limitation on dividend and other payment restrictions affecting Restricted Subsidiaries; (x) limitation on investment in Unrestricted Subsidiaries; (xi) limitation on sale and leaseback transactions; and (xii) limitations on other senior subordinated indebtedness. The covenants in the Indenture are substantially similar to the covenants in the Exchange Indenture, except that the Exchange Debentures are subordinated to the Notes. See "Description of the Units--Exchange Debentures--Certain Covenants."


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Senior Exchangeable Preferred Stock for New Senior Exchangeable Preferred Stock, including the applicability and effect of any state, local or foreign tax laws.

     The Company believes that the exchange of Old Senior Exchangeable Preferred Stock for New Senior Exchangeable Preferred Stock pursuant to the Preferred Stock Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Senior Exchangeable Preferred Stock will not be considered to differ materially in kind or extent from the Old Senior Exchangeable Preferred Stock. Rather, the New Senior Exchangeable Preferred Stock received by a holder will be treated as a continuation of the Old Senior Exchangeable Preferred Stock in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Senior Exchangeable Preferred Stock for New Senior Exchangeable Preferred Stock pursuant to the Preferred Stock Exchange Offer.


                             PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives New Senior Exchangeable Preferred Stock for its own account pursuant to the Preferred Stock Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Senior Exchangeable Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Senior Exchangeable Preferred Stock received in exchange for Old Senior Exchangeable Preferred Stock where such Old Senior Exchangeable Preferred Stock was acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until July 7, 1998 (90 days after the commencement of the Preferred Stock Exchange Offer), all dealers effecting transactions in the New Senior Exchangeable Preferred Stock may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the New Senior Exchangeable Preferred Stock by Participating Broker-Dealers. New Senior Exchangeable Preferred Stock received by Participating Broker-Dealers for their own accounts pursuant to the Preferred Stock Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Senior Exchangeable Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Senior Exchangeable Preferred Stock. Any Participating Broker-Dealer that resells the New Senior Exchangeable Preferred Stock that were received by it for its own account pursuant to the Preferred Stock Exchange Offer and any broker or dealer that participates in a distribution of such New Senior Exchangeable Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Senior Exchangeable Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.


                                 LEGAL MATTERS

     The validity of the issuance of the New Senior Exchangeable Preferred Stock will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois (a partnership which includes professional corporations).


                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, included herein have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and in the Registration Statement and upon the authority of said firm as experts in accounting and auditing.

                          TUESDAY MORNING CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE NO.
                                                                        --------
Independent Auditors' Report..........................................    F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996..........    F-3
Consolidated Statements of Operations for the years ended December 31,
 1997, 1996 and 1995..................................................    F-4
Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1997, 1996 and 1995.....................................    F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1996 and 1995..................................................    F-6
Notes to Consolidated Financial Statements for the years ended Decem-
 ber 31, 1997, 1996 and 1995..........................................    F-7

  Separate financial statements of the Subsidiary Guarantors are not presented herein because the parent company has no operations or assets separate from its investment in the Subsidiary Guarantors, the Subsidiary Guarantors are wholly owned and represent all of the direct and/or indirect subsidiaries of the parent company and the guarantees of the Subsidiary Guarantors are full and unconditional and joint and several with the other Subsidiary Guarantors.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Tuesday Morning Corporation:

  We have audited the accompanying consolidated balance sheets of Tuesday Morning Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tuesday Morning Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Dallas, Texas

February 20, 1998

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                             ASSETS                                1997      1996
                             ------                              --------  --------
                                                                   (IN THOUSANDS
                                                                 EXCEPT FOR SHARE
                                                                       DATA)
Current assets:
 Cash and cash equivalents...................................... $ 23,501  $ 10,754
 Inventories....................................................   99,187    75,493
 Prepaid expenses...............................................    1,059       961
 Other current assets...........................................      574       726
 Income tax receivable (note 11)................................       18       --
                                                                 --------  --------
     Total current assets.......................................  124,339    87,934
                                                                 --------  --------
Property, plant and equipment (notes 3, 7 and 8)................   61,612    56,491
 Less accumulated depreciation and amortization.................  (30,972)  (26,104)
                                                                 --------  --------
     Net property, plant and equipment..........................   30,640    30,387
                                                                 --------  --------
Other assets, at cost:
 Due from Officers (note 4).....................................    3,643     2,803
 Deferred financing costs.......................................    9,629       287
 Other assets...................................................      673       346
                                                                 --------  --------
     Total Assets............................................... $168,924  $121,757
                                                                 ========  ========
         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
         ----------------------------------------------
Current liabilities:
 Installments of mortgages (note 7)............................. $  1,021  $  1,021
 Installments of notes payable (note 6).........................    1,350       --
 Installments of capital lease obligation (note 8)..............      220       625
 Accounts payable...............................................   22,253    22,543
 Accrued expenses
   Sales tax....................................................    2,812     2,105
   Recapitalization expenses....................................   30,279       --
   Other........................................................    5,010     5,637
 Deferred income taxes (note 11)................................       55        57
 Income taxes payable (note 11).................................      --      6,465
                                                                 --------  --------
     Total current liabilities..................................   63,000    38,453
                                                                 --------  --------
Mortgages on land, buildings and equipment, excluding current
 installments (note 7)..........................................    3,573     4,594
Notes payable excluding current installments (note 6)...........  208,650       --
Capital lease obligation excluding current installments (note
 8).............................................................      163       382
Deferred income taxes (note 11).................................    2,771     2,800
Senior exchangeable redeemable preferred stock, par value $0.1 per share, authorized 1,000,000 shares, 250,000 issued at
 December 31, 1997; aggregate liquidation preference $25,000
 (note 9).......................................................   24,643       --
Junior redeemable preferred stock, par value $.01 per share, authorized 150,000 shares, 85,998 issued at December 31, 1997;
 aggregate liquidation preference $85,998 (note 9)..............   85,998       --
Shareholders' equity (deficit) (note 10):
 Junior perpetual preferred stock, authorized 2,500 shares,
  1,930 issued at December 31, 1997; par value $.01 per share,
  aggregate liquidation preference $1,930.......................    1,930       --
 Common stock par value $.01 per share, authorized 30,000,000 shares; issued 12,271,554 shares at December 31, 1996.
  Authorized 10,000,000 shares; issued 3,749,993 shares at
  December 31, 1997.............................................       37       123
 Additional paid-in capital.....................................    5,587    18,599
 Retained earnings (deficit).................................... (227,428)   58,834
 Treasury stock 411,750 shares at December 31, 1996.............      --     (2,028)
                                                                 --------  --------
     Total shareholders' equity (deficit)....................... (219,874)   75,528
                                                                 --------  --------
Commitments and contingencies (notes 5, 6, 13, 15 and 17)
     Total Liabilities and Shareholders' Equity (Deficit)....... $168,924  $121,757
                                                                 ========  ========

          See accompanying notes to consolidated financial statements.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                     1997      1996      1995
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
Net sales......................................... $327,307  $256,756  $210,265
Cost of sales.....................................  208,432   165,189   137,427
                                                   --------  --------  --------
    Gross profit..................................  118,875    91,567    72,838
Selling, general and administrative expenses......   82,939    71,167    63,040
Recapitalization fees and expenses (note 1).......   33,960       --        --
                                                   --------  --------  --------
    Total expenses................................  116,899    71,167    63,040
    Operating profit..............................    1,976    20,400     9,798
                                                   --------  --------  --------
Other income (expense):
  Interest income.................................      325       275       204
  Interest expense................................   (3,215)   (2,767)   (3,330)
  Other income....................................      596       600       592
                                                   --------  --------  --------
                                                     (2,294)   (1,892)   (2,534)
                                                   --------  --------  --------
    Earnings (loss) before income taxes...........     (318)   18,508     7,264
Income tax expense (note 11)......................    3,246     6,992     2,491
                                                   --------  --------  --------
    Net earnings (loss)........................... $ (3,564) $ 11,516  $  4,773
                                                   ========  ========  ========


          See accompanying notes to consolidated financial statements.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                        JUNIOR
                                                       PERPETUAL
                                                       PREFERRED                TREASURY         TOTAL
                           COMMON STOCK   ADDITIONAL     STOCK     RETAINED       STOCK      SHAREHOLDERS'
                          ---------------  PAID-IN   ------------- EARNINGS   -------------     EQUITY
                          SHARES   AMOUNT  CAPITAL   SHARES AMOUNT (DEFICIT)  SHARES AMOUNT    (DEFICIT)
                          -------  ------ ---------- ------ ------ ---------  ------ ------  -------------
Balance at December 31,
 1994....................  12,150    122    18,130    --      --     42,545    (450) (2,167)     58,630
 Net earnings............     --     --        --     --      --      4,773     --      --        4,773
 Shares issued in
  connection with
  Employee Stock Option
  Plan (note 10)...........    66    --        162    --      --        --      --      --          162
 Treasury shares sold in
  connection with Stock
  Purchase Plan (note 10)..   --     --        (56)   --      --        --       38     139          83
                          -------   ----   -------    ---   -----  --------    ----  ------    --------
Balance at December 31,
 1995....................  12,216    122    18,236    --      --     47,318    (412) (2,028)     63,648
 Net earnings............     --     --        --     --      --     11,516     --      --       11,516
 Shares issued in
  connection with
  Employee Stock Option
  Plan (note 10)...........    56      1       382    --      --        --      --      --          383
 Treasury shares sold in
  connection with Stock
  Purchase Plan (note 10)..   --     --        (19)   --      --        --      --      --          (19)
                          -------   ----   -------    ---   -----  --------    ----  ------    --------
Balance at December 31,
 1996....................  12,272    123    18,599    --      --     58,834    (412) (2,028)     75,528
 Net loss................     --     --        --     --      --     (3,564)    --      --       (3,564)
 Exercise of options.....      77      1       519    --      --        --      --      --          520
 Shares issued in
  connection with
  Employee Stock Option
  Plan (note 10)...........    86      1       416    --      --        --      --      --          417
 Treasury shares sold in
  connection with Stock
  Purchase Plan (note 10)..   --     --       (114)   --      --        --      --      --         (114)
 Redeem shares from
  shareholders (note 1).. (12,435)  (125)  (19,153)   --      --   (282,641)    412   2,028    (299,891)
 Issuance of common
  shares (note 1)........   3,500     35     4,965    --      --        --      --      --        5,000
 Issuance of junior
  perpetual preferred
  shares (note 1)........     --     --        --       2   1,930       --      --      --        1,930
 Issuance of common
  shares to senior
  preferred shareholders
  (note 10)................   250      2       355    --      --        --      --      --          357
 Dividends on junior and
  senior preferred stock.     --     --        --     --      --        (57)    --      --          (57)
                          -------   ----   -------    ---   -----  --------    ----  ------    --------
Balance at December 31,
 1997....................   3,750     37     5,587      2   1,930  (227,428)      0       0    (219,874)
                          =======   ====   =======    ===   =====  ========    ====  ======    ========

          See accompanying notes to consolidated financial statements.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                     1997      1996      1995
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Cash received from customers...................  $327,309  $256,756  $210,265
  Cash paid to suppliers and employees...........  (313,692) (240,948) (199,454)
  Interest received..............................       325       275       204
  Interest paid..................................    (3,026)   (2,622)   (3,135)
  Income taxes paid..............................    (9,703)   (2,858)   (1,362)
                                                   --------  --------  --------
    Net cash provided by operating activities....     1,213    10,603     6,518
                                                   --------  --------  --------
Cash flows used by investing activities:
  Loans to officers..............................    (2,259)     (752)     (506)
  Payments from officers.........................     1,419       274        85
  Capital expenditures...........................    (5,310)   (4,233)   (2,692)
                                                   --------  --------  --------
    Net cash used by investing activities........    (6,150)   (4,711)   (3,113)
                                                   --------  --------  --------
Cash flows from financing activities:
  Proceeds from term notes and senior
   subordinated debt.............................   210,000       --        --
  Proceeds from shareholders.....................   117,928       --        --
  Payments to shareholders.......................  (299,891)      --        --
  Financing fees.................................    (9,531)      (1)      (180)
  Payment of mortgages...........................    (1,021)   (1,021)   (1,063)
  Principal payments under capital lease
   obligation....................................      (624)     (754)     (666)
  Proceeds from exercise of common stock
   options/stock purchase plan...................       823       362       245
                                                   --------  --------  --------
    Net cash provided by (used by) financing
     activities..................................    17,684    (1,414)   (1,664)
                                                   --------  --------  --------
Net increase in cash and cash equivalents........    12,747     4,478     1,741
Cash and cash equivalents at beginning of period.    10,754     6,276     4,535
                                                   --------  --------  --------
Cash and cash equivalents at end of period.......  $ 23,501  $ 10,754  $  6,276
                                                   ========  ========  ========


          See accompanying notes to consolidated financial statements.

               TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 1997, 1996, AND 1995

           (ALL AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

(1) RECAPITALIZATION

  On December 29, 1997, Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn"), certain members of management, and certain unaffiliated investors acquired all of the outstanding capital stock of the Company for an equity investment of $117,928. The equity investment consisted of (i) an $85,388 investment by Madison Dearborn (comprised of $4,594 of common stock of the Company, and $80,794 of junior redeemable preferred stock of the Company),
(ii) a $7,540 of investment by certain members of management of the Company (comprised of $406 in common stock and $7,134 in junior redeemable preferred stock), and (iii) a $25,000 investment by certain unaffiliated investors in units consisting of senior exchangeable redeemable preferred stock and common stock. The Company used the proceeds from the equity investment and approximately $225,454 of aggregate proceeds from the financings described below (i) to pay $324,896 as acquisition consideration and (ii) to pay $18,486 in transaction fees and expenses.

  The financings consisted of (i) a $200,000 credit facility comprised of a $110,000 term loan facility, and a $90,000 revolving credit facility which, subject to certain conditions, can be increased up to $115,000, of which approximately $15,454 was drawn in January 1998 in connection with the Transaction, and (ii) $100,000 from the sale of senior subordinated notes.

  The sources and uses of funds related to the acquisition are set forth as follows:

      Sources of Funds:
        Term loans.................................................... $110,000
        Revolving credit facility.....................................   15,454
        Senior subordinated notes.....................................  100,000
        Senior exchangeable preferred stock...........................   25,000
        Junior redeemable preferred stock.............................   85,998
        Junior perpetual preferred stock..............................    1,930
        Common stock..................................................    5,000
                                                                       --------
          Total....................................................... $343,382
                                                                       ========
      Uses of Funds:
        Recapitalization consideration................................ $299,891
        Payment to option holders.....................................   25,005
        Fees and expenses.............................................   18,486
                                                                       --------
          Total....................................................... $343,382
                                                                       ========

  Fees and expenses of $18,486 consist of $8,955 which was expensed in the year ended December 31, 1997, and $9,531 which was capitalized as deferred financing costs. Payments to option holders were expensed in the year ended December 31, 1997.

  The acquisition has been accounted for as a recapitalization and, as such, has no impact on the historical basis of assets and liabilities.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation--The consolidated financial statements include the accounts of Tuesday Morning Corporation and its wholly-owned subsidiaries: TMI Holdings, Inc., TMIL Corporation, Tuesday Morning, Inc. and Friday Morning, Inc., (collectively the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

               TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                    DECEMBER 31, 1997, 1996, AND 1995

           (ALL AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

  The Company owned and operated 315 deep discount retail stores in 33 states at December 31, 1997 (286 and 260 stores at December 31, 1996 and 1995, respectively). The Company sells close-out housewares and related gift merchandise, which it purchases at prices below wholesale prices. Company stores are open for seven sales events each year.

  (b) Cash and Cash Equivalents--The Company's policy is to invest cash in excess of operating requirements in income producing investments. Cash equivalents of $22,312 in 1997 and $8,352 in 1996 are investments in money market funds. The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

  (c) Inventories--Inventories are stated at the lower of average cost or market using the retail inventory method for the stores' inventory and the cost method for warehouse inventory. Buying, distribution, and freight costs are capitalized as part of inventory.

  (d) Property, Plant, and Equipment--Property, plant, and equipment are stated at cost. Buildings, furniture, fixtures, and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

                                                               DEPRECIABLE LIVES
                                                               -----------------
      Buildings...............................................       30 years
      Furniture and fixtures..................................        7 years
      Equipment...............................................   5 to 7 years

  Improvements to leased premises are amortized on a straight-line basis over the shorter of their useful lives or the expected term of the related lease.

  (e) Deferred Financing Costs--Deferred financing costs represent fees paid in connection with obtaining bank and other long-term financing. The fees are amortized over the term of the related financing.

  (f) Income Taxes--Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (g) Pre-opening Costs--The Company capitalizes certain costs directly related to opening new stores and amortizes these costs over twelve months.

  (h) Advertising--Costs for newspaper, television, radio, and other media are expensed as the advertised events take place. Advertising expense for 1997, 1996 and 1995 was $18,438, $16,475, and $15,317 respectively.

  (i) Estimates--The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                    DECEMBER 31, 1997, 1996, AND 1995

           (ALL AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

  (j) Foreign Currency Transactions--The Company has entered into foreign exchange contracts to hedge its foreign currency transactions related to specific purchase orders for merchandise. Net losses totaled $159 for 1997 and were minimal in 1996. Current year losses are primarily due to canceling foreign exchange contracts entered into under the Company's former bank relationship as a result of the acquisition.

  (k) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of--The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (l) Stock Option Plan--Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the previsions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  (m) Reclassifications--Certain prior year amounts have been reclassed to conform to the current period presentation.

(3) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment, net of accumulated depreciation consist of the following at December 31, 1997 and 1996:

                                                               1997      1996
                                                             --------  --------
      Land.................................................. $  8,356  $  8,356
      Buildings.............................................   13,926    13,926
      Furniture and fixtures................................   19,861    17,658
      Equipment.............................................   17,109    14,469
      Leasehold improvements................................    2,360     2,082
                                                             --------  --------
                                                             $ 61,612  $ 56,491
      Less accumulated depreciation.........................  (30,972)  (26,104)
                                                             --------  --------
          Total............................................. $330,640  $ 30,387
                                                             ========  ========

               TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                    DECEMBER 31, 1997, 1996, AND 1995

           (ALL AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

(4) DUE FROM OFFICERS

  Due from officers at December 31, 1997 and 1996 is $3,643 and $2,803 respectively. As of December 31, 1997, $3,153 of the amount due from officers was secured by 219,013 shares of the Company's common stock and 5,502 shares of the Company's junior preferred stock. The remaining balance due is on open account and is periodically paid down. Effective December 29, 1997, the amounts due accrue interest at the mid-term federal rate of 6.02% as defined by Internal Revenue Service Code Section 1274(d). Previously these loans bore interest at prime.

(5) LEGAL PROCEEDINGS

  The Company is involved in various claims and legal actions arising from the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

(6) NOTES PAYABLE

  At December 31, 1997, notes payable consists of the following:

      Senior credit facility.......................................... $110,000
      Senior subordinated notes.......................................  100,000
                                                                       --------
                                                                        210,000
      Less current portion............................................   (1,350)
                                                                       --------
                                                                       $208,650
                                                                       ========

  Senior Credit Facility--In connection with the Recapitalization, the Company entered into a senior credit facility agreement on December 29, 1997, which provides for a revolving credit facility of $90,000 which, subject to certain conditions, can be increased to $115,000 and a term loan facility totaling $110,000. This agreement is secured by a pledge of substantially all of the Company's assets.

  The revolving credit facility is for a period of five years and requires a cleandown to less than $15,000 for thirty consecutive days during each twelve month period beginning April 1, 1998. Borrowings are limited to the lesser of $90,000 (unless the maximum has been increased to as much as $115,000, as provided for in the agreement) or 50% (60% from July 1--October 31 of each year) of eligible inventory, as defined. The availability is further reduced by the aggregate undrawn amount of outstanding letters of credit. At the Company's option, the amount borrowed will bear interest at either LIBOR plus 2.50% or the lender's alternate base rate plus 1.50%. There is a provision within the agreement to reduce the interest rates as the leverage ratio is reduced.

  The term loan facility consists of two tranches designated A and B. Tranche A term loans are for $40,000 and mature in five years while tranche B term loans are $70,000 and mature in seven years. At the Company's option, tranche A term loans bear interest at LIBOR plus 2.50% or the Alternate Base Rate plus 1.50%. Tranche B term loans bear interest at LIBOR plus 3.00% or the Alternate Base Rate plus 2.00%. The term loan interest rates will also be reduced as the leverage ratio is reduced.

  The Company had no balances outstanding related to the revolving line of credit at December 31, 1997. As of December 31, 1997, the Company had outstanding letters of credit of $9,468 for inventory purchases.

               TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                    DECEMBER 31, 1997, 1996, AND 1995

           (ALL AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

  The interest rates on the Tranche A and B term loans at December 31, 1997 were 10.0% and 10.5%, respectively. On January 5, 1998 these rates changed to 8.31% and 8.81%, respectively. The Company incurs commitment fees of 0.50% on the unused portion of the revolving credit facility.

  Scheduled, mandatory principal payments for the term loans are as follows:

      1998............................................................. $  1,350
      1999.............................................................    3,700
      2000.............................................................    6,700
      2001.............................................................   10,700
      2002.............................................................   20,700
      thereafter.......................................................   66,850
                                                                        --------
                                                                        $110,000
                                                                        ========

  The Company is allowed under the agreement to make voluntary prepayments of term loan principal.

  Beginning in 1998, the senior credit facility agreement contains certain restrictive covenants which, among other things, require the Company to comply with certain financial covenants including limitations on dividends, indebtedness, and capital expenditures.

  Senior Subordinated Notes--The senior subordinated notes bear interest at 11.0% and are due on December 15, 2007. These Notes are subordinated to any amounts outstanding under the senior credit facility. Interest is payable on June 15 and December 15 of each year. At any time prior to December 15, 2000, at the option of the Company, up to 35% of the outstanding aggregate face amount of the senior subordinated notes may be redeemed at a redemption price of 111.00% using the proceeds of certain equity issuances. Beginning December 15, 2002, the senior subordinated notes will be subject to redemption at the option of the Company in whole or in part, with proper notice at the redemption prices set forth below, plus accrued interest.

        TWELVE MONTH
           PERIOD
         BEGINNING                                      PERCENTAGE OF PRINCIPAL
        DECEMBER 15                                             AMOUNT
        ------------                                    -----------------------
      2002.............................................         105.50%
      2003.............................................         103.67%
      2004.............................................         101.83%
      2005 and thereafter..............................         100.00%

  The senior subordinated notes contain certain restrictive covenants which, among other things, limit the Company's ability to incur additional indebtedness and pay dividends or distributions or make investments.

               TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                    DECEMBER 31, 1997, 1996, AND 1995

           (ALL AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

(7) MORTGAGE ON LAND, BUILDINGS AND EQUIPMENT

  During 1995, the Company entered into a seven-year agreement with a bank to refinance and consolidate its mortgages on land and buildings. The amount of the note was $7,146, the proceeds of which were used to pay the previous mortgage notes. The note is secured by land and buildings and bears interest at LIBOR plus 2.125%, (7.6% at December 31, 1997) with principal and interest due monthly. It matures on June 10, 2002.

  Mortgages consist of the following at December 31, 1997 and 1996:

                                                              1997     1996
                                                             -------  -------
      Note payable to bank, in monthly installments of $85
       plus interest........................................ $ 4,594  $ 5,615
      Less current installments.............................  (1,021)  (1,021)
                                                             -------  -------
                                                             $ 3,573  $ 4,594
                                                             =======  =======

  In connection with this mortgage, the Company is required to maintain minimum net worth and comply with other financial covenants. At December 31, 1997, the Company is in compliance with these covenants.

  The maturities of the mortgage are as follows:

      YEAR                                                                AMOUNT
      ----                                                                ------
      1998............................................................... $1,021
      1999...............................................................  1,021
      2000...............................................................  1,021
      2001...............................................................  1,021
      2002...............................................................    510

(8) CAPITAL LEASE

  During 1994, the Company entered into a capital lease with a financial institution to finance part of the acquisition of point of sale registers and electronic article surveillance equipment. The amount financed under the capital lease totaled $2,642. Depreciation expense during 1997 and 1996 was $528 per year.

  This lease is for five years and contains a bargain purchase option that the Company would be expected to exercise. This lease bears an implicit interest rate of approximately 10.8%.

  The following is a schedule of future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 1997:

      YEAR                                                                AMOUNT
      ----                                                                ------
      1998...............................................................  $251
      1999...............................................................   169
                                                                           ----
      Total minimum lease payments.......................................   420
      Less: Amount representing interest.................................   (37)
                                                                           ----
      Present value of net minimum lease payments........................   383
      Less: current installments.........................................  (220)
                                                                           ----
      Long term capital lease obligation.................................  $163
                                                                           ====

               TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                    DECEMBER 31, 1997, 1996, AND 1995

           (ALL AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

(9) REDEEMABLE PREFERRED STOCK

  On December 29, 1997, in connection with the acquisition, the Company issued 250,000 units consisting of one share of senior exchangeable redeemable preferred stock ("Senior Preferred Stock") and one share of common stock. The Senior Preferred Stock and common stock become separately transferable upon the earlier of (i) a change in control of the Company as defined, (ii) the date upon which a registration statement under the Securities Act of 1933 relating to the Senior Preferred Stock is declared effective, (iii) immediately prior to any redemption of the Senior Preferred Stock by the Company with the proceeds of a public offering, or (iv) any earlier date as determined by the underwriter of the issue. The proceeds of $25,000 was allocated between Senior Preferred Stock and common stock based on the relative values of the common and preferred stock on the transaction date. The Senior Preferred Stock earns cumulative dividends of 13 1/4% annually, payable quarterly. On or before December 15, 2002, dividends may, at the option of the Company, be paid either in cash or additional shares of Senior Preferred Stock. After December 15, 2002, dividends may only be paid in cash. Each share of Senior Preferred Stock is exchangeable into debentures, subject to certain conditions, equal to the liquidation value at the Company's option.

  On December 15, 2009, the Company will be required to redeem all outstanding shares of Senior Preferred Stock at a price equal to liquidation value. The Company may, at its option, redeem for cash the Senior Preferred Stock on or after December 15, 2002, at the redemption prices set forth below:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002...........................................................  109.938%
      2003...........................................................  106.625%
      2004...........................................................  103.313%
      2005 and thereafter............................................  100.000%

  In addition, the Company may redeem for cash all the outstanding shares of Senior Preferred Stock within 20 days of a public offering of the Company's common stock at a redemption price per share equal to 113.25% of the aggregate liquidation value.

  On December 29, 1997, in connection with the acquisition, the Company issued 85,998 shares of junior redeemable preferred stock (the "Junior Redeemable Preferred"). The Junior Redeemable Preferred earns cumulative dividends of 8% annually, payable quarterly. Dividends must be paid in cash. The Company has the option to redeem the Junior Redeemable Preferred at any time without premium or penalty. The Company is required to redeem the Junior Redeemable Preferred upon the earlier of December 29, 2010 or a sale of the Company.

  In connection with the acquisition, the Chairman of the Board entered into a put agreement with the Company and Madison Dearborn which provides him the right on December 29, 1999 to put his Junior Redeemable Preferred to the Company or Madison Dearborn for an amount equal to liquidation value. In the event the Chairman exercises his put, he will be required to transfer his shares of common stock to the Company or Madison Dearborn for no additional consideration and his loan will become due and payable (see note 4).

  In connection with the acquisition, the Company's President entered into a put agreement with the Company and Madison Dearborn which provides him the right on or after December 31, 2000 (earlier in certain circumstances) to put approximately 76% of his Junior Redeemable Stock and common stock to the Company. Under the put agreement, the Company has the option to pay for the shares 25% in cash and 75% by the issuance of a subordinated promissory note payable in three equal annual installments.

               TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                    DECEMBER 31, 1997, 1996, AND 1995

           (ALL AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

(10) SHAREHOLDERS' EQUITY

  On May 13, 1997, the Board of Directors approved a three-for-two stock split of the Company's common stock. All share information in the accompanying financial statements give retroactive effect to the split, which was completed in June 1997.

  On December 29, 1997, in connection with the acquisition, the Company repurchased and retired all outstanding common stock. All treasury shares were canceled. New common shares totaling 3,749,993 were issued to Madison Dearborn, certain members of management and certain unaffiliated investors. Junior Perpetual Preferred totaling 1,930 shares was issued to Madison Dearborn and certain members of management. The Junior Perpetual Preferred earns cumulative dividends of 8% annually, payable quarterly. Dividends must be paid in cash.

  After the acquisition, the Company established a stock option plan (the "New Plan") which allows the Company's Board of Directors to grant stock options to directors, officers, key employees and other key individuals performing services for the Company. The New Plan authorizes grants of options to purchase up to 416,666 shares of authorized but unissued common stock. Stock options are granted with an exercise price, terms and vesting determined by the Compensation Committee of the Board with certain limitations.

  At December 29, 1997, options were granted under the New Plan for 125,000 shares which were issued at an exercise price of $1.43 per share and a contractual life of 3 years, all of which were still outstanding at December 31, 1997. Fair value of options issued on December 29, 1997 under the New Plan is equal to the exercise price. At December 31, 1997, there were 291,666 additional shares available for grant under the New Plan.

  Prior to the effective date of the acquisition, the Company had a stock option plan (the "Old Plan") covering 2,160,500 shares of the Company's common stock which could be granted to employees of the Company. Under the Old Plan, stock options were granted at fair market value and vested over varying periods not exceeding 10 years. No options were granted in 1997 or 1996 under the Old Plan.

  The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net earnings would have been reduced to the pro forma amounts indicated below:

                                                                 1997    1996
                                                                 -----  -------
      Net earnings (loss) As reported........................... $(318) $11,516
                   Pro forma....................................  (323)  11,321

  Pro forma net earnings (loss) reflects only options granted since December 31, 1994. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amounts presented above because compensation cost is reflected over the options' vesting period of three years and compensation cost for options granted prior to January 1, 1995 is not considered.

               TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                    DECEMBER 31, 1997, 1996, AND 1995

           (ALL AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

  Stock option activity in the Old Plan during the periods indicated is as follows:

                                                                    WEIGHTED-
                                                      NUMBER OF      AVERAGE
                                                        SHARES    EXERCISE PRICE
                                                      ----------  --------------
      Balance at December 31, 1994...................  1,582,200      $4.24
        Exercised during year........................    (66,000)      2.47
        Canceled during year.........................   (276,750)      5.79
        Granted during year..........................    153,750       4.00
                                                      ----------
      Balance at December 31, 1995...................  1,393,200      $3.99
        Exercised during year........................    (56,175)      3.15
        Canceled during year.........................     (2,250)      6.42
                                                      ----------
      Balance at December 31, 1996...................  1,334,775      $4.02
        Exercised during year........................   (162,512)      2.86
        Canceled during year......................... (1,172,263)      4.17
        Granted during year..........................        --         --
                                                      ----------
      Balance at December 31, 1997...................        --       $ --
                                                      ==========

(11) INCOME TAXES

  Income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 consists of:

                                                          CURRENT DEFERRED TOTAL
                                                          ------- -------- -----
      Year ended December 31, 1997
        U.S. Federal..................................... $2,944     (82)  2,862
        State, local and other...........................    334      50     384
                                                          ------    ----   -----
        Total............................................  3,278     (32)  3,246
                                                          ======    ====   =====
      Year ended December 31, 1996.......................
        U.S. Federal..................................... $6,606    (129)  6,478
        State, local and other...........................    754    (240)    514
                                                          ------    ----   -----
        Total............................................  7,360    (368)  6,992
                                                          ======    ====   =====
      Year ended December 31, 1995.......................
        U.S. Federal..................................... $2,390      80   2,470
        State, local and other...........................     99     (78)     21
                                                          ------    ----   -----
        Total............................................ $2,489       2   2,491
                                                          ======    ====   =====

  A reconciliation of the expected Federal income tax expense (benefit) to actual tax expense follows (based upon tax rates of 34% for 1997, 35% for 1996 and 34% for 1995):

                                                          1997    1996   1995
                                                         ------  ------ ------
      Expected Federal income tax expense (benefit)..... $ (108) $6,478 $2,470
      Recapitalization expenses not deductible for
       Federal taxes....................................  3,029     --     --
      State income taxes, net of related Federal tax
       effect...........................................    425     378     90
      Other, net........................................   (100)    136    (69)
                                                         ------  ------ ------
                                                         $3,246  $6,992 $2,491
                                                         ======  ====== ======

               TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                    DECEMBER 31, 1997, 1996, AND 1995

           (ALL AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                                                   1997   1996
                                                                  ------ ------
      Deferred tax assets:
        Compensated absences..................................... $  190 $  169
        NOL carry forward........................................    143    224
        Accrued expenses, principally due to items not yet
         deductible for income tax purposes......................    487    499
                                                                  ------ ------
          Total gross deferred assets............................ $  820 $  892
                                                                  ------ ------
      Deferred tax liabilities:
        Property, plant and equipment, principally due to
         differences in depreciation and capitalized interest.... $2,886 $3,024
        Inventory costs..........................................    425    473
        Other....................................................    335    252
                                                                  ------ ------
          Total gross deferred tax liabilities...................  3,646  3,749
                                                                  ------ ------
          Net deferred tax liability............................. $2,826 $2,857
                                                                  ====== ======

  Management expects the deferred tax assets at December 31, 1997 to be recovered through the reversal during the carry-forward period of existing taxable temporary differences giving rise to the deferred income tax liability. Accordingly, no valuation allowances for deferred tax assets were considered necessary as of December 31, 1997 or December 31, 1996.

(12) SUPPLEMENTAL CASH FLOW INFORMATION

  The reconciliation of net earnings (loss) to net cash provided by operating activities for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                      1997     1996     1995
                                                     -------  -------  ------
Net earnings (loss)................................. $(3,564) $11,516  $4,773
Adjustments to reconcile net earnings (loss) to net
 cash
provided by operating activities:
  Depreciation and amortization.....................   5,057    4,907   4,583
  Deferred income taxes.............................     (31)    (369)      2
  Amortization of deferred financing fees...........     189      145     195
  Changes in operating assets and liabilities:
  Inventories....................................... (23,694) (23,127) (5,552)
  Prepaid expenses..................................     (98)    (172)    710
  Other current assets..............................     152     (268)    191
  Other assets and liabilities......................    (327)     190      67
  Accounts payable..................................    (290)   9,836    (209)
  Accrued expenses..................................  30,302    3,616     610
  Income taxes payable..............................  (6,483)   4,329   1,148
                                                     -------  -------  ------
    Total adjustments...............................   4,777     (913)  1,556
                                                     -------  -------  ------
    Net cash provided by operating activities....... $ 1,213  $10,603  $6,518
                                                     =======  =======  ======

               TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                    DECEMBER 31, 1997, 1996, AND 1995

           (ALL AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

(13) OPERATING LEASES

  The Company leases substantially all store locations under non-cancelable operating leases. New store leases do, however, allow the Company to terminate a lease after 12-18 months if the store does not achieve sales expectations. Future minimum rental payments under leases are as follows:

      YEAR                                                              AMOUNT
      ----                                                              ------
      1998............................................................. $19,307
      1999.............................................................  16,299
      2000.............................................................  14,351
      2001.............................................................  11,480
      2002.............................................................   6,592
      Later years......................................................   5,849
                                                                        -------
      Total minimum rental payments.................................... $73,878
                                                                        =======

  In the normal course of business, management expects to renew or replace leases for store locations as they expire. Rental expense for 1997, 1996 and 1995 was $17,395, $14,564 and $13,124, respectively.

(14) PROFIT SHARING PLAN

  The Company has a 401(K) profit sharing plan for the benefit of its employees. Under the plan, eligible employees may request the Company to deduct and contribute from 1% to 15% of their salary to the plan. The Company also contributes 1% of total compensation for all plan participants, and matches a portion of each participant's contribution up to 6% of the participant's compensation. The Company expensed contributions of $433, $403, and $327 during the years ended December 31, 1997, 1996 and 1995, respectively.

(15) FINANCIAL INSTRUMENTS

  As of December 31, 1997 and 1996, the Company had approximately $5,391 and $4,042, respectively, of net foreign exchange contracts. The Company's risk that counterparties to these contracts may be unable to perform is minimized by limiting the counterparties to major financial institutions.

  The following table represents the carrying amounts and estimated fair values of the Company's receivables from officers, variable rate long-term debt, and foreign exchange contracts as of December 31, 1997 and 1996:

                                                    1997             1996
                                              ----------------- ---------------
                                              CARRYING   FAIR   CARRYING  FAIR
                                               AMOUNT   VALUE    AMOUNT  VALUE
                                              -------- -------- -------- ------
Assets--notes receivable..................... $  3,643 $  3,490  $2,878  $2,878
Liabilities:
  Foreign exchange contracts
    unrealized (gain)........................      --       --      --      (32)
    unrealized loss..........................      --        75     --       14
  Variable rate long-term debt............... $114,594 $114,594  $5,615  $5,615

               TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                    DECEMBER 31, 1997, 1996, AND 1995

           (ALL AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

  The fair value of the Company's notes receivable at December 31, 1997 is less than the carrying value as the notes earn interest at a rate less than market. The variable rate long-term debt and the notes receivable at December 31, 1996 approximate the estimated fair values since the obligations bear interest at current market rates. The fair values of the foreign exchange contracts are based on the exchange rates existing at the balance sheet dates.

(16) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  A summary of the unaudited quarterly results for 1997 and 1996 follows:

                                                     QUARTERS ENDED
                                          -------------------------------------
                                          MARCH 31, JUNE 30, SEPT. 30,  DEC.
                                            1997      1997     1997    31, 1997
                                          --------- -------- --------- --------
Net sales................................  $47,514   67,377   64,167   148,249
Comparable store sales increase..........     23.0%    16.0%    18.0%     17.9%
Gross profit.............................  $17,893   23,008   25,536    52,437
Net earnings (loss)......................  $   744    1,715    2,907    (8,930)
                                                     QUARTERS ENDED
                                          -------------------------------------
                                          MARCH 31, JUNE 30, SEPT. 30, DEC. 31,
                                            1996      1996     1996      1996
                                          --------- -------- --------- --------
Net sales................................  $35,740   54,286   48,537   118,193
Comparable store sales increase..........     11.5%     6.7%    18.0%     16.1%
Gross profit.............................  $13,397   18,218   18,750    41,203
Net earnings (loss)......................  $  (676)     434      698    11,060

(17) RELATED PARTY TRANSACTIONS

  During 1997, the Company paid Madison Dearborn Partners II, L.P. $3,500 in fees related to the merger. Starting in 1998, Madison Dearborn Partners II, L.P. will provide management and advisory services to the Company and will receive $350 per year.

  On December 29, 1997, the Company entered into a three-year employment agreement with the Company's President, Chief Executive Officer and Director, providing for $475 in annual salary, subject to possible increases, in addition to a maximum annual bonus of up to 50% of base salary. The Company also entered into a two-year consulting and non-competition agreement with the Company's founder, to serve as Chairman of the Board of Directors and to facilitate the Company's relationships with third parties and suppliers. The contract provides for annual compensation of $250 per year. These agreements also provide for certain non-compete and non-solicitation covenants and confidentiality provisions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, PERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Cautionary Notice Regarding Forward-Looking Statements....................  iii
Available Information.....................................................  iii
Prospectus Summary........................................................    1
Risk Factors..............................................................   15
Use of Proceeds...........................................................   22
Capitalization............................................................   23
Unaudited Pro Forma Financial Statements..................................   23
Selected Consolidated Financial Data......................................   26
Management's Discussion and Analysis of Financial Condition and Results of
 Operation................................................................   27
Business..................................................................   31
Management................................................................   38
Certain Transactions......................................................   41
Principal Shareholders....................................................   43
Description of the Senior Credit Facility.................................   44
Description of the Units..................................................   46
The Preferred Stock Exchange Offer........................................   88
Description of the Capital Stock..........................................   98
Description of the Exchange Notes.........................................  101
Certain Federal Income Tax Considerations.................................  102
Plan of Distribution......................................................  102
Legal Matters.............................................................  103
Experts...................................................................  103
Index to Financial Statements.............................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $25,000,000

                                      LOGO

                          TUESDAY MORNING CORPORATION

                             OFFER TO EXCHANGE ITS
                            13 1/4% SERIES B SENIOR
  EXCHANGEABLE PREFERRED STOCK DUE 2009 FOR ANY AND ALL OF ITS OUTSTANDING 13
               1/4% SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2009

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               APRIL 8, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law

     The Company is incorporated under the laws of the State of Delaware.
Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "DGCL"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Certificates of Incorporation

     The Certificate of Incorporation of the Company provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director.

By-Laws

     Article V of the By-laws of the Company ("Article V") provides, among other things, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he, or a person of whom he is the legal representative , is or was a director or officer, of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent which it is empowered to do so by the DGCL against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such Proceeding) and such indemnification shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except in certain circumstances, the Company shall indemnify any such person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors of the Company. The right to indemnification conferred in
Article V shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition. The Company may, by action of its board of directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

     Article V further provides that any indemnification of a director or officer of the Company under Article V or advance of expenses shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Company that the director or officer is entitled to indemnification pursuant to Article V is required, and the Company fails to respond within 60 days to a written request for indemnity, the Company shall be deemed to have approved the request. If the Company denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Company. Neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Persons who are not covered by Article V and who are or were employees or agents of the Company, or who are or were serving at the request of the Company as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

     Article V provides that the Company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under Article V.

Insurance

     All of the Company's directors and officers will be covered by insurance policies intended to be obtained by the Company against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (A)     EXHIBITS
2.1 Agreement and Plan of Merger, dated as of September 12, 1997, by and among the Company, Merger Sub and MDP.*

2.2 Amendment to the Agreement and Plan of Merger, dated as of December 26, 1997, by and among Company, Merger Sub and MDP.*

3.1   Certificate of Incorporation of the Company.*

3.2   Certificate of Designation*

3.3   By-Laws of the Company.*

4.1 Indenture, dated as of December 29, 1997, by and between the Company and the Subsidiary Guarantors and Harris Trust and Savings Bank, as trustee.*

4.2 Indenture, dated as of December 29, 1997, by and between the Company and the Subsidiary Guarantors and United States Trust Company of New York, as trustee.*

4.3   Form of Notes (included in Exhibit 4.1).*

4.4   Form of Exchange Notes (included in Exhibit 4.1).*

4.5   Credit Agreement, dated as of December 29, 1997, among the Company, as
      Borrower, the Subsidiary Guarantors, as Guarantors, each of the lenders that is a signatory thereto, Merrill Lynch, as Agent and Fleet National
      Bank, as Administrative Agent.*

4.6 Security Agreement, dated as of December 29, 1997, by and among the Company, the Subsidiary Guarantors and Fleet National Bank, as
      Administrative Agent.*

4.7 Registration Rights Agreement, dated as of December 29, 1997, by and among the Company, the Subsidiary Guarantors and the Initial Purchaser.*

5.1   Opinion of Kirkland & Ellis.*

10.1 Subscription Agreement, dated as of December 26, 1997, by and between Merger Sub and each of the investors listed on the Schedule of Subscribers attached thereto.*

10.2 Subscription Agreement, dated as of December 29, 1997, by and between the Company and Madison Dearborn.*

10.3 Employment Agreement, dated as of December 29, 1997, by and between the Company and Jerry M. Smith.*

10.4 Consulting and Non-Competition Agreement, dated as of December 29, 1997, by and between the Company and Lloyd L. Ross.*

10.5 Employment Put Agreement, dated as of December 29, 1997, by and between the Company and Jerry M. Smith.*

10.6 Term Put Agreement, dated as of December 29, 1997, by and among the Company, Madison Dearborn and Lloyd L. Ross.*

10.7 Stock Pledge Agreement, dated as of December 29, 1997, by and between the Company and Jerry M. Smith.*

10.8 Stock Pledge Agreement, dated as of December 29, 1997, by and between the Company and Lloyd L. Ross.*

10.9  1997 Long-Term Equity Incentive Plan of the Company.*

10.10 Stock Option Agreement, dated as of December 29, 1997, by and between the Company and Jerry M. Smith.*

10.11 Stockholders Agreement, dated as of December 29, 1997, by and among the Company, Madison Dearborn and the executives listed on Schedule I attached thereto.*

11.1  Statement Regarding Computation of Ratios of Earnings to Fixed Charges.

11.2. Statement Regarding Computation of Earnings to Combined Fixed Charges and
      Preferred Stock Dividends.

21.1  Subsidiaries of the Company and each of the Subsidiary Guarantors.*

23.1  Consent of KPMG Peat Marwick LLP.

23.2  Consent of Kirkland & Ellis (included in Exhibit 5.1).

24.1  Powers of Attorney (included in Part II to the Registration Statement).*

25.1  Statement of Eligibility of Trustee on Form T-1.

27.1  Financial Data Schedule.

99.1  Form of Letter of Transmittal.

99.2  Form of Notice of Guaranteed Delivery.

99.3  Form of Tender Instructions.

_________________

*     Previously filed.


ITEM 22.  UNDERTAKINGS.

          The undersigned registrants hereby undertake:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bonafide offering thereof;

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

               (4) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               (5) The registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

               (6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (8) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

               (9) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Tuesday Morning Corporation has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on April 6, 1998.

TUESDAY MORNING CORPORATION


                                   By:   /s/ Jerry M. Smith
                                         ---------------------------------------
                                         Jerry M. Smith
                                         Chief Executive Officer and President


                                     ****
                                     ----

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


         SIGNATURE                                CAPACITY                           DATES
         ---------                                --------                           -----
     /s/ Jerry M. Smith*
-----------------------------
       Jerry M. Smith                   Chief Executive Officer, President      April 6, 1998
                                        and Director

     /s/ Mark E. Jarvis*
-----------------------------
        Mark E. Jarvis                  Senior Vice President, Chief            April 6, 1998
                                        Financial Officer and Secretary

  /s/ G. Michael Anderson*
-----------------------------
      Michael Anderson                  Senior Vice President, Buying Group     April 6, 1998


     /s/ Lloyd L. Ross*
-----------------------------
        Lloyd L. Ross                   Chairman of the Board                   April 6, 1998


/s/ William J. Hunckler, III*
-----------------------------
   William J. Hunckler, III             Director                                April 6, 1998


  /s/ Benjamin D. Chereskin*
-----------------------------
     Benjamin D. Chereskin              Director                                April 6, 1998


*By: /s/ Robin P. Selati
     -----------------------
       Robin P. Selati                  Director                                April 6, 1998

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